                                                      Registration No. 33------

===============================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549
                             -----------------------------
                                       FORM S-4
                                REGISTRATION STATEMENT
                                         Under
                              THE SECURITIES ACT OF 1933
                             -----------------------------
                              BOATMEN'S BANCSHARES, INC.
                (Exact name of registrant as specified in its charter)
           MISSOURI                          6712                  43-0672260
(State or other jurisdiction          (Primary Standard           (IRS Employer
     of incorporation or          Industrial Classification      Identification
        organization)                    Code Number)                Number)

                                  One Boatmen's Plaza
                                   800 Market Street
                              St. Louis, Missouri  63101
                                    (314) 466-6000
      (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)
                             -----------------------------
                                   JAMES W. KIENKER
                 Executive Vice President and Chief Financial Officer
                              Boatmen's Bancshares, Inc.
                                  One Boatmen's Plaza
                                   800 Market Street
                              St. Louis, Missouri  63101
                                    (314) 466-7718
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             -----------------------------
                                      Copies to:
               Thomas C. Erb, Esq.               Joseph M. Ford, Esq.
               Lewis, Rice & Fingersh, L.C.      Ford & Ferraro, L.L.P.
               500 N. Broadway, Suite 2000       2000 San Jacinto Boulevard
               St. Louis, Missouri  63102        98 San Jacinto Center
               (314) 444-7613                    Austin, Texas 78701
                                                 (512) 476-2020
                             -----------------------------
                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                               SECURITIES TO THE PUBLIC:
                AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS
                                REGISTRATION STATEMENT.
           IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED
            IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE
             IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING
                                        BOX./ /
                             -----------------------------

                            CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                             PROPOSED MAXIMUM        PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF              AMOUNT TO BE      OFFERING PRICE PER      AGGREGATE OFFERING         AMOUNT OF
    SECURITIES TO BE REGISTERED          REGISTERED<F1>            UNIT                  PRICE<F2>          REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------
  Common stock, $1.00 par value<F3>         615,100              $18.7530             $11,535,000.00            $3,977.59
==============================================================================================================================

<F1>     Based upon the assumed maximum number of shares of common
         stock of the Registrant issuable to holders of common stock of West Side Bancshares, Inc., a Texas corporation ("West Side"), in the proposed merger of West Side into Boatmen's Texas, Inc., a wholly-owned subsidiary of the Registrant ("Boatmen's-Texas").
<F2>     Solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2), the figure ($11,535,000.00) represents, as of September 30, 1994, the book value of the securities of West Side to be received by the Registrant in the proposed merger of West Side into Boatmen's-Texas.
<F3>     Each share includes one preferred share purchase right
         which may be exercised upon the occurrence of certain triggering events.

                             -----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                              BOATMEN'S BANCSHARES, INC.
                          CROSS REFERENCE SHEET TO PROSPECTUS
                     FORM S-4 HEADING                                                PROSPECTUS LOCATION
- -------------------------------------------------------------------------------------------------------------------------------
 1.     Forepart of Registration Statement and Outside
          Front Cover Page of Prospectus. . . . . . . . . . . . . . . .     Forepart of Registration Statement and Outside
                                                                            Front Cover Page of Prospectus

 2.     Inside Front and Outside Back Cover Pages of
          Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . .     Inside Front and Outside Back Cover Pages of
                                                                            Prospectus; Table of Contents

 3.     Risk Factors, Ratio of Earnings to Fixed Charges and
          Other Information . . . . . . . . . . . . . . . . . . . . . .     Summary Information

 4.     Terms of the Transaction. . . . . . . . . . . . . . . . . . . .     Summary Information; The Merger; Description of
                                                                            Boatmen's Capital Stock; Comparison of Shareholder
                                                                            Rights

 5.     Pro Forma Financial Information . . . . . . . . . . . . . . . .     Pro Forma Financial Data

 6.     Material Contacts with the Company Being
          Acquired. . . . . . . . . . . . . . . . . . . . . . . . . . .     Summary Information; The Merger

 7.     Additional Information Required for Reoffering by
          Persons and Parties Deemed to Be Underwriters . . . . . . . .     <F*>

 8.     Interests of Named Experts and Counsel. . . . . . . . . . . . .     The Merger; Legal Opinion; Experts

 9.     Disclosure of Commission Position on Indemnification
          for Securities Act Liabilities. . . . . . . . . . . . . . . .     <F*>

10.     Information with Respect to S-3 Registrants . . . . . . . . . .     Incorporation of Certain Documents by Reference; The
                                                                            Merger

11.     Incorporation of Certain Information by Reference . . . . . . .     Incorporation of Certain Documents by Reference

12.     Information with Respect to S-2 or S-3 Registrants                  <F*>

13.     Incorporation of Certain Information by Reference                   <F*>

- --------------------------------------------
<F*>Indicates item not applicable




                     FORM S-4 HEADING                                                PROSPECTUS LOCATION
- -------------------------------------------------------------------------------------------------------------------------------
14.     Information with Respect to Registrants Other than S-2
          or S-3 Registrants. . . . . . . . . . . . . . . . . . . . . .     <F*>

15.     Information with Respect to S-3 Companies . . . . . . . . . . .     <F*>

16.     Information with Respect to S-2 or S-3 Companies                    <F*>

17.     Information with Respect to Companies Other than S-2
          or S-3 Companies. . . . . . . . . . . . . . . . . . . . . . .     Summary Information; The Merger;
                                                                            Information About West Side;
                                                                            Index to Financial Statements of
                                                                            West Side

18.     Information if Proxies, Consents or Authorizations are to
          be Solicited. . . . . . . . . . . . . . . . . . . . . . . . .     Incorporation of Certain
                                                                            Documents By Reference; Summary
                                                                            Information; The Special Meeting;
                                                                            The Merger; Shareholder Proposals

19.     Information if Proxies, Consents or Authorizations are
          not to be Solicited in an Exchange Offer. . . . . . . . . . .     <F*>

- --------------------------------------------
<F*>Indicates item not applicable

                              WEST SIDE BANCSHARES, INC.
                                    PROXY STATEMENT
                                ----------------------
                              BOATMEN'S BANCSHARES, INC.
                                      PROSPECTUS


      This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the shareholders of West Side Bancshares, Inc., a Texas corporation ("West Side"), in connection with the solicitation of proxies by the Board of Directors of West Side for use at the Special Meeting of Shareholders of West Side to be held at ----------, local time, on ----------, 1995, at the offices of
Bank of the West, 2909 Sherwood Way, San Angelo, Texas (the
"Special Meeting").

      At the Special Meeting, shareholders of West Side will consider and vote upon the Agreement and Plan of Merger, dated November 14, 1994 (the "Merger Agreement"), among West Side, Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), and Boatmen's Texas, Inc., a Missouri corporation and wholly-owned subsidiary of Boatmen's ("Boatmen's-Texas"), which provides for, among other things, the proposed merger of West Side with and into Boatmen's-Texas (the "Merger"). Upon consummation of the Merger, each issued and outstanding share of common stock of West Side (other than shares held by any shareholder properly exercising dissenters' rights) would be converted into the right to receive
1.8472 shares of common stock, par value $1.00 per share, of Boatmen's and any attached rights ("Boatmen's Common"), plus cash in lieu of any fractional share interests.

      This Proxy Statement/Prospectus also constitutes a prospectus of Boatmen's with respect to up to 615,100 shares of Boatmen's Common issuable in the Merger to holders of common stock of West Side. The outstanding shares of Boatmen's Common are, and the shares of Boatmen's Common to be issued in the Merger will be, included for quotation on the Nasdaq Stock Market's National Market ("Nasdaq"). The last reported sale price of Boatmen's Common on Nasdaq on ---------------, 1995, was $------------.

      This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of West Side on or about ---------------, 1995 (the "Mailing Date").

      The Proxy Statement/Prospectus does not cover any resales of the Boatmen's Common offered hereby to be received by the stockholders deemed to be "affiliates" of Boatmen's or West Side upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales.

       THE SHARES OF BOATMEN'S COMMON ISSUABLE IN THE MERGER
            HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
     SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
    THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                -----------------------------------

       THE SHARES OF BOATMEN'S COMMON OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
     FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
              FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                -----------------------------------

THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS ----------------, 1995

                                       TABLE OF CONTENTS
                                       -----------------
                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . .    1

SUMMARY INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
      Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
      The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
            Boatmen's . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
            Boatmen's-Texas . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
            West Side . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
      The Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
            Date, Time and Place of the Special Meeting . . . . . . . . . . . . . . . .    4
            Matters to be Considered at the Special Meeting . . . . . . . . . . . . . .    4
            Record Date for the Special Meeting . . . . . . . . . . . . . . . . . . . .    4
            Vote Required to Approve Merger Agreement . . . . . . . . . . . . . . . . .    4
            Certain Holders of West Side Common . . . . . . . . . . . . . . . . . . . .    5
            Revocation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
      The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
            Merger Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
            Value of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
            Reasons for the Merger and Recommendation of the Boards of
            Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
            Conditions to the Merger; Regulatory Approvals. . . . . . . . . . . . . . .    6
            Conduct of Business Pending the Merger; Dividends . . . . . . . . . . . . .    6
            Termination of the Merger Agreement . . . . . . . . . . . . . . . . . . . .    6
            Payment Upon Occurrence of Certain Triggering Events. . . . . . . . . . . .    7
            Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . .    8
            Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
            Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . . . .    8
            Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . . .    8
            Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
      Management and Operations After the Merger. . . . . . . . . . . . . . . . . . . .    9
      Comparison of Shareholder Rights. . . . . . . . . . . . . . . . . . . . . . . . .    9

COMPARATIVE STOCK PRICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

SELECTED COMPARATIVE PER SHARE DATA . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
      Date, Time and Place of Special Meeting . . . . . . . . . . . . . . . . . . . . .   15
      Matters to be Considered at the Special Meeting . . . . . . . . . . . . . . . . .   15
      Record Date for Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . .   15
      Vote Required to Approve the Merger Agreement . . . . . . . . . . . . . . . . . .   15

                                    i

                                                                                         PAGE
                                                                                         ----
      Voting and Revocation of Proxies for Special Meeting. . . . . . . . . . . . . . .   16
      Solicitation of Proxies for the Special Meeting . . . . . . . . . . . . . . . . .   16
      Expenses for Preparation of Proxy Statement/Prospectus. . . . . . . . . . . . . .   16
      Mailing Date of Proxy Statement/Prospectus. . . . . . . . . . . . . . . . . . . .   16

THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
      Boatmen's . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
            General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
            Pending Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
      Boatmen's-Texas . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
      West Side . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
      Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
      Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
      Recommendation of the Boards of Directors . . . . . . . . . . . . . . . . . . . .   20
      Merger Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
      Form of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
      Conduct of Business Pending the Merger; Dividends . . . . . . . . . . . . . . . .   21
      Conditions to Consummation of the Merger. . . . . . . . . . . . . . . . . . . . .   21
      Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      Termination or Abandonment. . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      Payment Upon Occurrence of Certain Triggering Events. . . . . . . . . . . . . . .   23
      Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
      Exchange of West Side Stock Certificates; Fractional Shares . . . . . . . . . . .   25
      Representations and Warranties of West Side, Boatmen's and
      Boatmen's-Texas . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
      Certain Other Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
            Business of West Side in Ordinary Course. . . . . . . . . . . . . . . . . .   27
            Additional West Side Reserves, Accruals, Charges, and
            Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
            Environmental Inspections . . . . . . . . . . . . . . . . . . . . . . . . .   28
            Other West Side Agreements. . . . . . . . . . . . . . . . . . . . . . . . .   28
            Boatmen's Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
      Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . .   30
      Resale of Boatmen's Common. . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
      Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . . . . . .   31
            Insurance; Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .   31
            Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
      Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
      Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
      Management and Operations After the Merger. . . . . . . . . . . . . . . . . . . .   32
      Effect on Employee Benefit and Stock Plans. . . . . . . . . . . . . . . . . . . .   32

PRO FORMA FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

                                    ii

                                                                                         PAGE
                                                                                         ----
DESCRIPTION OF BOATMEN'S CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . .   41
      Boatmen's Common. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
      Boatmen's Series B Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . .   42

COMPARISON OF SHAREHOLDER RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
      Shareholder Vote Required for Certain Transactions. . . . . . . . . . . . . . . .   43
      Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
      Special Meetings of Shareholders; Shareholder Action by Written
      Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
      Notice of Shareholder Nominations of Directors. . . . . . . . . . . . . . . . . .   46
      Shareholder Proposal Procedures . . . . . . . . . . . . . . . . . . . . . . . . .   46
      Shareholder Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
      Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
      Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
      Liability of Directors; Indemnification . . . . . . . . . . . . . . . . . . . . .   50
      Limitation of Liability of Directors. . . . . . . . . . . . . . . . . . . . . . .   52
      Consideration of Non-Shareholder Interests. . . . . . . . . . . . . . . . . . . .   52

INFORMATION ABOUT WEST SIDE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
      Business of West Side and Bank of the West. . . . . . . . . . . . . . . . . . . .   53
      Management's Discussion and Analysis of Financial Condition
                   and Results of Operations of West Side and Subsidiaries. . . . . . .   54
      Security Ownership of Certain Beneficial Owners and Management of
                   West Side. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76

LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
      Independent Auditors for Boatmen's. . . . . . . . . . . . . . . . . . . . . . . .   78
      Independent Auditors for West Side. . . . . . . . . . . . . . . . . . . . . . . .   78
      Presence at Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . .   79

SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79


INDEX TO FINANCIAL STATEMENTS OF WEST SIDE. . . . . . . . . . . . . . . . . . . . . . .  F-1

APPENDICES

      Merger Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
      Excerpts of The Texas Business Corporation Act (Dissenters'
                   Rights). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BOATMEN'S OR WEST SIDE. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                      AVAILABLE INFORMATION

      Boatmen's is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the S.E.C. located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the S.E.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Boatmen's may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      Boatmen's has filed with the S.E.C. a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Boatmen's Common to be issued pursuant to the Merger described herein. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C. Statements contained in this Proxy Statement/ Prospectus or in any document incorporated in this Proxy Statement/ Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.


        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the S.E.C. by Boatmen's (File No. 1-3750) and Worthen Banking Corporation ("Worthen") (File No. 1-
8525) (See "THE PARTIES -- Boatmen's -- Pending Acquisitions) pursuant to the Exchange Act are incorporated by reference in this Proxy
Statement/Prospectus:

      1. Boatmen's Annual Report on Form 10-K for the year ended December 31, 1993;

      2. Boatmen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994;

      3. The description of the common stock of Boatmen's contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, as amended under cover of Form 8 dated
            July 15, 1988, and the description of the preferred share purchase rights contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, filed
            August 14, 1990;

      4. Boatmen's Current Reports on Form 8-K dated September 2, 1994 and January 20, 1995;

      5. Worthen's Annual Report on Form 10-K for the year ended December 31, 1993;

      6. Worthen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; and

      7. Worthen's Current Reports on Form 8-K dated June 24, 1994, September 9, 1994 and January 24, 1995.

      All documents and reports filed by Boatmen's and Worthen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS RELATING TO BOATMEN'S AND WORTHEN BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO KEVIN R. STITT, DIRECTOR OF INVESTOR RELATIONS, BOATMEN'S BANCSHARES, INC., ONE BOATMEN'S PLAZA, 800 MARKET STREET, ST. LOUIS, MISSOURI 63101 (TELEPHONE NUMBER
(314) 466-7662). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ------------, 1995.

                        SUMMARY INFORMATION

      The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein. All information contained in this Proxy Statement/Prospectus relating to Boatmen's and its subsidiaries has been supplied by Boatmen's and all information relating to West Side and its subsidiaries has been supplied by West Side. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.


                          INTRODUCTION

      This Proxy Statement/Prospectus relates to an Agreement and Plan of Merger dated November 14, 1994 (the "Merger Agreement"), among West Side Bancshares, Inc., a Texas corporation ("West Side"), Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), and Boatmen's Texas, Inc., a Missouri corporation and wholly-owned subsidiary of Boatmen's ("Boatmen's-Texas"), which provides for, among other things, the merger of West Side with and into Boatmen's-Texas (the "Merger"). As a result of the Merger, Boatmen's will retain beneficial ownership of all of the issued and outstanding stock of Boatmen's-Texas, and the separate corporate existence of West Side will cease.

      In connection with the Merger, Boatmen's and Boatmen's-Texas have caused Boatmen's First National Bank of Amarillo, a national banking association and wholly-owned subsidiary of Boatmen's-Texas ("Boatmen's-Amarillo") and West Side has caused Bank of the West, San Angelo, Texas, a Texas state-chartered banking association and wholly-owned subsidiary of Westside Delaware Financial Corporation, a Delaware corporation ("Westside-Delaware"), which, in turn, is a wholly-owned subsidiary of West Side, to enter into an Agreement to Merge, dated December 15, 1994 (the "Subsidiary Merger Agreement"), which provides for, among other things, the merger of Bank of the West with and into Boatmen's-Amarillo ("the "Subsidiary Bank Merger"). It is anticipated that the Subsidiary Bank Merger and the Merger would be consummated contemporaneously.

      The summary set forth in this Proxy Statement/Prospectus of certain provisions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference herein and attached as Appendix A to this Proxy Statement/Prospectus.


                         THE PARTIES

BOATMEN'S

      Boatmen's is a multi-bank holding company headquartered in St. Louis, Missouri. At September 30, 1994, Boatmen's had consolidated assets of approximately $28.3 billion and shareholders' equity of approximately $2.2 billion, making it the largest bank holding company in Missouri and among the 30 largest in the United States. Boatmen's 45 subsidiary banks, including a federal savings bank, operate from over 400 locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's also ranks among the 16 largest providers of trust services in the nation, with approximately $35.5 billion in assets under management at September 30, 1994. Boatmen's other principal businesses include a mortgage banking company, a credit life insurance company, a credit card company and an insurance agency. For information regarding the impact of the increasing interest rate environment on Boatmen's off-balance sheet financial instruments, see "PRO FORMA FINANCIAL DATA." The principal executive offices of Boatmen's are at One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101 (telephone number
(314) 466-6000).

BOATMEN'S-TEXAS

      Boatmen's-Texas is a wholly-owned subsidiary of Boatmen's which, in turn, owns all of the capital stock of Boatmen's-Amarillo. At September 30, 1994, Boatmen's-Texas had consolidated assets of approximately $1.1 billion and shareholders' equity of approximately $78 million. The principal executive offices of Boatmen's-Texas are at One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101 (telephone number (314) 466-6000).

WEST SIDE

      West Side is a bank holding company headquartered in San Angelo, Texas. West Side's wholly-owned subsidiary, Westside Delaware, owns all of the outstanding capital stock of Bank of the West. The businesses of West Side and Westside Delaware consist primarily of the ownership, supervision and control of Bank of the West, a commercial bank offering complete banking services to the commercial, agricultural and residential areas that it serves. At September 30, 1994, West Side had consolidated assets of approximately $142 million and shareholders' equity of approximately $11.5 million. The principal executive offices of West Side and Bank of the West are at 2909 Sherwood Way, San Angelo, Texas 76901 (telephone number (915) 947-2700).


                           THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

      The special meeting of shareholders of West Side (the "Special Meeting") will be held at the offices of Bank of the West, 2909
Sherwood Way, San Angelo, Texas 76901, on ------------, 1995, at
- -----------, local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

      At the Special Meeting, holders of common stock, par value $1.00 per share, of West Side ("West Side Common") will consider and vote upon the approval of the Merger Agreement providing for, among other things, the Merger of West Side with and into Boatmen's-Texas. In addition, the holders of West Side Common may be asked to vote on a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreement.

RECORD DATE FOR THE SPECIAL MEETING

      The record date for the Special Meeting is ----------------, 1995.

VOTE REQUIRED TO APPROVE MERGER AGREEMENT

      Approval of the Merger Agreement will require the affirmative vote of two-thirds (2/3) of the outstanding shares of West Side Common entitled to vote thereon. Holders of West Side Common will be entitled to one vote per share.

CERTAIN HOLDERS OF WEST SIDE COMMON

      As of the record date, the officers and directors of West Side and their affiliates owned beneficially 208,157 shares (approximately 67%) of West Side Common, all of which are expected by management of West Side to be voted in favor of the Merger Agreement. See
"INFORMATION ABOUT WEST SIDE -- Security Ownership of Certain
Beneficial Owners and Management of West Side."

REVOCATION OF PROXIES

      Proxies for use at the Special Meeting accompany this Proxy Statement/Prospectus. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the Merger Agreement by filing with the Secretary of West Side a written revocation or a duly executed proxy bearing a later date. A holder of West Side Common may withdraw his or her proxy at the Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.


                               THE MERGER

MERGER CONSIDERATION

      At the time the Merger is consummated (the "Effective Time"), West Side will merge into Boatmen's-Texas and, as a result thereof, each share of West Side Common, other than shares any holders of which have duly exercised and perfected their dissenters' rights under the Texas Business Corporation Act (the "Texas Law"), will be converted into 1.8472 shares of common stock, par value $1.00 per share, of Boatmen's, together with any rights attached thereto under or by virtue of the Rights Agreement, dated August 14, 1990, between Boatmen's and Boatmen's Trust Company, as Rights Agent, ("Boatmen's Common") (such number of shares of Boatmen's Common, together with any cash payment in lieu of fractional shares, as described herein, is referred to herein as the "Merger Consideration"). For a description of the Rights Agreement, see "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan." No fractional shares of
Boatmen's Common will be issued and, in lieu thereof, holders of shares of West Side Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of West Side Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the Nasdaq Stock Market's National Market ("Nasdaq") on the business day immediately preceding the date on which the Effective Time occurs.

VALUE OF THE MERGER

      Based on the Merger Consideration and the closing sales price of Boatmen's Common as reported on Nasdaq on ------------------- 1995, the Merger had a per share value of $--------- to holders of West Side Common, and the approximate total value of the Merger Consideration to West Side shareholders, was $------ million. The market value of the Merger Consideration as stated above may increase or decrease depending on the closing price of Boatmen's Common as reported on Nasdaq on the date on which the Effective Time occurs. No assurance can be given as to the market price of Boatmen's Common on the date on which the Effective Time occurs.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARDS OF DIRECTORS

      The Board of Directors of West Side has determined that the Merger and the Merger Agreement, including the Merger Consideration, are fair to, and in the best interests of, West Side, Bank of the West and their shareholders. The Board believes that a business combination with a larger financial institution and more geographically diversified regional bank holding company would, in addition to providing significant shareholder value to all shareholders, enable Bank of the West to compete more effectively in its market area and participate in the expanded opportunities for growth that the Merger and the Subsidiary Bank Merger will make possible. Accordingly, the Board unanimously recommends that shareholders of West Side vote for approval and adoption of the Merger Agreement.

      Certain members of the management and Board of Directors of West Side have interests in the Merger that are in addition to the interests of shareholders of West Side generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

      The Board of Directors of Boatmen's believes that the acquisition of West Side and the merger of its banking subsidiary, Bank of the West, into Boatmen's-Amarillo, would be a natural and desirable addition to Boatmen's banking franchise in Texas.

CONDITIONS TO THE MERGER; REGULATORY APPROVALS

      The Merger is subject to various conditions including, among other things, (i) approval of the Merger Agreement by the requisite two-thirds (2/3) vote of the shareholders of West Side; (ii) receipt of regulatory approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve") with respect to the Merger;
(iii) receipt of an opinion of counsel on certain tax aspects of the Merger; and (iv) the occurrence of no material adverse changes in the businesses of Boatmen's or West Side. The Merger may not be consummated until the 30th day after the date of Federal Reserve approval; provided, however, that the Merger may be consummated after the 15th day following the date of Federal Reserve approval if the Federal Reserve has not received any adverse comments from the United States Department of Justice relating to the competitive aspects of the transaction and the Department of Justice has consented to such shorter waiting period. An application for the required regulatory approval of the Merger from the Federal Reserve has been filed and is pending.

CONDUCT OF BUSINESS PENDING THE MERGER; DIVIDENDS

      Pursuant to the Merger Agreement, West Side has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. The Merger Agreement provides that West Side may not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of the Merger Agreement, except for the payment of its regular annual dividend in the amount of $1.00 per share in January, 1995, which such dividend has been declared and paid.

TERMINATION OF THE MERGER AGREEMENT

      The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by either party if the Merger is not consummated on or prior to November 14, 1995; (ii) by mutual agreement of Boatmen's and West Side; (iii) by Boatmen's or West Side in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within thirty (30) days after notice of such breach is given by the non-breaching party; (iv) by either party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (v) by Boatmen's in the event that West Side, Westside Delaware or Bank of the West becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Merger Agreement; (vi) by Boatmen's if certain reports of environmental inspection on the real properties of West Side to be obtained pursuant to the Merger Agreement should disclose any contamination or presence of hazardous wastes, the estimated clean up or other remedial cost of which exceeds $100,000; (vii) by either party if any regulatory application filed in connection with the Merger or the Subsidiary Bank Merger should be finally denied or disapproved by the respective regulatory authority; and (viii) by either party if the Merger is not approved by the shareholders of West Side.

PAYMENT UPON OCCURRENCE OF CERTAIN TRIGGERING EVENTS

      The Merger Agreement provides that upon the occurrence of one or more Triggering Events (as described below), West Side shall pay to Boatmen's the sum of $500,000.

      As used in the Merger Agreement, the term "Triggering Event" means any of the following events: (i) termination of the Merger Agreement by Boatmen's upon a breach thereof by West Side, provided that within eighteen (18) months of the date of such termination, an event described in clause (iii) or (iv) of this sentence shall have occurred; (ii) the failure of West Side's shareholders to approve the Merger and the Merger Agreement at the Special Meeting; provided, however, that the failure of West Side's shareholders to approve the Merger and the Merger Agreement shall not be deemed a Triggering Event if (a) the average of the daily closing prices of a share of Boatmen's Common, as reported on Nasdaq during the period of twenty (20) trading days ending on the second trading day immediately preceding the Mailing Date (the "Boatmen's Final Price"), is less than $28.00, and
(b) the number obtained by dividing the Boatmen's Final Price by the Boatmen's Initial Price (as defined below), is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .15 from such quotient; (iii) any person or group of persons (other than Boatmen's) acquires, or has the right to acquire, thirty-four percent (34%) or more of the outstanding shares of West Side Common (exclusive of any shares of West Side Common sold directly or indirectly to such person or group of persons by Boatmen's); and (iv) upon the entry by West Side or Bank of the West into an agreement or other understanding with a person or group of persons (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with West Side or Bank of the West or to purchase or acquire West Side or all or substantially all of West Side's or Bank of the West's assets.

      As used in the Merger Agreement, (a) "Index Group" means all of the bank holding companies listed on Exhibit 7.09 to the Merger Agreement, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of twenty (20) trading days ending at the end of the fifth trading day immediately preceding the closing date of the Merger for such company to be acquired or to acquire another company (which would constitute a "significant subsidiary" of such company (as such term is defined under applicable S.E.C. regulations)) in exchange for its stock; (b) "Boatmen's Initial Price" means the closing price of a share of Boatmen's Common as reported on Nasdaq on November 14, 1994;
(c) "Initial Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Merger Agreement) of the per share closing prices of the common stock of the bank holding companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on November 14, 1994; (d) "Final Price" of any company belonging to the Index Group means the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of twenty (20) trading days ending at the end of the second trading day immediately preceding the Mailing Date; and (e) "Final Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Merger Agreement) of the Final Prices for all of the companies comprising the Index Group.

FEDERAL INCOME TAX CONSEQUENCES

      The Merger is intended to qualify as a tax-free reorganization so that no gain or loss would be recognized by Boatmen's or West Side, and no gain or loss would be recognized by West Side shareholders, except in respect of cash received for fractional shares and except for any cash payments which might be received by such shareholders properly exercising their dissenters' rights. Consummation of the Merger is conditioned upon receipt by Boatmen's of an opinion of Lewis, Rice & Fingersh, L.C., counsel to Boatmen's, that (i) the
Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (ii) no gain or loss will be recognized by the shareholders of West Side who receive solely shares of Boatmen's Common, (iii) the basis of shares of Boatmen's Common received by the shareholders of West Side will be the same as the basis of shares of West Side Common exchanged therefor, and (iv) the holding period of the shares of Boatmen's
Common received by such shareholders will include the holding period of the shares of West Side Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

      THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO WEST SIDE SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH WEST SIDE SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

      The Merger will be accounted for by Boatmen's under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the combined company will not include income (or loss) of West Side prior to the Effective Time.

EFFECTIVE TIME OF THE MERGER

      The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Missouri. It is presently anticipated that the Merger and the Subsidiary Bank Merger will be consummated contemporaneously during the first quarter of 1995, but no assurance can be given that such timetable will be met.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain members of West Side's management and Board of Directors have interests in the Merger that are in addition to the interests of shareholders of West Side generally. These consist of provisions in the Merger Agreement relating to indemnification and employee benefits.
It is presently anticipated that the executive officers of Bank of the West will continue as officers of the San Angelo branch of Boatmen's-Amarillo following the Subsidiary Bank Merger. There are no written employment agreements with respect to such anticipated continued employment.

      For information about the percentage of West Side Common owned by the directors and executive officers of West Side, see "INFORMATION ABOUT WEST SIDE -- Security Ownership of Certain Beneficial Owners and Management of West Side." None of the directors or executive officers of West Side would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Boatmen's Common.

DISSENTERS' RIGHTS

      The rights of dissenting shareholders of West Side are governed by the Texas Law, which provides, in certain situations, that a shareholder will be entitled to receive the fair value of his or her shares of West Side Common held immediately before the Merger is consummated if such shareholder: (i) files a written objection to the proposed Merger prior to the Special Meeting; (ii) does not vote his or her shares in favor of approving the Merger Agreement; (iii) makes written demand on West Side for payment of the fair value of his or her shares within ten (10) days after Boatmen's mails or delivers notice of the consummation of the Merger; (iv) submits his or her certificates to Boatmen's within twenty (20) days of demanding payment for his or her shares for notation thereon that such demand has been made; and (v) either gives notice within sixty (60) days of Boatmen's offer to accept that offer or, within 120 days from the date of the Merger, files a petition with the appropriate court for an appraisal. See "THE MERGER -- Dissenters' Rights" and Appendix B hereto.


             MANAGEMENT AND OPERATIONS AFTER THE MERGER

      It is anticipated that, as of the Effective Time of the Merger, the Subsidiary Bank Merger will be consummated. Boatmen's-Amarillo will be the surviving bank in the Subsidiary Bank Merger. Upon consummation of the Subsidiary Bank Merger, the present offices of Bank of the West will operate as branch offices of Boatmen's-Amarillo. It is not anticipated that the management or Board of Directors of Boatmen's, Boatmen's-Texas or Boatmen's-Amarillo will be affected as a result of the Merger or the Subsidiary Bank Merger.


                 COMPARISON OF SHAREHOLDER RIGHTS

      The rights of the shareholders of West Side Common and Boatmen's Common differ in certain respects. The rights of the shareholders of West Side who receive shares of Boatmen's Common in the Merger will be governed by the corporate law of Missouri, the state in which Boatmen's is incorporated, and by Boatmen's Articles of Incorporation, Bylaws and other corporate documents. The governing law and documents of Boatmen's differ from those which apply to West Side, which is a Texas corporation, in several respects, including relative rights in connection with certain redeemable preferred stock of Boatmen's presently issued and outstanding; the shareholder votes required for certain business combinations; removal of directors and amendments to the Articles of Incorporation; certain rights pursuant to Boatmen's shareholder rights plan; the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares; and rights of Boatmen's and its shareholders pursuant to certain corporate takeover statutes. See "COMPARISON OF SHAREHOLDER RIGHTS."

                      COMPARATIVE STOCK PRICES

      Shares of Boatmen's Common are traded in the over-the-counter market and are listed on Nasdaq under the symbol BOAT.  There is no established trading market for West Side Common.  The following table sets forth the high and low last sale prices of Boatmen's
Common for the periods indicated, as reported on Nasdaq, and the high and low trading prices of West Side Common known to management of West Side.  The Boatmen's per share prices have been restated to reflect Boatmen's 2-for-1 stock split, effected in the form of a
100% stock dividend, effective on October 1, 1993 (the "1993 Stock
Split").
                                                 Boatmen's                 West Side
                                               Common Stock              Common Stock
                                               ------------              ------------
                                             High         Low         High          Low
                                             ----         ---         ----          ---
       1992    First Quarter. . . . . . .  $24.19       $21.19       $18.00       $18.00
               Second Quarter . . . . . .   25.63        21.44         <F*>         <F*>
               Third Quarter. . . . . . .   26.63        25.00        18.00        18.00
               Fourth Quarter . . . . . .   28.25        24.75        18.00        18.00

       1993    First Quarter. . . . . . .   30.50        26.88         <F*>         <F*>
               Second Quarter . . . . . .   32.50        27.25        18.00        18.00
               Third Quarter. . . . . . .   32.38        29.19         <F*>         <F*>
               Fourth Quarter . . . . . .   33.50        27.50        19.00        19.00

       1994    First Quarter. . . . . . .   30.50        26.75         <F*>         <F*>
               Second Quarter . . . . . .   35.00        28.88        21.00        18.00
               Third Quarter. . . . . . .   34.88        30.13        20.00        20.00
               Fourth Quarter . . . . . .   31.13        26.25         <F*>         <F*>

       1995    First Quarter
                 (through ----------) . .   -----        -----        -----        -----

- -------------------------------------------

   <F*> Management of West Side is not aware of any sales of shares of West Side Common during the periods indicated. The most recent transaction reported to management of West Side involving shares of West Side Common took place on ------------, at a price per share of $-----.

      On November 14, 1994, the last trading day before the announcement of the proposed Merger, the closing sale price of Boatmen's Common as reported on Nasdaq was $29.125 per share. On such date, the equivalent per share price for West Side Common, calculated on the basis of the Merger Consideration, was $53.80.

      On ---------------, 1995, the closing sale prices of Boatmen's Common as reported on Nasdaq was $------ per share and the equivalent per share price for West Side Common was $--------. On such date, there were approximately 29,500 and 230 holders of record of Boatmen's Common and West Side Common, respectively.

              SELECTED COMPARATIVE PER SHARE DATA<F1>
                            (unaudited)

The following summary presents comparative historical, pro forma and pro forma equivalent unaudited per share data for Boatmen's and West Side. The pro forma amounts also give effect to the pending acquisition of Worthen Banking Corporation. See "THE
PARTIES--Boatmen's--Pending Acquisitions," and "PRO FORMA FINANCIAL
DATA." The pro forma amounts assume the Merger had been effective during the periods presented and has been accounted for under the purchase method of accounting. For a description of the purchase method of accounting with respect to the Merger, see "THE
MERGER--Accounting Treatment."  The amounts designated "Pro Forma
Combined Per Boatmen's Share" represent the pro forma results of the Merger, the amounts designated "Equivalent Pro Forma Per West
Side Share" are computed by multiplying the Pro Forma Combined Per
Boatmen's Share amounts by a factor of 1.8472 to reflect the Merger
Consideration (which equals 1.8472 shares of Boatmen's Common for each share of West Side Common). See "THE MERGER--Merger
Consideration." The data presented should be read in conjunction with the historical financial statements and the related notes thereto included herein or incorporated by reference herein, and the pro forma financial statements included elsewhere in this Proxy
Statement/Prospectus.  See "INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE," "PRO FORMA FINANCIAL DATA," and "INDEX TO FINANCIAL
STATEMENTS OF WEST SIDE."

                                   Nine Months Ended September 30,     Year Ended
                                   -------------------------------     ----------
                                         1994     1993              December 31, 1993
                                         ----     ----              -----------------
NET INCOME PER COMMON SHARE:

Historical
  Boatmen's . . . . . . . . . . . .      $2.52    $2.32                    $3.07
  West Side . . . . . . . . . . . .       5.66     5.63                     7.42
Pro forma combined per
  Boatmen's share . . . . . . . . .       2.47     2.20                     2.92
Equivalent pro forma
  per West Side share . . . . . . .       4.56     4.06                     5.39

DIVIDENDS PER COMMON SHARE:

Historical
  Boatmen's . . . . . . . . . . . .      $0.93    $0.84                    $1.15
  West Side . . . . . . . . . . . .       1.00     0.50                     0.50
Pro forma combined per
  Boatmen's share <F2>. . . . . . .       0.93     0.84                     1.15
Equivalent pro forma
  per West Side share <F3>. . . . .       1.72     1.55                     2.12

BOOK VALUE PER COMMON SHARE
(PERIOD END):

Historical
  Boatmen's . . . . . . . . . . . .     $21.06   $19.66                   $20.49
  West Side . . . . . . . . . . . .      40.44    35.12                    36.01
Pro forma combined per
  Boatmen's share . . . . . . . . .      20.54    19.11                    19.90
Equivalent pro forma
  per West Side share . . . . . . .      37.94    35.30                    36.76

- --------------

<F1>  Reflects restatement of Boatmen's share amounts to give effect to the 1993 Stock Split.
<F2>  Boatmen's pro forma dividends per share represent historical dividends per share paid by Boatmen's.
<F3>  Represents historical dividends per share paid by Boatmen's calculated on the basis of the Merger Consideration.

                   SELECTED FINANCIAL DATA
      The following tables present selected consolidated historical financial data for Boatmen's, selected consolidated unaudited historical financial data for West Side, and unaudited pro forma combined amounts reflecting the Merger. The pro forma amounts assume the Merger had been effective during the periods presented. The data presented are derived from the consolidated financial statements of Boatmen's and West Side and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus. The data should also be read in conjunction with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL DATA" and "INDEX TO FINANCIAL STATEMENTS OF WEST SIDE."

                                                 BOATMEN'S BANCSHARES, INC.<F1>
                                                    SELECTED FINANCIAL DATA
                                                          (UNAUDITED)
                                     Nine Months Ended September 30,                 Year Ended December 31,
                                     -------------------------------  ------------------------------------------------------
                                           1994          1993         1993         1992         1991        1990        1989
                                           ----          ----         ----         ----         ----        ----        ----
                                                  (income statement amounts in thousands except per share
                                                        data and balance sheet amounts in millions)
Summarized Income Statement:
- ---------------------------
  Net Interest Income . . . . . . . . .  $763,752      $727,847     $981,580     $877,716     $742,532    $655,801    $629,603
  Provision for Loan Losses . . . . . .    19,906        48,331       60,184      136,626      114,658     119,448      93,248
  Noninterest Income. . . . . . . . . .   390,535       366,389      493,251      452,082      355,704     297,002     276,899
  Noninterest Expense . . . . . . . . .   732,282       696,620      950,421      871,928      752,367     651,962     605,426
  Income Tax Expense. . . . . . . . . .   138,775       108,988      146,807       92,518       60,013      36,363      43,695
  Net Income. . . . . . . . . . . . . .   263,324       240,297      317,419      228,726      171,198     145,030     164,133
Per Common Share Data<F2>:
- -------------------------
  Net Income. . . . . . . . . . . . . .     $2.52         $2.32        $3.07        $2.29        $1.77       $1.58       $1.81
  Cash Dividends Paid . . . . . . . . .      0.93          0.84         1.15         1.09         1.07        1.06        1.02
  Stockholders' Equity
    (period end). . . . . . . . . . . .     21.06         19.66        20.49        18.20        16.94       15.84       15.42
Financial Position at Period End:
- --------------------------------
  Loans, Net of Unearned Income           $16,105       $14,600      $14,826      $13,111      $12,316     $11,924     $11,593
  Total Assets. . . . . . . . . . . . .    28,292        26,169       26,654       24,281       23,003      22,795      19,541
  Deposits. . . . . . . . . . . . . . .    20,484        20,533       20,909       19,685       18,060      18,119      14,964
  Long-Term Debt. . . . . . . . . . . .       515           471          486          393          316         285         295
  Stockholders' Equity. . . . . . . . .     2,207         2,041        2,133        1,861        1,680       1,463       1,396
Selected Financial Ratios:
- -------------------------
  Return on Average Assets. . . . . . .      1.29%         1.30%        1.27%        0.99%        0.79%       0.73%       0.86%
  Return on Average Common
    Equity<F3>. . . . . . . . . . . . .     16.19         16.37        15.99        12.95        10.78       10.13       12.06
  Net Interest Margin . . . . . . . . .      4.33          4.57         4.56         4.40         4.05        3.96        4.03
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property<F4>. . . . . . . . . . . .      1.58          2.12         1.90         2.92         3.92        3.93        3.38
  Nonperforming Loans as % of Total
    Loans . . . . . . . . . . . . . . .      0.96          1.28         1.17         1.96         2.54        3.18        2.67
  Loan Reserve as % of Net Loans             2.16          2.34         2.30         2.30         2.05        1.92        1.71
  Net Charge-Offs as % of Average
    Loans . . . . . . . . . . . . . . .      0.13          0.21         0.24         0.80         0.84        0.76        1.00
  Equity to Assets. . . . . . . . . . .      7.80          7.80         8.00         7.67         7.30        6.42        7.14
  Tangible Equity to Assets<F5>              6.94          6.78         7.04         6.88         6.56        5.73        6.46
  Tier 1 Risk-Based Capital<F6>             10.54         10.51        10.67        10.39        10.10        ---         ---
  Total Risk-Based Capital<F6>. . . . .     14.03         14.36        14.42        13.75        13.17        ---         ---

- ---------------------------
<F1>  The information set forth in this table does not give effect to the pending acquisitions of other financial institutions.
      See "THE PARTIES -- Boatmen's -- Pending Acquisitions."
<F2>  Reflects restatement of share amounts for the 1993 Stock Split.
<F3>  Based on net income available to common shareholders.
<F4>  Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
<F5>  Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
<F6>  Calculated using final 1992 risk-based guidelines.

                                                     WEST SIDE BANCSHARES, INC.
                                                      SELECTED FINANCIAL DATA
                                                            (UNAUDITED)
                                  Nine Months Ended September 30,                      Year Ended December 31,
                                  -------------------------------     ---------------------------------------------------------
                                         1994        1993             1993         1992         1991         1990          1989
                                         ----        ----             ----         ----         ----         ----          ----
                                              (income statement and balance sheet amounts in thousands except per share data)
Summarized Income Statement:
- ---------------------------
  Net Interest Income . . . . . . . .    $4,431      $4,262           $5,653       $5,556       $4,615       $4,182        $3,958
  Provision for Loan Losses . . . . .       ---          60               60          497          530          778           605
  Noninterest Income. . . . . . . . .     1,492       1,504            2,105        1,547        1,043          919         1,050
  Noninterest Expense . . . . . . . .     3,335       3,116            4,387        4,125        3,678        3,265         3,425
  Income Tax Expense. . . . . . . . .       882         937            1,072          679          418          220           134
  Net Income<F1>. . . . . . . . . . .     1,706       1,653            2,239        1,802        1,032          838           844
Per Common Share Data:
- ---------------------
  Net Income<F1>. . . . . . . . . . .    $ 5.66      $ 5.63           $ 7.42       $ 6.14       $ 3.52       $ 2.86        $ 2.88
  Cash Dividends Paid . . . . . . . .      1.00        0.49             0.49          ---          ---          ---           ---
  Stockholders' Equity (period end):      38.22       35.12            36.01        30.60        24.31        20.80         17.94
Financial Position at Period End:
- --------------------------------
  Loans, Net of Unearned Income        $ 71,554    $ 77,851         $ 69,734     $ 68,828     $ 66,477     $ 60,647      $ 65,409
  Total Assets. . . . . . . . . . . .   142,108     142,866          139,572      126,267      124,092      112,202       105,283
  Deposits. . . . . . . . . . . . . .   129,610     123,080          127,651      115,655      113,824      102,323        96,077
  Long-Term Debt. . . . . . . . . . .       ---         500              500        1,000        1,750        2,250         2,750
  Stockholders' Equity. . . . . . . .    11,535      10,311           10,869        8,978        7,134        6,103         5,265
Selected Financial Ratios:
- -------------------------
  Return on Average Assets. . . . . .      1.60%       1.64%            1.69%        1.44%        0.88%        0.77%         0.83%
  Return on Average Equity. . . . . .     20.31       22.83            22.58        22.37        15.59        14.75         17.44
  Net Interest Margin . . . . . . . .      4.53        4.58             4.47         4.89         4.39         4.32          4.31
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property<F2>. . . . . . . . . . .      0.68        1.63             1.16         2.72         3.86         5.11          4.01
  Nonperforming Loans as % of
    Total Loans . . . . . . . . . . .      0.42        0.88             0.88         1.61         2.18         2.80          2.66
  Loan Reserve as % of Net Loans           1.66        1.74             1.80         1.99         1.61         1.60          1.49
  Net Charge-Offs as % of Average
    Loans . . . . . . . . . . . . . .      0.10        0.10             0.21         0.31         0.69         1.25          0.95
  Equity to Assets. . . . . . . . . .      8.12        7.22             7.79         7.11         5.75         5.44          5.00
  Tangible Equity to Assets<F3> . . .      8.12        7.22             7.79         7.11         5.75         5.44          5.00
  Tier 1 Risk-Based Capital<F4> . . .     11.31        9.17            10.43         9.40          ---          ---           ---
  Total Risk-Based Capital<F4>. . . .     12.41       10.31            11.60        10.65          ---          ---           ---

- ---------------------------
<F1>  Net income is shown before cumulative effect of change in accounting principle.
<F2>  Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
<F3>  Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
<F4>  Calculated using final 1992 risk-based guidelines.

                                      BOATMEN'S BANCSHARES, INC.
                                                 AND
                                      WEST SIDE BANCSHARES, INC.
                            PRO FORMA COMBINED SELECTED FINANCIAL DATA<F1>
                                             (UNAUDITED)
                                              Nine Months Ended September 30,      Year Ended
                                              -------------------------------      ----------
                                                     1994         1993         December 31, 1993
                                                     ----         ----         -----------------
                                          (income statement amounts in thousands except per share
                                                 data and balance sheet amounts in millions)
Summarized Income Statement:
- ---------------------------
  Net Interest Income . . . . . . . . . . . .      $874,128     $830,345          $1,120,051
  Provision for Loan Losses . . . . . . . . .        20,956       52,170              64,872
  Noninterest Income. . . . . . . . . . . . .       442,611      419,372             561,947
  Noninterest Expense . . . . . . . . . . . .       835,755      811,773           1,102,415
  Income Tax Expense. . . . . . . . . . . . .       159,756      121,287             163,315
  Net Income<F2>. . . . . . . . . . . . . . .       300,272      264,487             351,396
Per Common Share Data<F2><F3>:
- ---------------------
  Net Income. . . . . . . . . . . . . . . . .         $2.47        $2.20               $2.92
  Cash Dividends Paid . . . . . . . . . . . .          0.93         0.84                1.15
  Stockholders' Equity (period end)                   20.54        19.11               19.90
Financial Position at Period End:
- --------------------------------
  Loans, Net of Unearned Income . . . . . . .       $18,076      $16,290             $16,543
  Total Assets. . . . . . . . . . . . . . . .        31,946       29,929              30,362
  Deposits. . . . . . . . . . . . . . . . . .        23,575       23,736              24,080
  Long-Term Debt. . . . . . . . . . . . . . .           558          515                 531
  Stockholders' Equity. . . . . . . . . . . .         2,509        2,309               2,410
Selected Financial Ratios:
- -------------------------
  Return on Average Assets. . . . . . . . . .          1.30%        1.25%               1.23%
  Return on Average Common
    Equity<F4>. . . . . . . . . . . . . . . .         16.29        15.95               15.66
  Net Interest Margin . . . . . . . . . . . .          4.35         4.52                4.52
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property<F5>. . . . . . . . . . . . . . .          1.49         2.07                1.85
  Nonperforming Loans as % of
    Total Loans . . . . . . . . . . . . . . .          0.92         1.27                1.17
  Loan Reserve as % of Net Loans. . . . . . .          2.11         2.31                2.27
  Net Charge-Offs as % of Average
    Loans . . . . . . . . . . . . . . . . . .          0.12         0.19                0.23
  Equity to Assets. . . . . . . . . . . . . .          7.85         7.71                7.94
  Tangible Equity to Assets<F6> . . . . . . .          7.00         6.72                6.99
  Tier 1 Risk-Based Capital<F7> . . . . . . .         10.75        10.60               10.81
  Total Risk-Based Capital<F7>. . . . . . . .         14.00        14.18               14.28

<F1>  The information set forth in this table gives effect to the pending acquisition of Worthen, which was announced on August 18, 1994. See "PRO FORMA FINANCIAL DATA."
<F2>  Net income includes $868 thousand for the nine months ended
      September 30, 1993 and year ended December 31, 1993, for the cumulative effect of FAS No. 109 adoption by Worthen. Net income includes $104 thousand for the nine months ended September 30, 1993 and year ended December 31, 1993, for the cumulative effect of FAS No. 109 at West Side. Net income also includes amortization of goodwill which would result from the acquisition of West Side as if the goodwill existed as of the earliest period presented. Goodwill will approximate $6.1 million to be amortized over 15 years.
<F3>  Reflects restatement of share amounts for the 1993 Stock Split.
<F4>  Based on net income available to common shareholders.
<F5>  Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
<F6>  Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
<F7>  Calculated using final 1992 risk-based guidelines.

                          THE SPECIAL MEETING


DATE, TIME AND PLACE OF SPECIAL MEETING

      This Proxy Statement/Prospectus is being furnished to shareholders of West Side Bancshares, Inc., a Texas corporation ("West Side"), in connection with the solicitation of proxies by the Board of Directors of West Side for use at the special meeting of shareholders to be held at the offices of Bank of the West, 2909 Sherwood Way, San Angelo, Texas 76901 on
- ------------, 1995, at ------------, local time (the "Special Meeting").


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

      At the Special Meeting, the holders of common stock, par value $1.00 per share, of West Side ("West Side Common") will be asked to approve the Agreement and Plan of Merger, dated November 14, 1994 (the "Merger Agreement"), by and among West Side, Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), and Boatmen's Texas, Inc., a Missouri corporation and wholly-owned subsidiary of Boatmen's ("Boatmen's-Texas"), providing for, among other matters, the merger of West Side with and into Boatmen's-Texas. In addition, the holders of West Side Common may be asked to vote on a proposal to adjourn or postpone the Special Meeting which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreement.


RECORD DATE FOR SPECIAL MEETING

      The Board of Directors of West Side has fixed the close of business on ------------, 1995, as the record date for the determination of holders of shares of West Side Common to receive notice of and to vote at the Special Meeting. On the record date, there were 312,637 shares of West Side Common outstanding. Only holders of shares of West Side Common of record on the record date are entitled to vote at the Special Meeting. No shares of West Side Common can be voted at the Special Meeting unless the record holder is present in person or represented by proxy at the Special Meeting.


VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT

      The affirmative vote of two-thirds (2/3) of the outstanding shares of West Side Common entitled to vote thereon is required to approve the Merger Agreement. Each holder of West Side Common is entitled to one vote per share of West Side Common. As of the record date, the directors and executive officers of West Side and their affiliates have the power to vote 208,157 shares of West Side Common, or approximately sixty-seven percent (67%) of the shares outstanding, all of which are expected by management to be voted in favor of the Merger Agreement. For information regarding the shares of West Side Common beneficially owned, directly or indirectly, by certain shareholders, by each director and executive officer of West Side, and by all directors and officers of West Side as a group, see "INFORMATION ABOUT WEST SIDE -- Security Ownership of Certain Beneficial Owners and Management of West Side." As of the record date, directors and executive officers of Boatmen's did not own beneficially any shares of West Side Common.

VOTING AND REVOCATION OF PROXIES FOR SPECIAL MEETING

      Proxies for use at the Special Meeting accompany this Proxy Statement/ Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of West Side Common represented by a proxy properly signed and returned to West Side at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of West Side Common represented by such proxy will be voted FOR the Merger Agreement and FOR any proposal regarding adjournment or postponement, if such a proposal is made. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the Merger Agreement by filing with the Secretary of West Side a written revocation or a duly executed proxy bearing a later date. A holder of West Side Common may withdraw his or her proxy at the Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.


SOLICITATION OF PROXIES FOR THE SPECIAL MEETING

      In addition to solicitation of proxies from shareholders of West Side Common by use of the mail, proxies also may be solicited by personal interview, telephone and wire by directors, officers and employees of West Side, who will not be specifically compensated for such services. Except as set forth below, all costs of soliciting proxies, assembling and mailing the Proxy Statement/Prospectus and all papers which now accompany or hereafter may supplement the same will be borne by West Side.


EXPENSES FOR PREPARATION OF PROXY STATEMENT/PROSPECTUS

      Boatmen's and West Side have agreed to share in the expense of preparing this Proxy Statement/Prospectus, and Boatmen's will bear the entire cost of printing this Proxy Statement/Prospectus and all Securities and Exchange Commission ("S.E.C.") and other regulatory filing fees incurred in connection therewith.


MAILING DATE OF PROXY STATEMENT/PROSPECTUS

      This Proxy Statement/Prospectus, the attached notice of Special Meeting and the enclosed proxy card are first being sent to shareholders of West Side on or about ------------, 1995 (the "Mailing Date").


                             THE PARTIES

BOATMEN'S

      GENERAL

      Boatmen's is a multi-bank holding company headquartered in St. Louis, Missouri. Its largest subsidiary, The Boatmen's National Bank of St. Louis, was founded in 1847 and is the oldest bank west of the Mississippi River. Boatmen's owns substantially all of the capital stock of 45 subsidiary banks, including a federal savings bank, which operate from over 400 banking locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's other principal businesses include a trust company, a mortgage banking company, a credit life insurance company, a credit card bank and an insurance agency. At September 30, 1994, Boatmen's had consolidated assets of approximately $28.3 billion and total shareholders' equity of approximately $2.2 billion, making it one of the 30 largest bank holding companies in the United States.

      Boatmen's is among the sixteen largest providers of personal trust services in the nation, providing personal trust services primarily within its banks' market areas and institutional and pension-related trust services on a national scale. Operating principally through Boatmen's Trust Company, its subsidiaries and trust departments of selected banks, the combined trust operations had assets under management totaling approximately $35.5 billion at September 30, 1994. The trust operations, with revenues in 1993 of $152.2 million, provide Boatmen's with a significant source of noninterest income.

      For information regarding the impact of the increasing interest rate environment on Boatmen's off-balance sheet financial instruments, see "PRO FORMA FINANCIAL DATA."

      PENDING ACQUISITIONS

      Worthen Banking Corporation.  On August 18, 1994, Boatmen's entered
      ---------------------------
into an Agreement and Plan of Merger (the "Worthen Agreement") to acquire Worthen Banking Corporation ("Worthen"), the second largest banking organization in Arkansas. Worthen is a publicly-held, multi-bank holding company headquartered in Little Rock, Arkansas, operating 112 retail banking offices throughout the State of Arkansas and six (6) such offices in the Austin, Texas area. Through its non-banking subsidiaries, Worthen also operates, among other businesses, a full service retail brokerage company, a mortgage banking company and a trust company. At September 30, 1994, Worthen had consolidated assets of approximately $3.5 billion, deposits of approximately $3.0 billion and loans of approximately $1.9 billion. The Board of Directors of Boatmen's believes that the acquisition of Worthen and its banking subsidiaries would enhance its presence in the State of Arkansas and would be a natural and desirable extension of its banking franchise in the Central United States. Under the terms of the Worthen Agreement, each share of Worthen common stock, other than shares any holders of which have duly perfected their dissenters' rights under the Arkansas Business Corporation Act, will be converted into the right to receive one (1) share of the common stock, $1.00 par value per share, of Boatmen's and any attached rights ("Boatmen's Common"), plus cash in lieu of fractional shares. Boatmen's would exchange approximately 17.3 million shares of Boatmen's Common for all of the stock of Worthen (including shares subject to stock options). The shares of Boatmen's Common to be issued in connection with the acquisition of Worthen would constitute approximately 15.7 percent of the total number of shares of Boatmen's Common outstanding as of the date hereof. The acquisition of Worthen, which is expected to be completed in the first quarter of 1995, is subject to various conditions including approval of the Worthen Agreement by the requisite vote of the shareholders of Worthen. All requisite regulatory approvals of Boatmen's acquisition of Worthen have been received. There can be no assurance that the acquisition of Worthen will be consummated. Consummation of the Merger is not conditioned upon consummation of the Worthen acquisition.

      Salem Community Bancorp, Inc.  On September 23, 1994, Boatmen's
      -----------------------------
announced the execution of an Agreement and Plan of Merger, dated September 1, 1994, to acquire Salem Community Bancorp, Inc. ("Salem") and its banking subsidiary, Community State Bank, Salem, Illinois. Salem would be merged with and into a newly-formed acquisition subsidiary of Boatmen's and, in connection therewith, Community State Bank would be merged with and into Boatmen's Bank of South Central Illinois. At September 30, 1994, Salem had consolidated assets of approximately $79.2 million and shareholder's equity of approximately

$4.5 million. Under the terms of the Agreement, Boatmen's would exchange approximately 290,000 shares of Boatmen's Common for all of the stock of Salem, which represents less than one percent (1%) of the total number of share of Boatmen's Common outstanding as of the date hereof, and pay approximately $700,000 in cash for certain minority ownership interests in Community State Bank. The Salem acquisition, which is subject to, among other things, approval by Salem's shareholders, is expected to be completed in the first quarter of 1995. There can be no assurance that the transaction will be consummated. Consummation of the Merger is not conditioned upon consummation of the Salem acquisition.

      First National Bank in Pampa.  On November 15, 1994, Boatmen's
      ----------------------------
announced the execution of an Agreement and Plan of Merger, dated
November 14, 1994, to acquire, in exchange for shares of Boatmen's Common, all of the issued and outstanding shares of capital stock of First National Bank in Pampa ("Pampa"), a national banking association located in Pampa, Texas. At September 30, 1994, Pampa had assets of approximately
$168 million and shareholders' equity of approximately $30 million. Under the terms of the Agreement, Pampa would be merged with and into Boatmen's First National Bank of Amarillo, a wholly-owned subsidiary of Boatmen's-Texas ("Boatmen's-Amarillo"). Boatmen's would exchange approximately
1.35 million shares of Boatmen's Common for all of the stock of Pampa, which represents less than two percent (2%) of the total number of shares of Boatmen's Common outstanding as of the date hereof. The Pampa acquisition, which is subject to, among other things, regulatory approval and approval by Pampa's shareholders, is expected to be completed in the second quarter of 1995. There can be no assurance that the transaction will be consummated. Consummation of the Merger is not conditioned upon consummation of the Pampa acquisition.


BOATMEN'S-TEXAS

      Boatmen's-Texas is a wholly-owned subsidiary of Boatmen's which, in turn, owns all of the capital stock of Boatmen's-Amarillo. At September 30, 1994, Boatmen's-Texas had consolidated assets of approximately
$1.1 billion and shareholders' equity of approximately $78 million. The principal executive offices of Boatmen's-Texas are at One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101 (telephone number (314) 466-
6000).


WEST SIDE

      West Side, a Texas corporation, is a bank holding company headquartered in San Angelo, Texas. West Side's wholly-owned subsidiary, Westside Delaware, owns 100 percent of the outstanding capital stock of Bank of the West. The businesses of West Side and Westside Delaware consist primarily of the ownership, supervision and control of Bank of the West, a commercial bank offering complete banking services to the commercial, agricultural and residential areas which it serves. At September 30, 1994, West Side had consolidated assets of approximately $142 million and shareholders' equity of approximately $11.5 million. The principal executive offices of West Side and Bank of the West are at 2909 Sherwood Way, San Angelo, Texas 76901 (telephone number (915) 947-2700).

                            THE MERGER

BACKGROUND OF THE MERGER

      The directors and principal stockholders of West Side have consistently regarded their stock ownership as a long-term investment and, therefore, historically have never sought or invited acquisition proposals.

      More recently, however, in recognition of the fact that bank merger and acquisition activity in Texas appeared to be increasing, the directors and principal stockholders of West Side informally determined that prospective cash offers would not be considered unless the amount of after-tax proceeds from any such sale to be received by the stockholders could be conservatively invested to both generate income equivalent to that represented by West Side's historical dividends and provide the prospect of further capital appreciation. It was further informally determined that any stock-for-stock, tax-free acquisition proposal would be evaluated based upon the current financial condition and future business prospects of the potential acquiror, the current dividend being paid on the stock of the acquiror, and whether the market value of the stock proposed to be offered in exchange for West Side Common adequately reflected what the directors and principal stockholders of West Side believed to be the intrinsic value of West Side and Bank of the West.

      The Board of Directors of West Side retained the professional services of banking industry specialist Alex Sheshunoff and Company as consultants in strategic planning activities to, among other things, assist in considering and evaluating possible business combination opportunities.
As a result of these activities, Alex Sheshunoff and Company sought proposals for a possible business combination from a select group of financial institutions. Preliminary discussions were held with two potential acquirors, including Boatmen's. Discussions with the other financial institution were informal in nature, no firm offer was presented or discussed with the Board of West Side, and no due diligence was conducted. Negotiations with Boatmen's began in June 1994 and culminated in the Board's decision to authorize the signing of definitive merger agreement on November 14, 1994.


REASONS FOR THE MERGER

      The Board of Directors of West Side has determined that the Merger and the Merger Agreement, including the Merger Consideration (as defined herein), are fair to, and in the best interests of, West Side, Bank of the West and their shareholders. In the course of reaching its determination, the Board of Directors consulted with its legal counsel with respect to the Merger Agreement and the legal duties of the Board, and issues related thereto, as well as with senior management. Without assigning any relative or specific weights, the Board of Directors considered a number of factors, including the following material considerations:

      a. West Side's business, results of operations, financial position and prospects were it to remain independent;

      b. Economic conditions and prospects for the markets in which Bank of the West operates in light of, among other things, intensifying competitive pressures in the financial services industry in general and, in particular, the San Angelo, Texas area;

      c. The consideration offered by Boatmen's in the Merger Agreement to West Side's shareholders, the prospect for a higher current trading value for their shares and better prospects for future growth than if West Side were to remain independent, and the greater market liquidity with respect to Boatmen's and other potential shares than exists for West Side Common;

      d. The management, business, results of operations and financial condition and prospects of Boatmen's;

      e. The expectation that a business combination with a larger and more geographically diversified regional bank holding company would enhance Bank of the West's competitiveness and ability to serve its customers and the community in which it operates;

      f. The historical dividends paid on West Side Common and Boatmen's Common, and the increase in dividends which would result to West Side shareholders from the Merger; and

      g. The expectation that the Merger will be a tax-free transaction to West Side shareholders, West Side and Boatmen's.

The Board of Directors of West Side believes that a business combination with a larger financial institution and more geographically diversified regional bank holding company would, in addition to providing significant shareholder value to all shareholders, enable Bank of the West to compete more effectively in its market area and participate in the expanded opportunities for growth that the Merger and the Subsidiary Bank Merger will make possible. Accordingly, the Board unanimously recommends that shareholders of West Side vote for approval and adoption of the Merger Agreement.

      Certain members of the management and Board of Directors of West Side have interests in the Merger that are in addition to the interests of shareholders generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

      The Board of Directors of Boatmen's believes that the acquisition of West Side and the merger of its banking subsidiary, Bank of the West, into Boatmen's-Amarillo, would be a natural and desirable addition to Boatmen's banking franchise in Texas.


RECOMMENDATION OF THE BOARDS OF DIRECTORS

      FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF WEST SIDE UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF WEST SIDE COMMON VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


MERGER CONSIDERATION

      The Merger Agreement provides that each share of West Side Common, other than shares held by any shareholder properly exercising dissenters' rights under the Texas Business Corporation Act (the "Texas Law"), will be converted, at the effective time of the Merger (the "Effective Time"), into the right to receive 1.8472 shares of Boatmen's Common, including any rights attached thereto, under or by virtue of the Rights Agreement, dated August 14, 1990, between Boatmen's and Boatmen's Trust Company, as Rights Agent

(see "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan"), plus cash in lieu of fractional shares, as described herein (the "Merger Consideration"). The Merger Consideration was determined through negotiations, taking into account the relative value of Boatmen's Common and West Side Common, between Boatmen's and West Side.

      No fractional shares of Boatmen's Common will be issued. In the event a holder of shares of West Side Common would be entitled, in the aggregate, to a fractional share interest in Boatmen's Common, then, in lieu of issuing such fractional share, Boatmen's will pay to such holder an amount of cash equal to such fraction multiplied by the closing price of a share of Boatmen's Common on the Nasdaq Stock Market's National Market ("Nasdaq") on the business day immediately preceding the date on which the Merger is consummated.

      If, prior to the Effective Time, a share of Boatmen's Common would be changed into a different number of shares of Boatmen's Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon should be declared with a record date prior to the Effective Time (a "Share Adjustment"), then the number of shares of Boatmen's Common into which a share of West Side Common would be converted pursuant to the Merger Agreement will be appropriately and proportionately adjusted so that each shareholder of West Side will be entitled to receive such number of shares of Boatmen's Common as such shareholder would have received pursuant to such Share Adjustment had the record date thereof been immediately following the Effective Time.


FORM OF THE MERGER

      The Merger Agreement provides that West Side will merge into Boatmen's-Texas, which is a wholly-owned subsidiary of Boatmen's, and Boatmen's-Texas will be the surviving corporation in the Merger.


CONDUCT OF BUSINESS PENDING THE MERGER; DIVIDENDS

      Pursuant to the Merger Agreement, West Side has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement.
The Merger Agreement provides that West Side may not declare or pay a dividend on the West Side Common or make any other distribution to shareholders, whether in cash, stock or other property, after the date of the Merger Agreement, except for the payment of its regular annual dividend in the amount of $1.00 per share in January, 1995, which such dividend has been declared and paid.


CONDITIONS TO CONSUMMATION OF THE MERGER

      The Merger is subject to various conditions. Specifically, the obligations of each party to effect the Merger are subject to the fulfillment or waiver by each of the parties, at or prior to the date on which the Merger is consummated (the "Closing Date") of the following conditions: (i) the representations and warranties of the respective parties to the Merger Agreement as set forth therein will be true and correct in all material respects on the date thereof and as of the Closing Date; (ii) each of the respective parties to the Merger Agreement will have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date; (iii) no party to the Merger Agreement will be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (iv) all necessary regulatory approvals and consents required to consummate the Merger, including the approval of the shareholders of West Side, will have been obtained and all waiting periods in respect thereof will have expired; (v) each party will have received all required documents from the other party;
(vi) the Registration Statement relating to the Boatmen's Common to be issued pursuant to the Merger will have become effective, and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the S.E.C. or any securities agency; (vii) Boatmen's will have received an opinion of Lewis, Rice & Fingersh, L.C., counsel to Boatmen's, to the effect that (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) no gain or loss will be recognized by the holders of West Side Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares),
(c) the basis of shares of Boatmen's Common received by the shareholders of West Side will be the same as the basis of shares of West Side Common exchanged therefor, and (d) the holding period of the shares of Boatmen's Common received by the shareholders of West Side will include the holding period of the shares of West Side Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time; (viii) the merger of Westside Delaware with and into West Side shall have been consummated prior to the Closing Date; and (ix) the merger of Bank of the West with and into Boatmen's-Amarillo (the "Subsidiary Bank Merger") shall have been consummated on the Closing Date.


REGULATORY APPROVALS

      The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Texas Department of Banking. Acquisitions subject to Federal Reserve approval under the Bank Holding Company Act of 1956, such as the Merger, may not be consummated until thirty (30) days after the date of the approval by the Federal Reserve, during which period the United States Department of Justice may in its discretion challenge the transaction under the antitrust laws. If, however, the Federal Reserve has not received any adverse comments from the United States Department of Justice relating to the competitive aspects of the transaction and the Department of Justice has consented to a shorter waiting period, then the Merger may be consummated after the fifteenth (15th) day following the date of the approval by the Federal Reserve. Application for the required regulatory approval from the Federal Reserve has been filed and is pending. An application will be filed with the Texas Department of Banking following acceptance of the Federal Reserve application. In addition, an application has been filed with the Office of the Comptroller of the Currency for approval of the Subsidiary Bank Merger and is pending.


TERMINATION OR ABANDONMENT

      The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by either party if the Merger is not consummated on or prior to November 14, 1995; (ii) by mutual agreement of Boatmen's and West Side; (iii) by Boatmen's or West Side in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within thirty (30) days after notice of such breach is given by the non-breaching party; (iv) by either party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period);
(v) by Boatmen's in the event that West Side or Bank of the West becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Merger Agreement; (vi) by Boatmen's if certain reports of environmental inspection on the real properties of West Side to be obtained pursuant to the Merger Agreement should disclose any contamination or presence of hazardous wastes, the estimated clean up or other remedial cost of which exceeds $100,000, as reasonably estimated by an environmental expert retained for such purpose by Boatmen's and reasonably acceptable to West Side, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty; provided, however, that Boatmen's must exercise such termination right within fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, and provided further that termination of the Merger Agreement shall be Boatmen's sole remedy in such event; (vii) by either party if any regulatory application filed in connection with the Merger or the Subsidiary Bank Merger should be finally denied or disapproved by the applicable regulatory authority; and (viii) by either party, should the shareholders of West Side not approve the Merger.


PAYMENT UPON OCCURRENCE OF CERTAIN TRIGGERING EVENTS

      The Merger Agreement provides that upon the occurrence of one or more Triggering Events (defined below), West Side shall pay to Boatmen's the sum of $500,000.

      As used in the Merger Agreement, the term "Triggering Event" means any of the following events: (i) termination of the Merger Agreement by Boatmen's upon a breach thereof by West Side, provided that within eighteen
(18) months of the date of such termination, either an event described in clause (iii) or (iv) of this sentence shall have occurred; (ii) the failure of West Side's shareholders to approve the Merger and the Merger Agreement at the Special Meeting; provided, however, that the failure of West Side shareholders to approve the Merger and the Merger Agreement shall not be deemed a Triggering Event if (a) the average of the daily closing prices of a share of Boatmen's Common, as reported on Nasdaq during the period of twenty (20) trading days ending on the second trading day immediately preceding the Mailing Date (the "Boatmen's Final Price"), is less than $28.00, and (b) the number obtained by dividing the Boatmen's Final Price by the Boatmen's Initial Price (as defined below), is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .20 from such quotient; (iii) any person or group of persons (other than Boatmen's) acquires, or has the right to acquire, thirty-four percent (34%) or more of the outstanding shares of West Side Common (exclusive of any shares of West Side Common sold directly or indirectly to such person or group of persons by Boatmen's); or (iv) upon the entry by West Side or Bank of the West into an agreement or other understanding with a person or group of persons (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with West Side or Bank of the West or to purchase or acquire West Side or all or substantially all of West Side's or Bank of the West's assets.

      As used in the Merger Agreement, (a) "Index Group" means all of the bank holding companies listed on Exhibit 7.09 to the Merger Agreement, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of twenty
(20) trading days ending at the end of the fifth trading day immediately preceding the Closing Date for such company to be acquired or to acquire another company which would constitute a "significant subsidiary" of such company (as such term is defined under applicable S.E.C. regulations) in exchange for its stock; (b) "Boatmen's Initial Price" means the closing price of a share of Boatmen's Common as reported on Nasdaq on November 14, 1994; (c) "Initial Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Merger
Agreement) of the per share closing prices of the common stock of the bank holding companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on November 14, 1994;
(d) "Final Price" of any company belonging to the Index Group means the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of twenty (20) trading days ending at the end of the second trading day immediately preceding the Mailing Date; and (e) "Final Index Price" means the weighted average (weighted in accordance with the factors specified on Exhibit 7.09 to the Merger Agreement) of the Final Prices for all of the companies comprising the Index Group.


DISSENTERS' RIGHTS

      The rights of West Side shareholders who choose to dissent from the Merger are governed by provisions of the Texas Law. An excerpt of the Texas Law (Sections 5.11-5.13) is attached as Appendix B to the Proxy Statement/Prospectus. Under the Texas Law, a shareholder of a Texas corporation who wishes to assert dissenters' rights with respect to a merger must file with the corporation, prior to the shareholder's meeting at which the merger is to be voted upon, a written objection stating that the shareholder's right to dissent will be exercised if the merger is effected and giving the shareholder's mailing address for receiving notice of the merger if it becomes effective.

      In addition, in order to dissent, the shareholder must not vote in favor of the merger. It is not necessary that a shareholder vote against the merger in order to dissent, so long as the shareholder files a written objection in advance of the proposed action. However, merely voting against the proposal, either by proxy or at the shareholders' meeting, will not take the place of filing the required written objection.

      If the merger is effected and the dissenters' rights provisions of the Texas Law are applicable to such merger, the surviving corporation of such merger must, within ten (10) days thereafter, mail notice thereof to each shareholder who has filed a written objection and who has not voted in favor of the merger. Within ten (10) days after the surviving corporation mails or delivers notice to shareholders who have not voted in favor of the merger and who have filed objections, each such shareholder who elects to dissent must make written demand for the payment of the fair value of his or her shares in accordance with the provisions of Article 5.12 of the Texas Law, a copy of which is attached to the Proxy Statement/Prospectus as Appendix B. Such written demand must state the number and class of the shares owned by the shareholder and the shareholder's estimate of the fair value of such shares. Also, within twenty (20) days after demanding payment, the shareholder must submit the certificates representing his or her shares to the surviving corporation for notation on the certificate that such demand has been made in accordance with the provisions of Article
5.13 of the Texas Law, a copy of which is attached to the Proxy Statement/ Prospectus as Appendix B.

      A shareholder who votes for the merger, or does not file a written
                              ---
objection stating an intent to assert dissenters' rights prior to the shareholder's meeting at which the merger is voted upon, or does not demand payment within ten (10) days after receiving notice of the effectiveness of the merger, will be deemed to have waived his or her right to dissent and will be bound by the terms of the merger. A shareholder who fails to submit his or her certificate for notation of demand for payment will, at the option of the surviving corporation, terminate his or her right to dissent unless a court for good and sufficient cause directs otherwise.

      Within twenty (20) days after receiving demand for payment from a dissenting shareholder, the surviving corporation must (i) notify the shareholder that it agrees to the amount claimed as the fair value of the shares, or (ii) propose a different amount. If the surviving corporation and the shareholder agree on a value within sixty (60) days after the merger, the surviving corporation must pay that value for the shares within ninety (90) days after the merger. If the surviving corporation and the dissenting shareholder do not so agree, either the surviving corporation or such shareholder may file a petition in a court of competent jurisdiction in the appropriate Texas State district court within 120 days after the merger asking for a finding and determination of the fair value of the shares owned by the dissenting shareholder.

      All shareholders who properly dissent from a proposed merger involving a Texas corporation in accordance with Article 5.12 of the Texas Law, will lose all rights with respect to their shares except the right to receive payment for the shares and the right to maintain an appropriate action to obtain relief on the grounds that the merger would be or was fraudulent.
A shareholder may withdraw his or her demand before payment is made for the shares or before a petition has been filed asking for a finding and determination of the fair value of such shares, but no demand may be withdrawn after such payment has been made, or, unless the surviving corporation consents, after any such petition has been filed.

      If a shareholder withdraws his or her demand, or if neither party timely files a petition asking for a determination of fair value of the shares, such shareholder shall be bound by the terms of the merger and restored to the status of shareholder.

      The dissenters' rights provisions of the Texas Law described herein are applicable to all proposed mergers involving Texas corporations, except in those instances where (i) the shares of such corporation are listed on a national securities exchange or (ii) such shares are held of record by
                               --
2,000 holders or more. The shares of West Side Common are not listed and traded on a national securities exchange. In addition, West Side has substantially fewer than 2,000 record shareholders (230 as of the record date for the Special Meeting).

      The foregoing summary of the rights of shareholders to dissent and demand payment for their shares does not purport to be a complete statement of the Texas Law relating to the rights of dissenting shareholders of West Side, and is qualified by reference to the excerpts of the Texas Law which have been set forth in full as Appendix B to this Proxy Statement/Prospectus. Each dissenting shareholder should consult with his or her own legal counsel concerning the specific procedures and available remedies.

      ANY FAILURE TO FOLLOW THE DETAILED PROCEDURES SET FORTH IN THE TEXAS LAW MAY RESULT IN A SHAREHOLDER OF WEST SIDE LOSING ANY RIGHT HE OR SHE MAY HAVE TO DISSENT FROM THE MERGER AND CLAIM FAIR VALUE FOR HIS OR HER SHARES OF WEST SIDE COMMON.


EXCHANGE OF WEST SIDE STOCK CERTIFICATES; FRACTIONAL SHARES

      The conversion of West Side Common into Boatmen's Common (other than any shares as to which dissenters' rights are properly exercised) will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of West Side Common (such certificates, other than certificates held by shareholders exercising their dissenters' rights, being collectively referred to herein as the "West Side Certificates"), which may be exchanged for shares of Boatmen's Common will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of Boatmen's Common.

      As soon as reasonably practicable after the Effective Time, Boatmen's Trust Company (the "Exchange Agent") will mail a transmittal letter and instructions to each record holder of a West Side Certificate whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of Boatmen's Common such holder is entitled to receive pursuant to the Merger, of the amount of cash such holder is due in lieu of a fractional share of Boatmen's Common, and of the procedures for surrendering such West Side Certificates in exchange for a Certificate for the number of whole shares of Boatmen's Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of fractional shares. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the West Side Certificates will pass, only upon proper delivery of the West Side Certificates to the Exchange Agent and will be in such form and have such other provisions as Boatmen's may reasonably specify. SHAREHOLDERS OF WEST SIDE ARE REQUESTED NOT TO SURRENDER THEIR WEST SIDE CERTIFICATES FOR
EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED.
The shares of Boatmen's Common into which West Side Common will be converted in the Merger will be deemed to have been issued at the Effective Time. Unless and until the West Side Certificates are surrendered, along with a duly executed letter of transmittal, any other required documents and notification of the holder's federal taxpayer identification number, dividends on the shares of Boatmen's Common issuable with respect to such West Side Common, which would otherwise be payable, will not be paid to the holders of such West Side Certificates and, in such case, upon surrender of the West Side Certificates, and a duly executed Letter of Transmittal, any other required documents and notification of taxpayer identification number, there will be paid any dividends on such shares of Boatmen's Common which became payable between the Effective Time and the time of such surrender and notification. No interest on any such dividends will accrue or be paid.


REPRESENTATIONS AND WARRANTIES OF WEST SIDE, BOATMEN'S AND BOATMEN'S-TEXAS

      The Merger Agreement contains various representations and warranties of the parties thereto. These include, among other things, representations and warranties by West Side, except as otherwise disclosed to Boatmen's, as to: (i) its organization and good standing; (ii) its capitalization;
(iii) the due authorization and execution of the Merger Agreement by West Side; (iv) the identity and ownership of Westside Delaware as its wholly-owned subsidiary, and Bank of the West as a wholly-owned subsidiary of Westside Delaware; (v) the accuracy of the financial statements of West Side and its subsidiaries and of Bank of the West's filings with the Federal Deposit Insurance Corporation; (vi) the absence of material adverse changes in the financial condition, results of operations, business or prospects of West Side and its subsidiaries; (vii) the absence of certain orders, agreements or memoranda of understanding between West Side or its subsidiaries and any federal or state agency charged with the supervision or regulation of banks or bank holding companies; (viii) the filing of tax returns and payment of taxes; (ix) the absence of pending or threatened litigation or other such actions; (x) agreements with employees, including employment agreements; (xi) certain reports required to be filed with various regulatory agencies; (xii) its loan portfolio; (xiii) employee matters and ERISA; (xiv) title to its properties, the absence of liens (except as specified) and insurance matters; (xv) environmental matters;
(xvi) compliance with applicable laws and regulations; (xvii) the absence of undisclosed liabilities; (xviii) the absence of brokerage commissions or similar finder's fees in connection with the Merger; and (xix) the accuracy of information supplied by West Side in connection with the Registration Statement, this Proxy Statement/Prospectus and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.

      Boatmen's and Boatmen's-Texas' representations and warranties include, among other things, those as to (i) their organization and good standing;
(ii) their capitalization; (iii) the due authorization and execution of the Merger Agreement by each of Boatmen's and Boatmen's-Texas, and the absence of the need (except as specified) for governmental or third party consents to the Merger; (iv) subsidiaries of Boatmen's; (v) the accuracy of Boatmen's financial statements and filings with the S.E.C.; (vi) the absence of material adverse changes in the financial condition, results of operations or business of Boatmen's and its subsidiaries; (vii) the absence of material pending or threatened litigation or other such actions; (viii) certain reports required to be filed with various regulatory agencies; (ix) compliance with applicable laws and regulations; and (x) the accuracy of information supplied by Boatmen's and Boatmen's-Texas in connection with the Registration Statement, this Proxy Statement/Prospectus and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.


CERTAIN OTHER AGREEMENTS

      Business of West Side in Ordinary Course.  Pursuant to the Merger
      ----------------------------------------
Agreement, West Side has agreed, among other things, that it will conduct its business and the business of Bank of the West and engage in transactions only in the usual, regular and ordinary course as previously conducted, and that neither it nor its subsidiaries will, without the prior written consent of Boatmen's (which shall not be unreasonably withheld):
(i) issue additional West Side Common or other capital stock, options, warrants or other rights to subscribe for or purchase West Side Common, or any other capital stock or any other securities convertible into or exchangeable for any capital stock of West Side or its subsidiaries;
(ii) directly or indirectly redeem, purchase or otherwise acquire West Side Common or any other capital stock of West Side or its subsidiaries;
(iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in any capital stock or otherwise reorganize or recapitalize; (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws;
(v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or change any bonus, insurance, pension, or other employee plan, payment or arrangement made to, for or with any such officers or employees; (vi) borrow or agree to borrow any amount of funds other than in the ordinary course of business or directly or indirectly guarantee or agree to guarantee any obligations of others; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in excess of $1,000,000, or that would increase the aggregate credit outstanding to any one borrower or group of affiliated borrowers to more than $1,000,000;
(viii) purchase or otherwise acquire any investment security for its own account having an average remaining life maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; (ix) increase or decrease the rate of interest paid on time deposits or certificates of deposit except in accordance with past practices; (x) enter into any agreement, contract or commitment having a term in excess of three months other than letters of credit, loan agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; (xi) mortgage, pledge, subject to lien or charge or otherwise encumber any of its assets or properties except in the ordinary course of business; (xii) cancel, accelerate or waive any material indebtedness, claims or rights owing to West Side or its subsidiaries except in the ordinary course of business; (xiii) sell or otherwise dispose of any real property or any material amount of personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness; (xiv) foreclose or otherwise take title to or possess any real property, other than single family, non-agricultural residential property of one acre or less, without first obtaining a phase one environmental report which indicates that the property is free of hazardous, toxic or polluting waste materials; (xv) commit any act or fail to do any act which will result in a material breach of any agreement, contract or commitment; (xvi) violate any law, statute, rule, governmental regulation or order which will materially adversely affect the business, financial condition or earnings of West Side and its subsidiaries;
(xvii) purchase any real or personal property or make any capital expenditure in excess of $250,000; or (xviii) engage in any transaction or take any action that would render untrue, in any material respect, any of the representations and warranties made by West Side in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action.

      Additional West Side Reserves, Accruals, Charges, and Expenses.  The
      --------------------------------------------------------------
Merger Agreement acknowledges that while West Side believes it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, Boatmen's has adopted different loan, accrual and reserve policies (including different loan classifications and levels of reserves for possible loan losses). Accordingly, the Merger Agreement provides that Boatmen's and West Side will consult and cooperate with each other prior to the Effective Time (i) to conform West Side's loan, accrual and reserve policies to those of Boatmen's; (ii) to determine appropriate accruals, reserves, and charges for West Side to establish and take in respect of excess equipment write-off or write-down of various assets, and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger; and (iii) to determine the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger. West Side has agreed to establish and take all such reserves, accruals and charges and recognize, for financial accounting purposes, such expenses and charges, as requested by Boatmen's and at such times as are mutually agreeable to Boatmen's and West Side, provided, however, that West Side is not required to take any action which is inconsistent with generally accepted accounting principles.

      Environmental Inspections.  West Side has agreed to provide Boatmen's,
      -------------------------
not later than 45 days after the date of the Merger Agreement, a report of a phase one environmental investigation on certain real property owned or leased by West Side or Bank of the West (which does not include leased space in retail and similar establishments where the space leased comprises less than 15% of the total space leased to all tenants of such property and space leased for automatic teller machines) and, if required by the phase one investigation in Boatmen's reasonable opinion, a report of a phase two investigation on properties requiring such additional study. Environmental investigations routinely are conducted by Boatmen's in connection with transactions involving the acquisition of real property, whether pursuant to the acquisition of a bank or other business or in its ongoing business operations. These investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include (i) visual inspection of the property;
(ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc.
on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and (iv) research regarding previous owners and uses of the property as well as those of surrounding properties. In bank or other business acquisition transactions, Boatmen's policy is to obtain phase one environmental investigations of real property to ensure that environmental problems do not exist which could result in unacceptably high or unquantifiable risk to Boatmen's and its shareholders.

      Other West Side Agreements.  In addition, West Side has agreed to
      --------------------------
(i) give Boatmen's prompt written notice of any occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of West Side's representations or agreements in the Merger Agreement or of the occurrence of any matter or event known to and directly involving West Side (not including changes in conditions that affect the banking industry generally) that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of West Side and its subsidiaries; (ii) use its best efforts to obtain all necessary consents in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger or the Subsidiary
Bank Merger; (iii) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; (iv) permit Boatmen's reasonable access to West Side's properties and to disclose and make available all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which Boatmen's may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement;
(v) cause Westside Delaware to enter into an agreement to merge with and into West Side; and (vi) cause Bank of the West to enter into the Subsidiary Merger Agreement with Boatmen's-Amarillo and take all other actions and cooperate with Boatmen's in causing the Subsidiary Bank Merger to be effected.

      Boatmen's Agreements.  Pursuant to the Merger Agreement, Boatmen's has
      --------------------
agreed, among other things, to (i) file all regulatory applications required in order to consummate the Merger and the Subsidiary Bank Merger and to keep West Side reasonably informed as to the status of such applications and make available to West Side, upon reasonable request by West Side from time to time, copies of such applications and supplementally-filed materials; (ii) file the Registration Statement with the S.E.C. and use its best efforts to cause the Registration Statement to become effective; (iii) timely file all documents required to obtain all necessary Blue Sky permits and approvals; (iv) prepare and file any other filings required to list on Nasdaq the shares of Boatmen's Common to be issued in the Merger and any other filing required under the Securities Exchange Act of 1934 relating to the Merger and related transactions;
(v) promptly notify West Side in writing should Boatmen's have knowledge of any event or condition which would cause or constitute a breach of any of its representations or agreements contained in the Merger Agreement;
(vi) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; (vii) permit West Side reasonable access to all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Boatmen's in which West Side may have a reasonable and legitimate interest in furtherance of the transactions contemplated in the Merger Agreement; and (viii) cause Boatmen's-Amarillo to enter into the Subsidiary Merger Agreement with Bank of the West and take all other actions and cooperate with Bank of the West in causing the Subsidiary Bank Merger to be effected. In addition, the Merger Agreement states that Boatmen's shall provide certain employee benefit plans and programs to the employees of West Side and Bank of the West who continue their employment after the Effective Time.


NO SOLICITATION

      The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, West Side will not solicit or encourage or, subject to the fiduciary duties of its directors as advised by counsel, hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of West Side and Bank of the West. West Side is required to promptly advise Boatmen's of its receipt of, and the substance of, any such proposal or inquiry.


WAIVER AND AMENDMENT

      Prior to or at the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after approval of the Merger Agreement by the shareholders of West Side at the Special Meeting; provided, however, that after any such approval, no such amendment or modification shall alter the amount or change the form of the Merger Consideration or alter or change any of the terms of the Merger Agreement if such alteration or change would adversely affect the holders of West Side Common. It is anticipated that a condition to the obligations of West Side and Boatmen's to consummate the Merger would be waived only in those circumstances where the Board of Directors of West Side or Boatmen's, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.


EXPENSES AND FEES

      In the event the Merger Agreement is terminated or the Merger is abandoned, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses, and no party shall have any liability to the other party for costs, expenses, damages or otherwise, except that (i) in the event the Merger Agreement is terminated on account of a willful breach of any of the representations or warranties therein or any breach of the agreements set forth therein, the non-breaching party is entitled to seek damages against the breaching part; and (ii) in certain events, West Side will be required to pay a fee of $500,000 to Boatmen's. See "THE MERGER -- Payment Upon Occurrence of Certain Triggering Events."


FEDERAL INCOME TAX CONSEQUENCES

      The Merger is expected to qualify as a reorganization under Section 368(a) of the Code. Except for shareholders perfecting their dissenters' rights, and cash received in lieu of a fractional share interest in Boatmen's Common, holders of shares of West Side Common will recognize no gain or loss on the receipt of Boatmen's Common in the Merger. Additionally, their aggregate basis in the shares of Boatmen's Common received in the Merger, will be the same as their aggregate basis in their shares of West Side Common converted in the Merger, and, provided the shares surrendered are held as a capital asset, the holding period of the shares of Boatmen's Common received by them will include the holding period of their shares of West Side Common converted in the Merger. Cash received in lieu of fractional share interests and cash received by shareholders exercising their dissenters' rights will be treated as a distribution in full payment of such fractional share interests, or shares surrendered in exercise of dissenters' rights, resulting in capital gain or loss or ordinary income, as the case may be, depending upon each shareholder's particular situation.

      Consummation of the Merger is conditioned upon receipt by Boatmen's of an opinion of Lewis, Rice & Fingersh, L.C., counsel to Boatmen's, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of West Side Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of Boatmen's Common received by the shareholders of West Side will be the same as the basis of shares of West Side Common exchanged therefor; and (iv) the holding period of the shares of Boatmen's Common received by such shareholders will include the holding period of the shares of West Side Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

      THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO WEST SIDE SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH WEST SIDE SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS,

INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.


RESALE OF BOATMEN'S COMMON

      The shares of Boatmen's Common issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any West Side shareholder who may be deemed to be an "affiliate" of West Side or Boatmen's for purposes of Rule 145 under the Securities Act. The Merger Agreement provides that each such affiliate will enter into an agreement with Boatmen's providing that such affiliate will not transfer any shares of Boatmen's Common received in the Merger except in compliance with the Securities Act. Persons who may be deemed to be affiliates of West Side generally include individuals who, or entities which, control, are controlled by or are under common control with West Side and will include directors and certain officers of West Side and may include principal shareholders of West Side. This Proxy Statement/Prospectus does not cover resales of shares of Boatmen's Common received by any person who may be deemed to be an affiliate of West Side.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain members of management and the Board of Directors of West Side may be deemed to have interests in the Merger in addition to their interests as shareholders of West Side generally. For information about the percentage of West Side Common owned by the directors and executive officers of West Side, see "INFORMATION ABOUT WEST SIDE -- Security Ownership of Certain Beneficial Owners and Management of West Side." None of the directors or executive officers of West Side would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Boatmen's Common.

      Insurance; Indemnification.  The Merger Agreement provides that
      --------------------------
Boatmen's will provide the directors and officers of West Side and Bank of the West, after the Merger, with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally and, in addition, for a period of three (3) years will use its best efforts to continue West Side's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by West Side. If the aggregate premium of such insurance would exceed such maximum amount, Boatmen's will use its best efforts to procure such level of insurance having the coverage described herein as can be obtained for an aggregate premium equal to such maximum amount. The Merger Agreement also provides that for a period of six (6) years after the Effective Time Boatmen's will cause Boatmen's-Texas, as the surviving corporation in the Merger, or any successor of Boatmen's-Texas, to indemnify the present and former directors, officers, employees and agents of West Side and Bank of the West against any liability arising out of actions occurring prior to the Effective Time, to the extent that such indemnification is then permitted under the Texas Law and by West Side's Articles of Incorporation as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit.

      Employee Benefits.  The Merger Agreement contains certain provisions
      -----------------
regarding employee benefits which are described under "THE MERGER -- Effect on Employee Benefit and Stock Plans."

      No member of Boatmen's management or Boatmen's Board of Directors or any other affiliate of Boatmen's has an interest in the Merger, other than as a shareholder of Boatmen's generally.


EFFECTIVE TIME

      The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Missouri. It is presently anticipated that the Merger and the Subsidiary Bank Merger will be consummated contemporaneously in the first quarter of 1995, but no assurance can be given that such timetable will be met.


ACCOUNTING TREATMENT

      The Merger will be accounted for by Boatmen's under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the combined company will not include income (or loss) of West Side prior to the Effective Time. See "PRO FORMA FINANCIAL DATA."


MANAGEMENT AND OPERATIONS AFTER THE MERGER

      It is anticipated that, effective as of the Effective Time of the Merger, Bank of the West will merge into Boatmen's-Amarillo. Boatmen's-Amarillo will be the surviving bank in the Subsidiary Bank Merger. Following consummation of the Subsidiary Bank Merger, the present offices of Bank of the West will be operated as branch offices of Boatmen's-Amarillo. It is not anticipated that the Board of Directors of Boatmen's, Boatmen's-Texas or Boatmen's-Amarillo will be affected as a result of the Merger or the Subsidiary Bank Merger. It is presently anticipated that the executive officers of Bank of the West will continue as officers of the San Angelo branch of Boatmen's-Amarillo following the Subsidiary Bank Merger. There are no written employment agreements with respect to such anticipated continued employment.


EFFECT ON EMPLOYEE BENEFIT AND STOCK PLANS

      The Merger Agreement provides that each employee of West Side or its subsidiaries who continues as an employee following the Effective Time will be entitled, as a new employee of a subsidiary of Boatmen's, to participate in certain employee benefit and stock plans that may be in effect for employees of all of Boatmen's subsidiaries, from time to time, on the same basis as similarly situated employees of other Boatmen's subsidiaries, subject to the right of Boatmen's to amend or terminate any such plans or programs in its discretion. Boatmen's will, for purposes of measuring periods of time for vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which former employees of West Side and Bank of West may participate, credit each such employee with his or her term of service with West Side and its subsidiaries.

      Upon the effectiveness of the Merger, each outstanding option to purchase shares of West Side Common (a "West Side Stock Option") issued pursuant to the Westside Bancshares, Incorporated Incentive Stock Option
Plan, whether or not vested or exercisable, will be assumed by Boatmen's.
Each West Side Stock Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such West Side
Stock Option, such number of shares of Boatmen's Common as the holder of such West Side Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at an exercise price per share equal to (i) the aggregate exercise price of the shares of West Side Common otherwise purchasable pursuant to such West Side Stock Option divided by
(ii) the number of full shares of Boatmen's Common deemed purchasable pursuant to such West Side Stock Option as aforesaid.


                                   PRO FORMA FINANCIAL DATA

      The following unaudited pro forma combined condensed balance sheet as of September 30, 1994, and the pro forma combined condensed statements of income for the nine months ended September 30, 1994 and September 30, 1993, and for the year ended December 31, 1993, give effect to the Merger based on the historical consolidated financial statements of Boatmen's and West Side and their subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

      These pro forma statements assume the Merger was consummated at the beginning of each period presented. The pro forma statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Boatmen's and West Side either incorporated by reference herein or contained elsewhere in this Proxy Statement/Prospectus. The pro forma financial data gives effect to Boatmen's pending acquisition of Worthen, but does not give effect to the pending acquisitions of other financial institutions, which pending acquisitions are not material to Boatmen's individually or in the aggregate. If such acquisitions were included as of September 30, 1994, pro forma equity would be $2,564,858, pro forma net income would be $304,557 and pro forma earnings per share would be $2.37. See "THE PARTIES -- Boatmen's -- Pending Acquisitions."

      The following pro forma combined condensed balance sheet and condensed statements of income include:

      (a) Boatmen's historical consolidated financial information before the pending acquisitions of West Side and Worthen.
      (b) Worthen's historical consolidated financial information. The Worthen acquisition will be accounted for as a pooling of interests and is expected to be completed in the first quarter of 1995. See "THE PARTIES -- Boatmen's -- Pending Acquisitions." Accordingly, historical financial data is included for Worthen for all periods presented.
      (c) The combined statements of Boatmen's and Worthen for the periods described above, which have been designated herein as Boatmen's Pro Forma.
      (d)   West Side historical consolidated financial information.
      (e) The combined statements of Boatmen's, Worthen and West Side consolidated, which have been designated herein as Pro Forma Combined.

                                             PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                            (Unaudited)
                                                         September 30, 1994
                                                           (In Thousands)
                                                             <Fb>
                                            <Fa>            WORTHEN         <Fc>            <Fd>                           <Fe>
                                          BOATMEN'S         BANKING       BOATMEN'S       WEST SIDE                      PRO FORMA
                                       BANCSHARES, INC.   CORPORATION     PRO FORMA    BANCSHARES, INC.   ADJUSTMENTS    COMBINED
                                       ----------------   -----------     ---------    ----------------   -----------    ---------
ASSETS:
Cash and noninterest-bearing balances
      due from banks                      $1,767,030     $  185,393       $1,952,423        $6,993       ($17,200)<F2>   $1,942,216
Short term investments                        45,604            948           46,552                                         46,552
Securities
   Held to Maturity                        4,200,436      1,073,127        5,273,563        19,001           (477)<F4>    5,292,087
   Available for Sale                      4,107,319        140,906        4,248,225        35,107                        4,283,332
   Trading                                    25,600                          25,600                                         25,600
Federal funds sold and securities
      purchased under resale agreements      775,293         79,500          854,793         5,950                          860,743
Loans, net of unearned                    16,104,659      1,899,391       18,004,050        71,554                       18,075,604
   Less reserve for loan losses              347,060         33,483          380,543         1,187                          381,730
                                         -------------------------------------------------------------------------------------------
Loans, net                                15,757,599      1,865,908       17,623,507        70,367                       17,693,874
                                         -------------------------------------------------------------------------------------------
Property and equipment                       519,609         96,326          615,935         2,102                          618,037
Intangibles                                  260,372         27,281          287,653                        5,665 <F3>
Other assets                                                                                                  477 <F4>      293,795
                                             833,135         54,366          887,501         2,588                          890,089
                                         -------------------------------------------------------------------------------------------
Total Assets                             $28,291,997     $3,523,755      $31,815,752      $142,108       ($11,535)      $31,946,325
                                         ===========================================================================================

LIABILITIES AND EQUITY:
Noninterest-bearing deposits             $ 4,318,661     $  583,997      $ 4,902,638       $22,152                       $4,924,810
Interest-bearing deposits                 16,165,655      2,377,077       18,542,752       107,458                       18,650,190
                                         -------------------------------------------------------------------------------------------
Total deposits                            20,484,316      2,961,074       23,445,390       129,610                       23,575,000
                                         -------------------------------------------------------------------------------------------
Federal funds purchased and other
      short-term borrowings                4,722,198        187,786        4,909,984                                      4,909,984
Long-term debt                               515,428         43,030          558,458                                        558,458
Capital lease obligation                      38,575          1,794           40,369                                         40,369
Other liabilities                            323,503         28,337          351,840           963                          352,803
                                         -------------------------------------------------------------------------------------------
Total liabilities                         26,084,020      3,222,021       29,306,041       130,573              0        29,436,614
                                         -------------------------------------------------------------------------------------------
Redeemable preferred stock                     1,142                           1,142                                          1,142

Stockholders' equity:
Common stock                                 104,789         17,346<F1>      122,135           458           (458)<F3>      122,135
Surplus                                      795,776        164,149<F1>      959,925        10,040        (10,040)<F3>      959,925
Retained earnings                          1,362,914        123,318        1,486,232         6,371         (6,371)<F3>    1,486,232

Less: tresury stock                                                                         (4,596)       (17,200)<F2>
                                                                                                           17,200 <F3>
                                                                                                            4,596 <F3>            0
Unrealized net depreciation,
      available for sale securities          (56,644)        (3,079)         (59,723)         (738)           738 <F3>      (59,723)
                                         -------------------------------------------------------------------------------------------
Total stockholders' equity                 2,206,835        301,734        2,508,569        11,535        (11,535)        2,508,569
                                         -------------------------------------------------------------------------------------------
Total liabilities and stockholders'
      equity                             $28,291,997     $3,523,755      $31,815,752      $142,108       ($11,535)      $31,946,325
                                         ===========================================================================================
Stockholders' equity per share                $21.06                          $20.54                                         $20.54
                                         ============                   =============                                  =============

            NOTES TO PRO FORMA CONDENSED BALANCE SHEET


1. Based on the exchange ratio of 1.0 share of Boatmen's Common for each share of Worthen common stock, including stock options, 17,345,566 additional shares of Boatmen's Common would have been issued as of September 30, 1994, in the acquisition of Worthen.

2. Reflects purchase of treasury shares by Boatmen's to be used in the acquisition of West Side.

3. Reflects conversion of outstanding shares and 20,300 shares subject to stock options of West Side Common using the exchange ratio of 1.8472 shares of Boatmen's Common for each outstanding share of West Side Common for a purchase price of $17.2 million in shares to be issued from treasury shares (615,000 at $28.00 per share), and recognition of goodwill.

4. Reflects the adjustment of West Side held to maturity securities to market value upon acquisition.

5. It is anticipated that Worthen will record nonrecurring charges in the first quarter of 1995 upon consummation of the Worthen acquisition. Boatmen's estimates the total of such charges will approximate $13 million on a pre-tax basis, or a reduction of $0.08 in earnings per share for the quarter. Accordingly, the effect of such charges is not reflected in the pro forma statements as it is immaterial.

6. Interest rates increased steadily in 1994 which has increased the importance of managing interest rate risk associated with on-balance sheet and derivatives instruments. The overall increase in interest rates is reflected in the prime rate which increased from 6.0% at December 31, 1993 to the current level of 8.5%. Based on the current interest rate outlook and the asset/liability repricing structure, Boatmen's anticipates relative stability in the net interest margin in the near term.

      Boatmen's interest rate risk policy is to maintain a stable level of net interest income while also enhancing earnings potential through limited risk positioning based on the forecast of future interest rates. Interest rate risk exposure is limited, by policy, to 5% of projected annual net income. Adherence to these risk limits is controlled and monitored through simulation modeling techniques that consider the impact that alternative interest rate scenarios will have on Boatmen's financial results.

      An effective asset/liability management function is necessitated by the interest rate risk inherent in Boatmen's core banking activities. If no other action is taken, the behavior of the core banking activity, which includes lending and deposit activity, results in an asset-sensitive position. Accordingly, to prudently manage the overall interest rate sensitivity position, Boatmen's utilizes a combination of interest rate swaps and on-balance sheet financial instruments to reduce the natural asset sensitivity of the core banking activities.

      The interest rate swap portfolio is currently being used to modify the interest rate sensitivity of subordinated debt and to alter the interest rate sensitivity of Boatmen's prime-based loan portfolio. Boatmen's has accessed the capital markets twice in recent years resulting in the issuance of $200 million of fixed rate subordinated debt. The impact of adding long-term debt to the balance sheet resulted in a movement towards being more asset sensitive as proceeds were initially used to replace short-term borrowings. Accordingly, to reduce the impact on Boatmen's gap position, $200 million of interest rate swaps were executed to convert fixed rate debt to a floating rate instrument. Boatmen's prime based loan portfolio (approximately $5.5 billion) is the primary cause of the large asset sensitivity position of the core banking activity as it is primarily funded by deposit liabilities that are less sensitive to movements in market interest rates. As a means to alter the interest rate sensitivity of the prime based portfolio, Boatmen's has used off-balance sheet instruments to convert approximately $2.0 billion of prime based loans to fixed rate instruments. Periodic correlation assessments are performed to ensure that the swap instruments are effectively modifying the interest rate characteristics of the prime based loans and long-term debt. The interest rate swaps are not leveraged in that they reset in step with rate movements within the underlying index. Both interest swap programs were consistent with management's objective of reducing the natural asset sensitivity of the core banking activities.

      In 1994, Boatmen's added new swap transactions with a notional amount of $1.1 billion and $0.6 billion of swaps matured, such that at September 30, 1994, interest rate swaps totaled
      $2.3 billion. The swap portfolio increased net interest income by approximately $16.3 million for the nine months of 1994, adding 9 basis points to the net interest margin, compared to $14.0 million or 9 basis points in the same period last year. The swap portfolio is primarily comprised of contracts wherein Boatmen's receives a fixed rate of interest while paying a variable rate. The average rate received at September 30, 1994 was 5.46% compared to an average rate paid of 5.14%, and the average remaining maturity of the total portfolio was less than two years. The estimated fair value of the swap portfolio was a negative $123 million at September 30, 1994, based on discounted cash flow models. Given that these swaps are valued using interest rates at quarter end, the estimated fair value is not necessarily indicative of the future net interest potential of the portfolio over its remaining life. Approximately 90% of the portfolio is comprised of indexed amortizing swaps; accordingly, the maturity distribution could lengthen if interest rates were to increase from current levels. Assuming short-term interest rates were to increase 200 basis points from their current levels, the average maturity distribution of the swap portfolio would increase from 2 years to approximately 4 years. In addition, the results from the simulation model indicate that in a rising rate environment the net interest contribution from the swap portfolio will lessen as the variable component resets upward, but this should be offset by a higher contribution from core banking activities. The increased contribution from core banking activities will occur as variable rate loans reprice upward coupled with an increased contribution from administered rate liabilities, which are less sensitive to rate movements.

      While Boatmen's is primarily an end-user of derivative instruments, it does serve in a limited capacity as an intermediary to meet the financial needs of its customers. The notional amount of the customer swap portfolio at September 30, 1994 totaled approximately $169 million. Interest rate risk associated with this portfolio is controlled by entering into offsetting positions with third parties.

      Any future utilization of off-balance sheet financial instruments will be determined based upon Boatmen's overall interest rate sensitivity position and asset/liability management strategies, which are designed to limit interest rate risk exposure (earnings at risk position) to no more than 5% of projected annual net income. Based on the current interest rate sensitivity position, and assuming a gradual 100-200 basis point increase in interest rates over the next 12 months, the simulation model results indicate that Boatmen's earnings at risk position is within established limits.

                                   PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                     (UNAUDITED)

                                         NINE MONTHS ENDED SEPTEMBER 30, 1994
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                       WORTHEN
                                    BOATMEN'S          BANKING       BOATMEN'S       WEST SIDE         PRO FORMA
                                 BANCSHARES, INC.    CORPORATION     PRO FORMA    BANCSHARES, INC.     COMBINED
                                 ----------------    -----------     ---------    ----------------     --------
Interest Income                        $1,292,115       $162,142    $1,454,257              $7,027    $1,461,284
Interest Expense                          528,363         56,197       584,560               2,596       587,156
                               -----------------------------------------------------------------------------------
   Net Interest Income                    763,752        105,945       869,697               4,431       874,128

Provision for loan losses                  19,906          1,050        20,956                   0        20,956
                               -----------------------------------------------------------------------------------
Net Interest Income after
  provision for loan losses               743,846        104,895       848,741               4,431       853,172

Noninterest income                        390,535         50,584       441,119               1,492       442,611
Noninterest expense                       732,282         99,831       832,113               3,642       835,755
                               -----------------------------------------------------------------------------------
   Income before income taxes             402,099         55,648       457,747               2,281       460,028
Income tax expense                        138,775         20,099       158,874                 882       159,756
                               -----------------------------------------------------------------------------------
Net income                               $263,324        $35,549      $298,873              $1,399      $300,272
                               ===================================================================================
Net income available to
  common shareholders                    $263,264        $35,549      $298,813              $1,399      $300,212
                               ===================================================================================
Net income per common share                 $2.52                        $2.46                             $2.47
                               ====================               ==============                    ==============
Average shares outstanding                104,673                      121,693                           121,693
                               ====================               ==============                    ==============

See Notes to Pro Forma Combined Condensed Statements of Income

                                   PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                      (UNAUDITED)

                                         NINE MONTHS ENDED SEPTEMBER 30, 1993
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                       WORTHEN
                                    BOATMEN'S          BANKING       BOATMEN'S       WEST SIDE         PRO FORMA
                                 BANCSHARES, INC.    CORPORATION     PRO FORMA    BANCSHARES, INC.     COMBINED
                                 ----------------    -----------     ---------    ----------------     --------
Interest Income                        $1,201,695       $158,292    $1,359,987              $6,861    $1,366,848
Interest Expense                          473,848         60,056       533,904               2,599       536,503
                               -----------------------------------------------------------------------------------
   Net Interest Income                    727,847         98,236       826,083               4,262       830,345

Provision for loan losses                  48,331          3,779        52,110                  60        52,170
                               -----------------------------------------------------------------------------------
Net Interest Income after
  provision for loan losses               679,516         94,457       773,973               4,202       778,175

Noninterest income                        366,389         51,479       417,868               1,504       419,372
Noninterest expense                       696,620        111,730       808,350               3,423       811,773
                               -----------------------------------------------------------------------------------
   Income before income taxes             349,285         34,206       383,491               2,283       385,774
Income tax expense                        108,988         11,258       120,246               1,041       121,287
                               -----------------------------------------------------------------------------------
Net income                               $240,297        $22,948      $263,245              $1,242      $264,487
                               ===================================================================================
Net income available to
  common shareholders                    $240,233        $22,948      $263,181              $1,242      $264,423
                               ===================================================================================
Net income per common share                 $2.32                        $2.19                             $2.20
                               ====================               ==============                    ==============
Average shares outstanding                103,415                      120,170                           120,170
                               ====================               ==============                    ==============

See Notes to Pro Forma Combined Condensed Statements of Income

                            PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                               (UNAUDITED)

                                      YEAR ENDED DECEMBER 31, 1993
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                       WORTHEN
                                    BOATMEN'S          BANKING       BOATMEN'S       WEST SIDE         PRO FORMA
                                 BANCSHARES, INC.    CORPORATION     PRO FORMA    BANCSHARES, INC.     COMBINED
                                 ----------------    -----------     ---------    ----------------     --------
Interest Income                        $1,613,554       $212,082    $1,825,636              $9,091    $1,834,727
Interest Expense                          631,974         79,264       711,238               3,438       714,676
                               -----------------------------------------------------------------------------------
   Net Interest Income                    981,580        132,818     1,114,398               5,653     1,120,051

Provision for loan losses                  60,184          4,628        64,812                  60        64,872
                               -----------------------------------------------------------------------------------
Net Interest Income after
  provision for loan losses               921,396        128,190     1,049,586               5,593     1,055,179

Noninterest income                        493,251         66,591       559,842               2,105       561,947
Noninterest expense                       950,421        147,199     1,097,620               4,795     1,102,415
                               -----------------------------------------------------------------------------------
   Income before income taxes             464,226         47,582       511,808               2,903       514,711
Income tax expense                        146,807         15,332       162,139               1,176       163,315
                               -----------------------------------------------------------------------------------
Net income                               $317,419        $32,250      $349,669              $1,727      $351,396
                               ===================================================================================
Net income available to
  common shareholders                    $317,334        $32,350      $349,584              $1,727      $351,311
                               ===================================================================================
Net income per common share                 $3.07                        $2.91                             $2.92
                               ====================               ==============                    ==============
Average shares outstanding                103,490                      120,307                           120,307
                               ====================               ==============                    ==============

See Notes to Pro Forma Combined Condensed Statements of Income

       NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                               (Unaudited)

1. The change in average shares outstanding shown in the pro forma analysis reflects the issuance of 1.0 shares of Boatmen's Common for each share of Worthen Banking Corporation common stock. Approximately 615,100 shares of Boatmen's Common will be issued in the acquisition of West Side; however, a similar number of shares will be acquired as treasury stock by Boatmen's resulting in no net increase in shares outstanding relating to the West Side acquisition.

2. Net income includes $868 thousand for the nine months ended September 30, 1993 and year ended December 31, 1993, for the cumulative effect of FAS No. 109 adoption at Worthen. In addition, net income includes $104 thousand for the nine months ended September 30, 1993 and year ended December 31, 1993, for the cumulative effect of FAS No. 109 at West Side. Net income also includes amortization of goodwill which would result from the acquisition of West Side as if goodwill existed as of the earliest period presented. Goodwill will approximate $6.1 million to be amortized over 15 years.

              DESCRIPTION OF BOATMEN'S CAPITAL STOCK

      Boatmen's Restated Articles of Incorporation currently authorize the issuance of 150,000,000 shares of common stock, par value $1.00 per share, and 10,300,000 preferred shares, no par value per share, of which 35,045 shares are designated "7% Cumulative Redeemable Preferred Stock, Series B", $100.00 stated value per share (the "Boatmen's Series B Preferred Stock") and 1,500,000 shares are designated "Junior Participating Preferred Stock, Series C", $1.00 stated par value per share (the "Boatmen's Series C Preferred Stock").

      As of January 31, 1995, approximately 110.0 million shares of Boatmen's Common were issued and outstanding, 11,421 shares of Boatmen's Series B Preferred Stock were issued and outstanding, and 1,500,000 shares of Boatmen's Series C Preferred Stock were reserved for issuance with no shares outstanding.

      With respect to the remaining authorized but unissued preferred shares, Boatmen's Restated Articles of Incorporation provide that its Board of Directors may, by resolution, cause such preferred shares to be issued from time to time, in series, and fix the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions of such shares.

      The following is a brief description of the terms of Boatmen's Common and Boatmen's Series B Preferred Stock. For a discussion of the terms of Boatmen's Series C Preferred Stock, see "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan."


BOATMEN'S COMMON

      Dividend Rights.  The holders of Boatmen's Common are entitled
      ---------------
to share ratably in dividends when, as and if declared by the Board of Directors of Boatmen's from funds legally available therefor, after full cumulative dividends have been paid, or declared and funds sufficient for the payment thereof set apart, on all shares of Boatmen's Series B Preferred Stock, and any other class or series of preferred stock ranking superior as to dividends to Boatmen's Common. The ability of the subsidiary banks of Boatmen's to pay cash dividends, which are expected to be Boatmen's principal source of income, is restricted by applicable banking laws.

      Voting Rights.  Each holder of Boatmen's Common has one vote
      -------------
for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, such shareholders have cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such cumulative votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

      Classification of Board of Directors.  The Board of Directors
      ------------------------------------
of Boatmen's is divided into three classes, and the directors are elected by classes to three-year terms, so that approximately one-third (1/3) of the directors of Boatmen's will be elected at each annual meeting of the shareholders. Although it promotes stability and continuity of the Board of Directors, classification of the Board of Directors may have the effect of decreasing the number of directors that could otherwise be elected by anyone who obtains a controlling interest in Boatmen's Common and thereby could impede a change in control of Boatmen's.

Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

      Preemptive Rights.  The holders of Boatmen's Common have no
      -----------------
preemptive right to acquire any additional unissued shares or treasury shares of Boatmen's Common.

      Liquidation Rights.  In the event of liquidation, dissolution
      ------------------
or winding up of Boatmen's, whether voluntary or involuntary, the holders of Boatmen's Common will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

      Assessment and Redemption.  Shares of Boatmen's Common will
      -------------------------
be, when issued, fully paid and non-assessable. Except with respect to the attached preferred share purchase rights, such shares of Boatmen's Common do not have any redemption provisions. See "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan."


BOATMEN'S SERIES B PREFERRED STOCK

      Dividend Rights.  Holders of shares of Series B Preferred
      ---------------
Stock will be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for such purpose, cumulative cash dividends at an annual dividend rate per share of seven percent (7%) of the stated value thereof, payable quarterly. Dividends on Boatmen's Series B Preferred Stock are cumulative and no dividends can be declared or paid on any shares of Boatmen's Common unless full cumulative dividends on Boatmen's Series B Preferred Stock have been paid, or declared and funds sufficient for the payment thereof set apart.

      Liquidation Rights.  In the event of the dissolution and
      ------------------
liquidation of Boatmen's, the holders of Boatmen's Series B Preferred Stock will be entitled to receive, after payment of the full liquidation preference on shares of any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock (if any such shares are then outstanding) but before any distribution on shares of Boatmen's Common, liquidating dividends of $100.00 per share plus accumulated dividends.

      Redemption.  Shares of Boatmen's Series B Preferred Stock are
      ----------
redeemable, at the option of the holders thereof, at the redemption price of $100.00 per share plus accumulated dividends, provided, that (i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock; and (ii) Boatmen's is not then in default with respect to any sinking or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock.

      Voting Rights.  Each share of Boatmen's Series B Preferred
      -------------
Stock has equal voting rights, share for share, with each share of Boatmen's Common.

      Superior Stock.  Boatmen's may, without the consent of holders
      --------------
of Boatmen's Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences.

                 COMPARISON OF SHAREHOLDER RIGHTS

      The rights of holders of shares of Boatmen's Common are governed by the General and Business Corporation Law of Missouri (the "Missouri Law"), the state of Boatmen's incorporation, and by Boatmen's Restated Articles of Incorporation, Bylaws and other corporate documents. The rights of holders of shares of West Side Common are governed by the Texas Law and by West Side's articles of incorporation, bylaws and other corporate documents. The rights of holders of shares of West Side Common differ in certain respects from the rights which they would have as shareholders of Boatmen's. A summary of the material differences between the respective rights of holders of West Side Common and Boatmen's Common is set forth herein.


SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

      Business Combinations.  Boatmen's Restated Articles of
      ---------------------
Incorporation provide that, in addition to any affirmative vote required by law, any "Business Combination" (as defined herein) will require the affirmative vote of the holders of not less than eighty percent (80%) of Boatmen's Common. Notwithstanding the foregoing, however, Boatmen's Restated Articles of Incorporation also provide that any such Business Combination may be approved by the affirmative vote of shareholders as required by law if it has been approved by seventy-five percent (75%) of the entire Board of Directors of Boatmen's. The term "Business Combination" means
(i) any merger or consolidation of Boatmen's or any subsidiary of Boatmen's with (a) any individual or entity who, together with certain affiliates or associates, owns greater than five percent (5%) of Boatmen's Common (a "Substantial Shareholder"); or (b) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or substantially all of the assets of Boatmen's or any of its subsidiaries; (iii) the adoption of any plan or proposal for the liquidation of Boatmen's by or on behalf of a Substantial Shareholder; or (iv) any transaction involving Boatmen's or any of its subsidiaries, if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Boatmen's of which a Substantial Shareholder is the beneficial owner.

      The Texas Law provides that any merger or consolidation must be approved by the affirmative vote of holders of at least two-thirds (2/3) of the outstanding shares of each corporation entitled to vote thereon, unless the board of directors requires a greater vote or vote by class or by series. Notwithstanding the foregoing, Texas Law permits the articles of incorporation to specifically provide that the act of the shareholders on matters with respect to which an affirmative vote of holders of a specified portion of the shares entitled to vote is required shall be the affirmative vote of holders of a specified portion, but not less than a majority of the shares entitled to vote on that matter. West Side's articles of incorporation and bylaws do not contain any specific provision relating to the vote necessary to effect a business combination or merger.

      Removal of Directors.  Boatmen's Restated Articles of
      --------------------
Incorporation and Bylaws provide that, at a meeting called expressly for that purpose, a director or the entire Board of Directors may be removed without cause only upon the affirmative vote of the holders of not less than eighty percent (80%) of the shares entitled to vote generally in an election of directors. Notwithstanding the foregoing, however, if less than the entire Board of Directors is to be removed without cause, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the class of directors of which he or she is a part. At a meeting called expressly for that purpose, a director may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his or her election.

      The Texas Law provides for the removal of directors only by specific provisions of the articles of incorporation or bylaws at a meeting specifically called for that purpose, which such removal is approved, by not less than a majority of shareholders. West Side's articles of incorporation do contain a provision regarding the removal of directors which allows the removal of one or all directors with or without cause by a majority of the shares then entitled to vote at any election of directors at a meeting expressly called for that purpose.

      Amendments to Articles of Incorporation.  Under the Missouri
      ---------------------------------------
Law, a corporation may amend its articles of incorporation upon receiving the affirmative vote of the holders of a majority of its voting shares; provided, however, that if the corporation's articles of incorporation or bylaws provide for cumulative voting in the election of directors, the number of directors of the corporation may not be decreased to less than three by amendment to the corporation's articles of incorporation when the number of shares voting against the proposal for decrease would be sufficient to elect a director if the shares were voted cumulatively at an election of three directors; and provided, further, that a proposed amendment which provides that Section 351.407 of the Missouri Law does not apply to "control share acquisitions" of shares of a corporation requires the affirmative vote of the holders of two-thirds (2/3) of such corporation's voting shares. See "COMPARISON OF SHAREHOLDER RIGHTS -- Takeover Statutes."

      Article XII of Boatmen's Restated Articles of Incorporation provides that Boatmen's may amend, alter, change or repeal provisions of Restated Articles of Incorporation in the manner provided by law, with the exception, however, of amendments to those provisions of its Restated Articles relating to the classification and number of directors, the approval of Business Combinations, and the aforementioned exceptions set forth in
Article XII, which require the affirmative vote of the holders of eighty percent (80%) of Boatmen's Common then entitled to vote at a meeting of shareholders called for that purpose.

      Under the Texas Law, an amendment to the articles of incorporation of a Texas corporation is adopted upon receiving the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon as a class, in which event, the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds (2/3) of the shares within each class or series of outstanding shares entitled to vote thereon as a class and of at least two-thirds (2/3) of the total outstanding shares entitled to vote thereon. In addition, Texas Law provides that the holders of outstanding shares of a class or series, whether or not entitled to vote as a class or series thereon by provision of the articles of incorporation, may do so if the amendment directly affects their class or series of stock.

      The articles of incorporation of West Side do not include any provision relating to amendments of the articles of incorporation.

VOTING RIGHTS

      Under the Missouri Law, unless otherwise provided in the articles of incorporation, each outstanding share is entitled to one vote on each matter submitted to a vote at a meeting of the shareholders. However, the Missouri Law provides that, unless the articles of incorporation provide otherwise, each shareholder is entitled to cumulative voting when electing directors, which means that each shareholder has the right to cast as many votes in the aggregate equal to the number of votes held by such person multiplied by the number of directors to be elected at the election, and the person may cast the whole number of votes for one candidate or distribute them in any manner he or she desires.

      Boatmen's Bylaws provide that at all meetings of the shareholders, unless otherwise provided in the Bylaws or Articles of Incorporation, each share is entitled to one vote in each matter submitted to a vote, but no share belonging to or hypothecated to Boatmen's shall be voted. Additionally, Boatmen's Bylaws provide for cumulative voting with regard to the election of directors.

      Under the Texas Law, each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except to the extent provided by the articles of incorporation or as otherwise provided in the Texas Law. The Texas Law does provide, however, for cumulative voting for the election of directors unless expressly prohibited by the articles of incorporation. West Side's articles of incorporation specifically contain this prohibition.


SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN
CONSENT

      Boatmen's Bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board of Directors or the President or by resolution of the Board of Directors whenever deemed necessary. The business transacted at any such special meeting will be confined to the purpose or purposes specified in the notice therefor and the matters germane thereto. The Missouri Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all of the shares entitled to vote on the subject matter.

      The Texas Law provides that a special meeting of shareholders may be called by the board of directors or by persons authorized in the articles of incorporation or the bylaws or by the holders of at least ten percent (10%) of all of the shares entitled to vote at the proposed special meeting, unless the articles of incorporation provide for a number of shares greater than or less than ten percent (10%), but in no event shall the articles of incorporation provide for a number of shares greater than fifty percent (50%). Only business within the purpose or purposes described in the notice of meeting may be conducted at a special meeting of the shareholders. The Texas Law also provides that, unless otherwise provided for in the articles of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all shares entitled to vote on the subject matter. Under the Texas Law, the articles of incorporation may also specifically allow for such actions to be taken by written consent of the shareholders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon are present. West Side's articles of incorporation do not so provide for such action to be taken other than by unanimous written consent.

      West Side's bylaws provide that a special meeting of shareholders may be called at any time by the President, and shall be called by the President or Secretary at the written request of a majority of the Board of Directors shareholders owning not less than ten percent (10%) of all share entitled to vote at the meeting. West Side's bylaws also require that any action taken by written consent be signed by all of the shareholders entitled to vote with respect to the subject matter of the consent.


NOTICE OF SHAREHOLDER NOMINATIONS OF DIRECTORS

      Boatmen's Bylaws provide that a shareholder may nominate a person for director only if he or she delivers notice of such nomination to the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as the Secretary of Boatmen's shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting.

      West Side's bylaws contain no provision with respect to the nomination of directors.


SHAREHOLDER PROPOSAL PROCEDURES

      Boatmen's Bylaws provide that in order for any business to be transacted at any meeting of the shareholders, other than business proposed by or at the direction of the Board of Directors, notice thereof must be received from the proposing shareholder by the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as the Secretary of Boatmen's shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting.

      West Side's bylaws limit business transacted at special meetings to the purpose or purposes stated in the notice for such meeting.


SHAREHOLDER RIGHTS PLAN

      Boatmen's has adopted a shareholder rights plan pursuant to which holders of a share of Boatmen's Common also hold one preferred share purchase right which may be exercised upon the occurrence of certain "triggering events" specified in Boatmen's shareholder rights plan. Shareholder rights plans such as Boatmen's plan are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions, such plans, including that of Boatmen's, could have the effect of discouraging a business combination which shareholders believe to be in their best interests.

      On August 14, 1990, Boatmen's Board of Directors declared a dividend, payable on August 31, 1990 (the "Boatmen's Record Date"), of one Preferred Share Purchase Right (a "Boatmen's Right") for each outstanding share of Boatmen's Common. Each Boatmen's Right entitles the registered holder to purchase from Boatmen's one one-hundredth share of Boatmen's Series C Preferred Stock at a price of $110.00 per one one-hundredth share of Boatmen's Series C Preferred Stock
(the "Boatmen's Purchase Price"), subject to adjustment. The description and terms of the Boatmen's Rights are set forth in a Rights Agreement (the "Boatmen's Rights Agreement") between
Boatmen's and Boatmen's Trust Company as Rights Agent (the "Rights Agent"), and the following description is qualified in its entirety by the Boatmen's Rights Agreement.

      Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (a "Boatmen's Acquiring Person") has acquired beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common; or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes a Boatmen's Acquiring Person) following the commencement of, or announcement of an intention to make, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of twenty percent (20%) or more of such outstanding shares of Boatmen's Common (the earlier of such dates being called the "Boatmen's Distribution Date"), the Boatmen's Rights will be evidenced, with respect to any of the Boatmen's Common share certificates outstanding as of the Boatmen's Record Date, by such Boatmen's Common share certificates, with a copy of a Summary of Rights attached thereto.

      The Boatmen's Rights Agreement provides that until the Boatmen's Distribution Date (or earlier redemption or expiration of the Boatmen's Rights), the Boatmen's Rights will be transferred only with shares of Boatmen's Common. New Boatmen's Common share certificates issued after the Boatmen's Record Date, upon transfer or new issuance of Boatmen's Common, including issuance of shares pursuant to the Merger, will contain a notation incorporating the Boatmen's Rights Agreement by reference, and the surrender for transfer of any certificates for Boatmen's Common outstanding as of the Boatmen's Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Boatmen's Rights associated with the Boatmen's Common shares represented by such certificate. As soon as practicable following the Boatmen's Distribution Date, separate certificates evidencing the Boatmen's Rights (the "Boatmen's Right Certificates") will be mailed to holders of record of Boatmen's Common as of the close of business on the Boatmen's Distribution Date and such separate Boatmen's Right Certificates alone will evidence the Boatmen's Rights.

      The Boatmen's Rights are not exercisable until the Boatmen's Distribution Date. The Boatmen's Rights will expire on August 14, 2000 (the "Final Expiration Date"), unless the Final Expiration
Date is extended or unless the Boatmen's Rights are earlier redeemed by Boatmen's, in each case, as described herein.

      The Boatmen's Purchase Price payable, and the number of a share of Boatmen's Series C Preferred Stock or other securities or property issuable, upon exercise of the Boatmen's Rights are subject to adjustment from time to time upon the occurrence of certain events in order to prevent dilution. In addition, the number of outstanding Boatmen's Rights and the number of one one-hundredths of a share of Boatmen's Series C Preferred Stock issuable upon exercise of each Boatmen's Right are also subject to adjustment in the event of a stock split of Boatmen's Common or a stock dividend on Boatmen's Common payable in shares of Boatmen's Common or subdivisions, consolidations or combinations of shares of Boatmen's Common occurring, in any such case, prior to the Boatmen's Distribution Date.

      Shares of Boatmen's Series C Preferred Stock purchasable upon exercise of the Boatmen's Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared on each share of Boatmen's Common. In the event of liquidation, the holders of the shares of Boatmen's Series C Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share and will be entitled to an aggregate payment of 100 times the payment made on each share of Boatmen's Common. Each share of Boatmen's Series C Preferred Stock will have 100 votes, voting together with the Boatmen's Common shares. Finally, in the event of any merger, consolidation or other transaction in which shares of Boatmen's Common are exchanged, each share of Boatmen's Series C Preferred Stock will be entitled to receive 100 times the amount received on each share of Boatmen's Common. The Boatmen's Rights are protected by customary anti-dilution provisions.

      Because of the nature of the Boatmen's Series C Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Boatmen's Series C Preferred Stock purchasable upon exercise of each Boatmen's Right should approximate the value of one Boatmen's Common share.

      In the event that Boatmen's is acquired in a merger or other business combination transaction or fifty percent (50%) or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Boatmen's Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Boatmen's Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Boatmen's Right. In the event that (i) any person or group of affiliated or associated persons becomes the beneficial owner of twenty percent (20%) or more of the outstanding shares of Boatmen's Common (unless such person first acquires twenty percent (20%) or more of the outstanding shares of Boatmen's Common by a purchase pursuant to a tender offer for all of the Boatmen's Common for cash, which purchase increases such person's beneficial ownership to eighty percent (80%) or more of the outstanding Boatmen's Common); or (ii) during such time as there is a Boatmen's Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of Boatmen's or other transaction or series of transactions involving Boatmen's which has the effect of increasing by more than one percent (1%) the proportionate share of the outstanding shares of any class of equity securities of Boatmen's or any of its subsidiaries beneficially owned by the Boatmen's Acquiring Person, proper provision will be made so that each holder of a Boatmen's Right, other than Boatmen's Rights beneficially owned by the Boatmen's Acquiring Person (which will thereafter be void), will thereafter have the right to receive, upon exercise, that number of shares of Boatmen's Common having a market value of two times the exercise price of the Boatmen's Right.

      At any time after the acquisition by a Boatmen's Acquiring Person of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common, and prior to the acquisition by such Boatmen's Acquiring Person of fifty percent (50%) or more of the outstanding shares of Boatmen's Common, the Board of Directors of Boatmen's may exchange the Boatmen's Rights (other than Boatmen's Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Boatmen's Common per Boatmen's Right (subject to adjustment).

      With certain exceptions, no adjustment in the Boatmen's
Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent (1%) of the Boatmen's Purchase Price. No fractional share of Boatmen's Series C Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Boatmen's Series C
Preferred Stock and which may, at the election of Boatmen's, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Boatmen's Common on the last trading day prior to the date of exercise.

      At any time prior to the acquisition by a Boatmen's Acquiring Person of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common, Boatmen's Board of Directors may redeem the Boatmen's Rights in whole, but not in part, at a price of $0.01 per Boatmen's Right (the "Boatmen's Redemption Price"). The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors of Boatmen's in its sole discretion may establish.

      In addition, if a bidder who does not beneficially own more than one percent (1%) of the shares of Boatmen's Common and all other voting shares of Boatmen's (together the "Voting Shares") (and who has not within the past year owned in excess of one percent (1%) of the Voting Shares and, at a time he or she held a greater than one percent (1%) stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Boatmen's) proposes to acquire all of the Voting Shares for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Boatmen's, upon the request of the bidder, will hold a special shareholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Boatmen's Rights will be automatically redeemed at the Boatmen's Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common. Immediately upon any redemption of the Boatmen's Rights, the right to exercise the Boatmen's Rights will terminate and the only right of the holders of Boatmen's Rights will be to receive the Boatmen's Redemption Price.

      The terms of the Boatmen's Rights may be amended by the Board of Directors of Boatmen's without the consent of the holders of the Boatmen's Rights, including an amendment to lower certain thresholds described herein to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Boatmen's Common then known to Boatmen's to be beneficially owned by any person or group of affiliated or associated persons; or (ii) ten percent (10%), except that from and after such time as any person becomes a Boatmen's Acquiring Person no such amendment may adversely affect the interests of the holders of the Boatmen's Rights.

      Until a Boatmen's Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Boatmen's, including, without limitation, the right to vote or to receive dividends.

      West Side does not have a shareholder rights plan.


DISSENTERS' RIGHTS

      Under the Missouri Law, a shareholder of a corporation is entitled to receive payment for the fair value of his or her shares if such shareholder dissents from a sale or exchange of substantially all of the property and assets of the corporation or a merger or consolidation to which such corporation is a party. A shareholder is also entitled to receive payment for the fair value of his or her shares if such shareholder dissents from according voting rights to "control shares" in a control share acquisition, as further described herein. See "COMPARISON OF SHAREHOLDER RIGHTS -- Takeover Statutes." Because Boatmen's is not merging directly with West Side, Boatmen's shareholders will not be entitled to assert such rights in connection with the Merger.

      Under the Texas Law, a shareholder of a Texas corporation is entitled to receive payment for the fair value of his or her shares under certain circumstances. However, unlike the Missouri Law, not all Texas corporations are governed by the Texas Law with respect to dissenters' rights. See "THE MERGER -- Dissenters' Rights."


TAKEOVER STATUTES

      The Missouri Law contains provisions regulating a broad range of business combinations, such as a merger or consolidation, between a Missouri corporation with shares of its stock registered under the federal securities laws, or a corporation that makes an election to be subject to the provisions of this statute, and an "interested shareholder" (which is defined as any owner of twenty percent (20%) or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five year freeze" provision is effective even if all the parties should subsequently decide that they wish to engage in a business combination. The Missouri Law also contains a "control share acquisition" provision which effectively denies voting rights to shares of a Missouri corporation acquired in control share acquisitions unless a resolution granting such voting rights is approved at a meeting of shareholders by affirmative majority vote of (i) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares; and
(ii) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares. A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth (1/5), one-third (1/3), or a majority, under various circumstances, of the voting power of the stock of an "issuing public corporation." An "issuing public corporation" is a Missouri corporation with (i) one hundred or more shareholders; (ii) its principal place of business, principal office or substantial assets in Missouri; and
(iii) either (a) more than ten percent (10%) of its shareholders resident in Missouri; (b) more than ten percent (10%) of its shares owned by Missouri residents; or (c) 10,000 shareholders resident in Missouri. Boatmen's meets the statutory definition of an "issuing public corporation." Finally, if a control share acquisition should be made of a majority or more of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

      The Texas Law does not contain a takeover statute or a "control share acquisition" provision.


LIABILITY OF DIRECTORS; INDEMNIFICATION

      Pursuant to the Missouri Law and the Texas Law, each corporation may indemnify persons, including certain officers and directors, in connection with liabilities arising from legal proceedings resulting from such persons' service to the corporation in certain circumstances. The respective Articles of Incorporation and

Bylaws of Boatmen's and West Side obligate each to indemnify directors and certain officers. Each of Boatmen's and West Side may also voluntarily undertake to indemnify certain persons acting on the corporation's behalf in certain circumstances. While the indemnification laws and provisions applicable to Boatmen's and West Side are substantially similar in most material respects, there are certain material differences, which differences are discussed herein.

      Section 351.355(1) and (2) of the Missouri Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355 further provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355 also provides that a Missouri corporation may provide additional indemnification to any person indemnifiable under subsection (1) or
(2) thereof, provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved by-law or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Restated Articles of Incorporation of Boatmen's provide that it shall indemnify its directors and certain of its executive officers to the full extent specified in Section 351.355 and, in addition, shall indemnify each of them against all expenses incurred in connection with any claim by reason of service for or at the request of Boatmen's in any of the capacities referred to in
Section 351.355 or arising out of his or her status in any such capacity, provided that he or she may not be indemnified against conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest or wilful misconduct, and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

      The Texas Law authorizes corporations to indemnify any party or threatened party to any threatened, pending or completed action, suit or proceeding who is or was a director, officer, employee or agent of the corporation and any person who is or was serving at the request of the corporation as director, officer, partner, venturer, proprietor, trustee, employee or agent of another corporation or other enterprise if such individual acted in good faith and reasonably believed that his or her conduct was in the corporation's best interests. In the case of any criminal proceeding, the individual must have no reasonable cause to believe that his or her conduct was unlawful in order for the corporation to indemnify him or her. The Texas Law provides that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable where the defendant's conduct was judged to be willful or intentional misconduct in the performance of his or her duty to the corporation, and will be limited to reasonable expense actually incurred in connection with the proceeding where the defendant is found liable to the corporation or liable for receipt of improper personal benefits. Whether such director, officer, employee or agent acted properly is determined by a majority of a quorum of non-party directors, independent legal counsel opinion or by the shareholders. A corporation may pay expenses incurred by a director or officer before final disposition of an action or proceeding, but the director or officer must repay such expenses if it is determined that he or she was not entitled to indemnification. The board of directors may determine appropriate terms and conduct to pay an employee or agent. The corporation may purchase insurance on a director, officer, employee or agent for liability asserted against him or her whether or not the corporation could indemnify that party.

      West Side's articles of incorporation do not mention indemnification of its directors. In accordance with the Texas Law, and pursuant to its bylaws, West Side will indemnify any director against expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding, whether civil or criminal, in which he or she is made party by reason of being or having been such director, except in relation to matters as to which he or she shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty. Such indemnity shall include reimbursement for the reasonable cost of settlement of any such action, suit or proceeding it if shall be found by a majority of the directors not involved in the matter in controversy, whether or not a quorum, that it was in the best interests of the corporation that such settlement be made, and that such director was not guilty of negligence or misconduct in performance of duty.


LIMITATION OF LIABILITY OF DIRECTORS

      The Missouri Law provides that a Missouri corporation may include any provision in its articles of incorporation that is not inconsistent with the law, but does not specifically prohibit or allow a provision limiting the liability of directors in the articles of incorporation of a Missouri corporation. Other than in regard to the indemnification of directors, Boatmen's Articles of Incorporation do not contain a provision regarding the liability of directors.

      The Texas Law provides that a Texas corporation may include any provision in its articles of incorporation which are not inconsistent with the Texas Law, including any provision which under the Texas Law is required or permitted to be set forth in the bylaws which the incorporators elect to set forth in the articles of incorporation for the regulation of the internal affairs of the corporation. West Side's articles of incorporation and bylaws contain no provisions regarding the liability of directors.


CONSIDERATION OF NON-SHAREHOLDER INTERESTS

      The Missouri Law provides that in exercising business judgment in consideration of acquisition proposals, a Missouri corporation's board of directors may consider the following factors, among others: (i) the consideration being offered; (ii) the existing political, economic, and other factors bearing on security prices generally, or the corporation's securities in particular;
(iii) whether the acquisition proposal may violate any applicable laws; (iv) social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and the communities in which the corporation conducts its businesses; (v) the financial condition and earning prospects of the person making the acquisition proposal; and
(vi) the competence, experience and integrity of the person making the acquisition proposal.

      The Texas Law does not contain provisions comparable to those described above.


                    INFORMATION ABOUT WEST SIDE

BUSINESS OF WEST SIDE AND BANK OF THE WEST

      West Side was incorporated under the laws of the State Texas on August 31, 1979 to become a bank holding company for West Side National Bank. West Side National Bank, originally chartered in July 1962, converted to a Texas state-chartered banking association under the name Bank of the West IN 1982. Westside Delaware was incorporated under the laws of the State of Delaware on September 1, 1992 as a wholly-owned subsidiary of West Side. On September 16, 1992, an Exchange Agreement was entered into by and among West Side and Westside Delaware, pursuant to which Westside Delaware acquired 300,000 shares (100%) of Bank of the West stock from West Side in exchange for the issuance of 1,000 shares (100%) of Westside Delaware.

      Bank of the West offers complete banking services to the commercial, agricultural and residential areas which it serves. Services include commercial, real estate, and personal loans, checking, savings and time deposits and other customer services such as safe deposit facilities and fiduciary services. The largest portion of Bank of the West's lending business is related to the activities of small to medium sized businesses and local community residents.

      Bank of the West is subject to vigorous competition from other banks and financial institutions in its principal service area, which includes San Angelo, Texas. In making loans, Bank of the West encounters substantial competition from banks and other lending institutions, such as savings and loan associations, insurance companies, finance companies, and credit unions. In addition, Bank of the West competes for savings accounts with institutions offering various forms of fixed income investments, particularly other banks, savings and loan associations, credit unions, and money market funds and securities brokers.

      Bank of the West is subject to supervision, regulation and examination by the Texas Department of Banking and the Federal Deposit Insurance Corporation, and its deposits are insured by the Federal Deposit Insurance Corporation. As a bank holding company, West Side is regulated by the Federal Reserve.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS OF WEST SIDE AND SUBSIDIARIES

INTRODUCTION

      The following discussion and analysis is intended to review the significant factors affecting the financial condition and results of operations of West Side and its subsidiaries, Westside Delaware and Bank of the West, for the three-year period ended December 31, 1993 and the nine month periods ending September 30, 1994 and September 30, 1993.

   FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1994 AND 1993

RESULTS OF OPERATIONS

      Net income for the nine months ended September 30, 1994 was $1,706,000 as compared to $1,653,000 for the same nine month period in 1993. Many areas of Bank of the West experienced gains over last year, primarily those areas generating non-interest income, such as the trust department and the investment center, and most service-charge-related income is up.

      Primary comparative ratios for the periods ending
September 30, 1994 and September 30, 1993 reflect the following:

                                      Return on Average                Return on Average
                                           Assets                           Equity
                                        September 30,                    September 30,
                                        -------------                    -------------

                                     1994         1993                1994         1993
                                     ----         ----                ----         ----
              Net Income             1.60%        1.64%              20.31%       22.83%

      Following is an analysis of the primary components of net income for the nine months ended September 30, 1994 and September 30, 1993.


NET INTEREST INCOME

      Net interest income is the principal source of West Side's net income and represents the difference between interest income and interest expense. For the nine month period ended September 30, 1994, net interest income was $4,431,000, or an annualized net interest margin of 4.53%. This compares with a net interest income for the same nine month period in 1993 of $4,262,000, or an annualized net interest margin of 4.58%.

      While actual interest income was up, interest expense was also up, thereby narrowing the margin as reflected below:
                                      Nine Months ended      Nine Months ended
                                      September 30, 1994     September 30, 1993
                                      ------------------     ------------------
                                              (Dollars in Thousands)
Interest Income                               $7,027               $6,861
Less:  Interest Expense                       (2,596)              (2,599)
                                               -----                -----
Net Interest                                   4,431                4,262

Average Earning Assets                      $130,384             $123,932

Annualized Net Interest Margin                  4.53%                4.58%

PROVISION FOR POSSIBLE LOAN LOSSES AND ALLOWANCE FOR POSSIBLE LOAN LOSSES
                                      Nine Months ended      Nine Months ended
                                      September 30, 1994     September 30, 1993
                                      ------------------     ------------------
                                              (Dollars in Thousands)
Balance at Beginning of Period                $1,254               $1,339

Loans Charged Off                               (168)                (176)

Recoveries                                       101                   31

Provision for Loan Losses                                              60

Balance at End of Period                      $1,187               $1,254
                                               =====                =====
Loan Reserve to Total Loans                     1.66%                1.80%

Loan Reserve to Non-Performing Loans             470%                 493%

      The economy in San Angelo, Texas has steadily improved since 1989. Accordingly, all banks' loss experience, and especially Bank of the West's loss experience, has improved. As a result, no additional loss provisions to the Loan Reserve have been deemed necessary since 1993.

      The past two year's loss experience has been approximately
0.15% to 1% of loans. With a loss reserve of 1.71% of loans and very nominal past dues (only 2.08% of loans past due at September 30, 1994) and nominal non-performing loans, the loss reserve is considered adequate at present.

NON-PERFORMING LOANS

      Non-performing loans are defined as loans delinquent 90 or more days, nonaccrual loans, and restructured loans. Such assets do not necessarily represent future losses to Bank of the West since

                                    55

underlying collateral can be sold and/or the financial condition of the borrower(s) may improve. The following table sets forth detail regarding non-performing loans:

                                     September 30,    December 31,    December 31,
                                     -------------    ------------    ------------
                                         1994             1993           1992
                                         ----             ----           ----
                                              (Dollars in Thousands)
Non-Accrual Loans                         $258            $254          $1,054

Loans Past Due 90 Days or More              46             356              49

Foreclosed Assets                          183             206             438
                                           ---             ---             ---
Total Non-Performing Assets               $487            $816          $1,541
                                           ===             ===           =====
Total Assets                          $142,423        $142,362        $126,527

Non Performing Assets/Total Assets         .34%            .57%           1.21%

NON-INTEREST INCOME

      Non-interest income at Bank of the West is comprised of 5 significant components as follows:

      1)     Deposit and service charge income
      2)     Mortgage department fee income
      3)     Trust department fee income
      4)     Investment center fee income
      5)     All other fees

      Deposit and service charge income during the nine months ended September 30, 1994 was $610,000 as compared to $587,000 for the corresponding nine month period in 1993. This increase is attributable to both growth and continued revision in service fees and rates per transaction. Bank of the West remains highly competitive in its fee structure and constantly monitors competitive rates and fees of banks in the area to determine the impact of any rate/fee adjustment.

      Mortgage department fee income is derived primarily from the origination and sale of residential mortgage loans into the
secondary market and from certain in-house servicing of sold loans, as well as fees on the origination of interim construction loans for residential builders and customers.  This area has experienced a decline in fee income for the nine months ending September 30,
1994 as compared to the same period last year as follows:
                                                                   September 30, 1994   September 30, 1993
                                                                   ------------------   ------------------
Total fee income for mortgage department                                $343,067                $435,674

      The primary reason for the decline has been the virtual cessation of home refinancings which had built up this business over the past two years. As interest rates for home loans have risen, the home refinancing portion of this department's business has declined considerably. Other significant lines of business continue, however. Because of the relative robustness of the local economy, new home construction and sales and financing of existing homes continues to be good. Bank of the West participates significantly in this function. In 1993, Bank of the West originated over 45% of the total residential loans made and sold into the secondary market by all banks in San Angelo, Texas. While this stream of income has declined somewhat, corresponding staffing cuts have been initiated by management to keep expenses in line with the business cycle decline.

      The following table is provided to illustrate trends in number of loans originated and other significant factors about the Bank of the West's mortgage loan operations:
                                                                                         Nine Months ended
                                          1990         1991         1992         1993    September 30, 1994
                                          ----         ----         ----         ----    ------------------
Number of Loans Originated                 150          178          352          417            265

Dollar Amount Originated (millions)         $9        $11.7       $22.87        $26.3            $18

Number of Employees                          9           12           12           12              8

Fees Originated per Employee           $15,333      $17,333      $32,674      $41,507        $43,750

      Fee income for the trust department for the nine month period ending September 30, 1994 was $222,000 as compared to $225,000 during the same period in 1993. Because of certain Internal Revenue Code changes and other considerations, a number of pension/ profit sharing plans administered by the trust department were terminated in early 1994. Management of that department has undertaken to replace those assets under administration and in fact has brought in over $3 million in new assets into the trust department during 1994. Management believes this department is poised for significant growth and profit contributions to Bank of the West in the future. Total assets under management by the trust department at September 30, 1994 were over $50,000,000 in either
(1) pension plans, (2) personal trusts, or (3) agency accounts. No significant trust assets are on deposit in Bank of the West.

      Fee Income from the investment center through the nine month period ending September 30, 1994 totaled over $173,000. This department has been recognized as a leader in sales volume of mutual funds, annuities, and direct stocks and bonds to customers of Bank of the West. Through the nine month period ending September 30, 1993, this department had generated over $152,000. Significant net profits after all direct and allocated expenses are being contributed to Bank of the West from this activity.

      All other fees and charges for the nine month period ending
September 30, 1994 totaled $215,000 as compared to $202,000 for the corresponding period in 1993.

      Overall, non-interest income for Bank of the West for the nine month period ending September 30, 1994 was $1,555,000 as compared to $1,576,000 for the corresponding period 1993.

OTHER OPERATING EXPENSE

      For the nine month period ending September 30, 1994, compensation and benefits increased $101,000, or 6.07%, as compared to the nine months ended September 30, 1993 primarily as a result of normal wage increases and benefit costs. The actual number of employees has been reduced. Direct salary expenses for officers increased $15,000, or 2.4%, while direct salary expenses for all other employees increased $67,000, or 10.0%.

      Bank of the West's occupancy expenses were up $19,000 over the corresponding nine month period last year, and equipment expenses were up $2,000 (from $151,000 to $153,000). All other operating expenses for the nine months ending September 30, 1994 were up $108,000, or 10%, as compared to the corresponding nine month period ending September 30, 1993.

      Overall, total overhead expense of Bank of the West was $3,330,000 versus $3,100,000 for the nine months ending
September 30, 1993. Expressed as a percentage of assets, overhead for Bank of the West has continuously run below peer group averages over the past five years.

      Overhead as a percentage of assets since 1989 is as follows:


                                              1989         1990         1991         1992          1993         1994
                                              ----         ----         ----         ----          ----         ----
Overhead as a percentage of assets            3.44%        3.34%        3.38%        3.27%         3.15%        3.14%<F1>


INCOME TAXES

      West Side and its subsidiaries, Westside Delaware and Bank of the West, file a consolidated Federal Income Tax Return. Federal income tax or benefit is allocated among the entities based on their respective taxable income or loss included in the consolidated return.


                                      FINANCIAL CONDITION

LOANS

      The loan portfolio constitutes the major earning asset of most bank holding companies and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any bank holding company generally parallels the quality and yield of its loan portfolio.

[FN]
- --------------------
  <F1> Annualized.

LOAN PORTFOLIO

      The following table presents loans outstanding at September 30, 1994 and December 31, 1993:

                                                             September 30, 1994               December 31, 1993
                                                             ------------------               -----------------
                                                                        Percent of                        Percent of
                                                           Amount         Total              Amount         Total
                                                           ------       ----------           ------       ----------
                                                                           (Dollars in Thousands)
Commercial and
   Financial                                              $19,681           27.50%           $17,582         25.21%

Real Estate:

  Non-farm/nonresidential                                  17,013           23.78            $13,851         19.86
  Residential                                              16,228           22.68             16,341         23.43
  Farmland, construction
    and other                                               6,792            9.49              8,748         12.55

All Other Services & Ind.                                   2,795            3.91              4,523          6.49
Consumer                                                    9,045           12.64              8,689         12.46
                                                            -----           -----              -----         -----
      Total                                               $71,554          100.00%           $69,734        100.00%
                                                           ======          =======            ======        =======

      The loan portfolio experienced a growth of $1,820,000 (2.61%) from December 31, 1993 to September 30, 1994.

MATURITY OF LOANS

      The following table sets forth the maturity composition of total loans at September 30, 1994:


                                       September 30, 1994
                                       ------------------
                                                    Percent of
                                        Loans          Total
                                        -----       ----------
                                      (Dollars in Thousands)
In one year or less                    $48,039       67.14%
After one year through five years       20,595       28.78
After five years                         2,920        4.08
                                        ------      ------
      Total                            $71,554      100.00%
                                        ======      =======

INTEREST SENSITIVITY

                                         September 30, 1994
                                         ------------------
                                     Fixed Rate     Variable Rate
                                     ----------     -------------
                                        (Dollars in Thousands)
In one year or less                    $14,169         $34,164
After one year through five years       20,595             --
After five years                         2,920             --
                                       -------         -------
      Total                            $37,684         $34,164
                                       =======         =======


      At September 30, 1994, there were no commitments to lend additional funds to borrowers whose loans were considered non-performing. The loan portfolio does not include any loans to foreign countries, credit card loans, or highly leveraged transaction loans.

      Bank of the West primarily originates or participates in loans to individuals and businesses in its local lending area defined as Tom Green County, Texas and contiguous counties. Lending within the commercial and real estate markets is distributed among a variety of industries and activities to maintain a diversified loan portfolio.

      Management closely monitors concentrations to single industries and individual customers, and actively participates in the lending function of the bank. Bank of the West has written policies that require security for loans including liens on residential mortgage loans. In addition, policies and procedures are in place to assess the credit worthiness of borrowers for all loans and commitments. Borrowers' ability to honor their loan contracts can be largely dependent upon the economic conditions within the market area and on a national level.

      Past due loans are managed aggressively. At September 30, 1994, total loans past due over 30 days were 2.05%, down from 2.85% at the same date in 1993, and 2.98% at the same date in 1992.


INVESTMENTS

      Bank of the West's holding of short-term investments and scheduled maturities of investment securities serve as a source of liquidity to meet depositor and borrower fund requirements, in addition to being a significant element of total interest income. Short-term investments, consisting of Federal Funds Sold, had outstanding balances of $5,950,000 at September 30, 1994 and $7,550,000 at December 31, 1993. Investment securities increased from $50,386,000<F2> at December 31, 1993 to $54,108,000 at September 30, 1994.

[FN]
- ----------------------------
   <F2> Includes $696,000 in participation certificates.

SECURITIES PORTFOLIO

      The following table presents the composition of investments and the change in each category for the periods presented:

                                                                            Change
                                    September 30,   December 31,  --------------------------
                                        1994           1993         Amount       Percent
                                  ----------------------------------------------------------
                                                     (Dollars in Thousands)
U.S. Government                        $24,764        $20,240       $4,524       $22.35%
U.S. Government Agencies                 8,907         15,024       (6,117)      (40.71)
Municipals and other tax-exempt            594          1,450         (856)      (59.03)
Mortgage-backed securities              19,843         13,672        6,171        45.14
Corporate bonds and other                   --             --           --           --
                                  ----------------------------------------------------------
      Total Investments                $54,108        $50,386       $3,722         7.39%
                                  ==========================================================


      The market value of total investment securities was $53,631,000 and $50,790,000 at September 30, 1994 and December 31, 1993, respectively.

INVESTMENT SECURITIES - MATURITIES AND YIELDS

      The following table shows the maturities and yields for the various forms of investment securities:

                                                                                  SEPTEMBER 30, 1994
                                                                                        MATURING
                                                    -----------------------------------------------------------------------------
                                                                       AFTER ONE             AFTER FIVE
                                                     IN ONE YEAR OR    THROUGH               THROUGH TEN
                                                     LESS              FIVE YEARS            YEARS             AFTER TEN YEARS
                                                    -----------------------------------------------------------------------------
                                                     AMOUNT    YIELD    AMOUNT     YIELD     AMOUNT   YIELD    AMOUNT     YIELD
                                                    -----------------------------------------------------------------------------
                                                                                 (Dollars in Thousands)
U.S. Government                                      $4,959     4.16%  $19,805      4.71%    $  --       --%   $  --        --%
U.S. Government agencies & corporations               4,044     5.34     2,935      5.94     1,928     5.90       --        --
Municipals and other tax exempt<F1>                     255    12.69       255     10.08        84    10.44       --        --
Mortgage-backed securities                            1,704     7.08    10,801      5.73     2,074     6.06    5,264      5.12
                                                    -----------------------------------------------------------------------------
                                                    $10,962     5.24%  $33,796      5.19%   $4,086     6.07%  $5,264      5.12%
                                                    =============================================================================

<F1>  Yield presented on a tax-equivalent basis assuming a tax rate of 34%.


DEPOSITS

      The deposit base provides the major funding source for earning assets of Bank of the West. Bank of the West has shown steady growth in deposits and in overall market share of deposits in the City of San Angelo, Texas, despite overall decline in bank deposits in the market over the past four years.

      A review of overall bank deposits for the City of San Angelo, Texas since 1991 follows:

                                                                      Nine Months
                                                                         ended
                                   1991       1992         1993         9/30/94
                                   --------------------------------------------
Total bank deposits                $814       $767         $738          $712
   (millions)

      During that same time period, Bank of the West experienced growth in deposits as follows:

                                                                      Nine Months
                                                                         ended
                                   1991       1992         1993         9/30/94
                                   --------------------------------------------
Bank of the West
total deposits (millions)          $114       $116         $128          $130


      As a percent of total market share, Bank of the West has shown significant growth in market penetration as follows:

                                                                      Nine Months
                                                                         ended
                                   1991       1992         1993         9/30/94
                                   --------------------------------------------
Bank of the West
market share (%)                   14.0%      15.0%        17.3%         18.2%

      The following table indicates the mix and levels of Bank of the West deposits at September 30, 1994 as compared to December 31, 1993 and December 31, 1992:

                                                          DEPOSIT MIX

                             SEPTEMBER 30,                DECEMBER 31,               DECEMBER 31,
                                 1994                         1993                      1992
                        -----------------------    ------------------------    ------------------------
                           AMOUNT   PERCENT             AMOUNT    PERCENT         AMOUNT       PERCENT
                                                     (Dollars in Thousands)
$100,000 or more          $26,406    (20.3%)           $25,816     (20.2%)        $24,534       (21.1%)

Money market
deposit accounts
and less than $100,000     56,932    (43.8)             54,891     (42.9)          53,203       (45.9)

NOW accounts and ATS       18,415    (14.2)             16,728     (13.0)          13,557       (11.6)

Savings Accounts            6,909     (5.3)              7,280      (5.7)           5,632        (4.9)

Demand                     21,219    (16.4)             23,268     (18.2)          19,114       (16.5)
                        -----------------------    ------------------------    ------------------------
Total Deposits           $129,881                     $127,983                   $116,040
                          =======                      =======                    =======

      Normal growth patterns are reflected in the mix of deposits over the past three years. The only significant item of note would be the movement out of demand deposits (non-interest bearing) as depositors have determined to keep their money working at some level of interest earnings rate.

SHORT-TERM BORROWINGS

      West Side had no short-term borrowings at September 30, 1994.


CAPITAL

      The strength of its capital position determines the ability of a financial institution to take advantage of growth opportunities and to handle unforeseen financial difficulties. Bank of the West's shareholder's equity at September 30, 1994 was $11,387,155, an increase of $173,983 over December 31, 1993 figures. This increase would have been even more significant considering the effect of $800,000 in dividends which were paid in early 1994 to pay off a holding company debt and to pay shareholder dividends of $1.00 per share, and the revised accounting requirement for securities portfolio valuations.

      Bank of the West is subject to the issuance of capital adequacy guidelines by its regulators, all of which have issued similar guidelines for the measurement of capital adequacy. One measure is the leverage capital ratio, which equals the ratio of ending total capital less intangible assets to average total assets less intangible assets. The guidelines include a definition of capital and provide a framework for calculating weighted risk assets by assigning assets and off-balance-sheet instruments to broad risk categories. The risk-based capital standards are a minimum ratio of total capital to risk weighted assets with a minimum of 4% when using tier 1 capital and a minimum of 8% when including total capital. Tier 1 capital is the sum of the core capital elements (common shareholders' equity less intangible assets). Total capital includes the allowance for loan losses limited to a maximum of 1.25% of risk weighted assets.

      As the following table indicates, Bank of the West exceeded the minimum risk-based and leverage ratios at September 30, 1994 and December 31, 1993:


                                                September 30,     December 31,   Minimum
                                                     1994             1993       Levels
                                                -------------     ------------   -------
                                                           (Dollars in Thousands)
Capital Components:
   Tier 1 Capital                                 $12,125           $11,213
   Total Capital                                   13,312            12,467

Assets:
   Risk Weighted Assets and Off-Balance
   Sheet Instruments                             $107,229          $107,481

Capital Ratios:
   Tier 1 Based Capital                             11.31%            10.43%        4.00%
   Total Risk Based Capital                         12.41%            11.60%        8.00%

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991


RESULTS OF OPERATIONS

      Net income for Bank of the West 1993 was $2,135,267, or $7.07 per share. This compared to Bank of the West's profits of $1,802,000 in 1992 and $1,031,000 in 1991, or $6.14 per share in 1992 and $3.52 per share in 1991.

      The increases in 1992 and 1993 resulted from improved net interest margins, lower loan losses, and improved non-interest income sources, including the addition of the Bank's investment center and increased income from the Bank's mortgage department.

      Net income as a percent of average assets and average equity for Bank of the West was:

                              Return on Average Assets    Return on Average Equity
                              ------------------------    ------------------------
                                    December 31,               December 31,
                                    ------------               ------------

                               1993    1992    1991      1993     1992    1991
                               -----------------------------------------------
          Net Income           1.60%   1.50%   0.98%     21.3%    20.0%   11.5%


      The following is an analysis of the primary components of net income for the years 1993, 1992, and 1991.


NET INTEREST INCOME

      Net interest income is the principal source of Bank of the West's net income and represents the difference between interest income and interest expense. The following schedules provide a summary concerning net interest income, average balances, and the related interest rate/yields for the past three years:

                                                                       BANK OF THE WEST
                                                                      DECEMBER 31, 1993
                                                  -----------------------------------------------------------
                                                                                   INTEREST       AVERAGE
                                                    AVERAGE        PERCENT OF      INCOME/        YIELD/
                                                    BALANCE       TOTAL ASSETS     EXPENSE         RATE
                                                  -----------------------------------------------------------
                                                                   (Dollars in Thousands)
Interest earning assets:
  Loans                                            $71,668            52.37%        $6,560         9.15%
  Taxable Securities                                   207             0.15             20         9.66
  Nontaxable Securities                             44,983            32.87          2,495         5.55
  Federal Funds Sold                                 9,838             7.19            296         3.01
                                                  -----------------------------------------------------------
   Total interest earning assets                  $126,696            92.59%         9,371         7.40%
                                                  -----------------------------------------------------------
Noninterest bearing assets:
  Cash and due from banks                           $5,999             4.38%
  Premises and equipment                             2,136             1.56
  Other assets                                       3,356             2.45
  Reserve for loan losses                           (1,346)           (0.98)
                                                  ------------------------------

   Total assets                                   $136,841           100.00%
                                                  ==============================
Interest-bearing liabilities:
  Now Accounts                                     $15,121            11.05%          $295         1.95%
  Savings                                            6,715             4.91            178         2.65
  Money market accounts                             18,375            13.43            479         2.61
  Time deposits                                     60,977            44.56          2,402         3.94
  Short term borrowings                                  0             0.00              0         0.00
                                                  ----------------------------------------------------------
   Total interest-bearing liabilities             $101,188            73.95%         3,354         3.31%
                                                  ----------------------------------------------------------
Non-interest bearing liabilities:
  Demand deposits                                  $20,938            15.30%
  Other liabilities                                  4,199             3.07
                                                  ------------------------------
    Total liabilities                              126,325            92.32%

Stockholders' equity                                10,516             7.68%
                                                  ------------------------------
Total liabilities and stockholders'  equity       $136,841           100.00%
                                                  ==============================
Net interest income                                                                 $6,017
                                                                                 =============
Interest rate spread                                                                               4.09%
                                                                                                   =====
Net interest margin                                                                                4.75%
                                                                                                   =====

                                                                       BANK OF THE WEST
                                                                      DECEMBER 31, 1992
                                                  -----------------------------------------------------------
                                                                                   INTEREST       AVERAGE
                                                    AVERAGE        PERCENT OF      INCOME/        YIELD/
                                                    BALANCE       TOTAL ASSETS     EXPENSE         RATE
                                                  -----------------------------------------------------------
                                                                   (Dollars in Thousands)
Interest earning assets:
  Loans                                            $68,014            54.79%        $6,835         10.05%
  Taxable Securities                                   500             0.40             48          9.60
  Nontaxable Securities                             38,150            30.73          2,775          7.27
  Federal Funds Sold                                 7,766             6.26            268          3.45
                                                  -----------------------------------------------------------
   Total interest earning assets                  $114,430            92.19%         9,926          8.67%
                                                  -----------------------------------------------------------
Noninterest bearing assets:
  Cash and due from banks                           $5,419             4.37%
  Premises and equipment                             2,247             1.81
  Other assets                                       3,309             2.67
  Reserve for loan losses                           (1,276)           (1.03)
                                                  -----------------------------
   Total assets                                   $124,129           100.00%
                                                  =============================
Interest-bearing liabilities:
  Now Accounts                                     $11,922             9.60%          $330          2.77%
  Savings                                            5,459             4.40            181          3.32
  Money market accounts                             17,566            14.15            533          3.03
  Time deposits                                     61,214            49.31          2,866          4.68
  Short term borrowings                                 54             0.04              2          3.70
                                                  -----------------------------------------------------------
   Total interest-bearing liabilities              $96,215            77.51%         3,912          4.07%
                                                  -----------------------------------------------------------
Non-interest bearing liabilities:
  Demand deposits                                  $16,668            14.26%
  Other liabilities                                  1,676             1.43
                                                  -----------------------------
    Total liabilities                              114,559            92.29%

Stockholders' equity                                 9,570             7.71%
                                                  -----------------------------
  Total liabilities and stockholders'
   equity                                         $124,129           100.00%
                                                  =============================
Net interest income                                                                 $6,014
                                                                                 ============
Interest rate spread                                                                               4.60%
                                                                                                   =====
Net interest margin                                                                                5.26%
                                                                                                   =====

                                                                       BANK OF THE WEST
                                                                      DECEMBER 31, 1991
                                                  -----------------------------------------------------------
                                                                                   INTEREST       AVERAGE
                                                    AVERAGE        PERCENT OF      INCOME/        YIELD/
                                                    BALANCE       TOTAL ASSETS     EXPENSE         RATE
                                                  -----------------------------------------------------------
                                                                   (Dollars in Thousands)
Interest earning assets:
  Loans                                            $64,519            55.20%        $7,204         11.17%
  Taxable Securities                                   803             0.69             49          6.10
  Nontaxable Securities                             33,667            28.80          2,916          8.66
  Federal Funds Sold                                 7,299             6.24            394          5.40
                                                  -----------------------------------------------------------
   Total interest earning assets                  $106,288            92.93%        10,563          9.94%
                                                  -----------------------------------------------------------
Noninterest bearing assets:
  Cash and due from banks                           $5,580             4.77%
  Premises and equipment                             2,370             2.03
  Other assets                                       3,662             3.13
  Reserve for loan losses                           (1,013)           (0.87)
                                                  -----------------------------
   Total assets                                   $116,887           100.00%
                                                  =============================
Interest-bearing liabilities:
  Now Accounts                                     $10,407             8.90%          $480          4.61%
  Savings                                            3,786             3.24            212          5.60
  Money market accounts                             17,607            15.06            959          5.45
  Time deposits                                     61,459            52.58          3,977          6.47
  Short term borrowings                                 87             0.07              5          5.75
                                                  -----------------------------------------------------------
   Total interest-bearing liabilities              $93,346            79.86%         5,633          6.03%
                                                  -----------------------------------------------------------
Non-interest bearing liabilities:
  Demand deposits                                  $13,488            11.54%
  Other liabilities                                  1,656             1.42
                                                  -----------------------------
    Total liabilities                              108,490            92.82%

Stockholders' equity                                83,976             7.18%
                                                  -----------------------------
  Total liabilities and stockholders'
   equity                                         $116,887           100.00%
                                                  =============================
Net interest income                                                                 $4,930
                                                                                  ==========
Interest rate spread                                                                                3.91%
                                                                                                    =====
Net interest margin                                                                                 4.64%
                                                                                                    =====

                           FINANCIAL CONDITION


INVESTMENTS

      Bank of the West's holdings of short-term investments and scheduled maturities of investment securities serve as a source of liquidity to meet depositor and borrower fund requirements, in addition to being a significant element of total interest income. Short-term investments consisting primarily of Federal Funds sold had outstanding balances at December 31, 1993 of $7,550,000, as compared to $8,875,000 at year end 1992 and $6,650,000 in 1991. The reasonably stable level of these overnight investments reflect management's comfort with holding approximately 5% of assets available for liquidity needs.

      Since 1991, the par value of total investment securities have grown from $38,152,000 to $49,645,000 at 1993, reflecting both the facts that bank deposits had grown $13,890,000 or 12.25% and that loan demand had decreased over the period.


SECURITIES PORTFOLIO

      The following table presents the composition of investments and the change in each category for the periods presented:

                                  1993                       1992                      1991
                               ---------                   ---------                 --------
                                         PERCENT                  PERCENT                    PERCENT
                           BOOK          OF TOTAL     BOOK        OF TOTAL      BOOK         OF TOTAL
                           VALUE        SECURITIES    VALUE      SECURITIES     VALUE       SECURITIES
                          --------------------------------------------------------------------------------
                                                  (Dollars in Thousands)
U.S. Government           $20,240        40.17%      $4,011        10.46%      $6,042         15.67%

U.S. Government
Agencies and
Corporations                5,108        10.14        7,731        20.16       12,531         32.51

Municipals and other
tax-exempt                  1,450         2.88        2,792         7.28        4,001         10.38

Mortgage-backed
securities                 23,588        46.81       21,726        56.65       15,470         40.13

Corporate bonds and
other (Federated
Government Fund)               --           --        2,089         5.45          505          1.31
                          --------------------------------------------------------------------------------
  Total Securities        $50,386       100.00%     $38,349       100.00%     $38,549        100.00%
                          ================================================================================

      The market value of total investment securities was $50,790,000, $38,781,000 and $39,076,000 at December 31, 1993, 1992, and 1991,
respectively.

      During the periods shown, funds provided from maturities and prepayments allowed for significant repositioning to increase the overall quality of the portfolio and increase the percentage held in direct U.S. government obligation. Mortgage-backed securities that had been purchased for asset liability management purposes were replaced with more predictable short-term governments.

INVESTMENT SECURITIES - MATURITIES AND YIELDS

      The following table shows the maturities and yields for the various forms of investment securities:

                                                   DECEMBER 31, 1993
                                                        MATURING
                         -------------------------------------------------------------------------------------
                                                  AFTER ONE
                                                  THROUGH                AFTER FIVE
                          IN ONE YEAR OR LESS     FIVE YEARS             THROUGH TEN YEARS   AFTER TEN YEARS
                         -------------------------------------------------------------------------------------
                           AMOUNT    YIELD       AMOUNT      YIELD      AMOUNT   YIELD      AMOUNT    YIELD
                         -------------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
U.S. Government            $1,000    4.62%      $19,240      4.56%    $     --     --%    $     --     --%

U.S. Government
agencies &
corporations                   --      --         1,059      4.26        4,049   7.03           --     --

Municipals and
other tax exempt<F1>          856   12.98           434     11.63          160  10.38           --     --

Mortgage-backed
securities                  2,064    5.73        11,709      7.93        2,433   5.63        7,382   4.38

                         -------------------------------------------------------------------------------------
Total Investment
Securities                 $3,920    7.03%      $32,442      5.86%      $6,642   5.14%      $7,382   4.38%
                         =====================================================================================

<F1>  Yield presented on a tax-equivalent basis assuming a tax rate of 34%.

      By maturity, 7.8% of the portfolio will mature within one year and 72% will mature within five years.


PROVISION FOR POSSIBLE LOAN LOSSES

      The provision for possible loan losses provides a reserve (the allowance for loan losses) against which loan losses are charged as those losses become evident. Management determines the appropriate level of the allowance for loan losses on a quarterly basis. These quarterly analyses take into consideration the results of an ongoing loan review and grading process, the purpose of which is to determine the level of credit risk within the portfolio at any given time.

      Utilizing the results of the loan review and grading process, a specific portion of the reserve is allocated to those loans which appear to represent a more than normal exposure to risk. In addition, estimates are made for potential losses within the acceptably graded loan portfolios of consumer loans, residential mortgage loans, commercial real estate loans, and commercial loans not otherwise specifically reviewed, based on historical loss experience and other factors and trends.

      A provision for loan loss expense was last made in 1993 when $60,000 was provided to the allowance for loan losses. Provisions in 1991 and 1992 were $530,000 and $497,000 respectively.

      Following are tables setting forth the activity for loan losses and the allocation of the allowance for possible loan losses, along with certain ratios for non-performing loans and total loans in 1991, 1992, and 1993:

                          ALLOWANCES FOR POSSIBLE LOAN LOSSES


                                                                 Years Ended December 31,

                                                               1993        1992       1991
                                                               ----        ----       ----

                                                                 (Dollars in Thousands)

Balance at beginning of period                                $1,339      $1,049       $954
Loans charged off:
  Commercial & Financial                                         115         184        449
  Residential Real Estate                                         12          54         45
  Consumer                                                        49          51         13
                                                            ----------------------------------
Total charge offs                                                176         289        507
                                                            ----------------------------------
Recoveries:
  Commercial & Financial                                         (29)        (78)       (65)
  Residential Real Estate                                         --          (2)        (2)
  Consumer                                                        (2)         (2)        (5)
                                                            ----------------------------------
Total recoveries                                                 (31)        (82)       (72)
                                                            ----------------------------------

Net loans charged off                                            145         207        435

Provision for possible loan losses
  charged against income                                          60         497        530
                                                            ----------------------------------
Balance at end of period                                      $1,254      $1,339     $1,049
                                                            ==================================
Net charge offs/average loans                                   0.19%       0.30%      0.65%

Loan reserve/total loans                                        1.78%       1.92%      1.55%

Loan reserve/non-performing loans                                205%        121%        72%


      Non-performing assets are defined as loans delinquent 90 or more days, nonaccrual loans, restructured loans, and foreclosed assets. Such assets do not necessarily represent future losses to Bank of the West since underlying collateral can be sold, and the financial condition of the borrowers may improve.


NON-PERFORMING ASSETS

      The following table sets forth the detail of non-performing assets:

                                                        December 31,
                                                        ------------

                                              1993          1992        1991
                                              ----          ----        ----

                                                  (Dollars in Thousands)

Non-Accrual Loans                                       $254         $1,054      $1,428

Loans Past Due 90 Days or More                           356             49          21
                                                        ----         ------      ------

   Total                                                 610          1,103       1,449

Foreclosed Assets                                        206            438       1,088
                                                        ----         ------      ------

   Total Non-Performing Assets                          $816         $1,541      $2,537
                                                        ====         ======      ======

Non-Performing Loans/Loans                               .87%          1.58%       2.14%
Non-Performing Assets to Loans Plus Foreclosed Assets   1.16%          2.20%       3.68%
Non-Performing Assets/Total Assets                       .58%          1.22%       2.04%

      The following table compares the allowance for loan losses and the total nonperforming loans at December 31, 1993, 1992, and 1991:

                                                                      December 31,
                                                                      ------------

                                                             1993         1992         1991
                                                             ----         ----         ----

                                                                  (Dollars in Thousands)

Allowance for Loan Losses                                   $1,254       $1,339       $1,049

Non-Performing Loans                                           610        1,103        1,449

Allowance as a Percentage of Non-Performing Loans           205.65%       121.4%        72.4%

      Management attributes the improvement in non-performing assets to a much improved economy in our primary market, greater focus on the credit review process, and close monitoring of potential problem customers.

      Based on Bank of the West's loan review process, historical loan loss experience, and economic conditions, management believes the allowance for possible loan losses at December 31, 1993 is adequate to cover potential losses in the loan portfolio.

DEPOSITS

      The deposit base provides the major funding source for interest earning assets for most banks. Bank of the West's deposits have shown continuous growth since 1991 as shown in the table below. It should be recognized that this growth has occurred while the overall deposit level of other local banks has contracted due primarily to the competitive attractiveness of other financial products. Most of the growth in deposits has been in the form of demand accounts, NOW accounts, and savings accounts. These are areas that are less rate sensitive and that tend to be more stable in volatile rate environments. Bank of the West's certificates of deposit in excess of $100,000 have been very stable due to the fact that these represent local area relationships. There are no brokered deposits in the bank.


                                                        BANK OF THE WEST
                                                        DEPOSIT PORTFOLIO

                                                             DECEMBER 31,
                        -----------------------------------------------------------------------------------
                                     1993                       1992                      1991
                                   --------                   --------                  --------
                        ===================================================================================
                                   COST OF                   COST OF                     COST OF
                           AMOUNT   FUNDS  PERCENT   AMOUNT   FUNDS  PERCENT    AMOUNT    FUNDS  PERCENT
                        -----------------------------------------------------------------------------------
                                                      (Dollars in Thousands)
Noninterest bearing       $23,268    n/a%  18.18%    $19,114    n/a%  16.47%    $16,282    n/a%   14.30%

NOW Accounts               16,728    1.81   13.07     13,557    2.51   11.68     10,940    4.39     9.61

Savings Accounts            7,280    2.34    5.69      5,632    3.04    4.85      4,617    4.59     4.05

Money Market
Deposit Accounts           18,494    2.59   14.45     16,946    3.15   14.60     18,185    5.27    15.97

Time Deposits:
  Less than $100,000       36,397    3.83   28.44     36,257    4.75   31.25     39,508    6.23    34.70
  $100,000 or more         25,816    3.91   20.17     24,534    4.67   21.14     24,336    6.23    21.37
                        -----------------------------------------------------------------------------------
Total Deposits           $127,983    2.62% 100.00%  $116,040    3.37% 100.00%  $113,868    4.95%  100.00%
                        ===================================================================================

NON-INTEREST INCOME

      The balance of earnings of a banking institution are typically generated through non-interest income from fees and service charges. The following tables outline the components of this income source for the years ended December 31, 1993, 1992, and 1991:



                          YEAR ENDED                                        CHANGE
                          DECEMBER 31,                      1993/1992                1992/1991
                          ------------                      ---------                ---------
                      1993     1992    1991               Amount    %             Amount       %
                      ----     ----    ----               ------   ---            ------      ---
                                             (Dollars in Thousands)
Service Charges-
  Deposit Accounts  $  828   $  631  $  556              $  197    31.2%           $   75       13.5%

Mortgage Dept.
  Fee Income           593      522     325                  71    13.6               197       60.6

Trust Dept.
  Fee Income           285      248     183                  37    14.9                65       35.5

Investment Center
  Fee Income           202       64     -0-                 138   215.6               n/a        n/a

All Other Fee &
  Charge Income        312      350     357                 (38)   10.8                (7)       1.9
                       ---      ---     ---                 ----   ----                ---       ---

Total Fee Income    $2,220   $1,815  $1,421              $  405    22.3%           $  394       27.7%
                     =====   ======  ======              ======    =====           ======       =====

Gain on Sale of
Land                   (53)     (81)      1                 n/a     n/a               n/a        n/a

Securities Gains or
  (Losses)             (19)    (216)    (60)                n/a     n/a               n/a        n/a
                       ----    -----    ----                ---     ---               ---        ---

Total Non Interest
  Income            $2,148   $1,518  $1,362              $  630    41.5%           $  156       11.4%
                    ======   ======  ======              ======    =====           ======       =====

      Non-interest income expanded significantly since 1991, primarily the result of higher service charges and more accounts in the bank, as well as lower earning credit rates applied to account balances, thereby increasing service charges per account.

      Also of significance were the increases experienced in the Mortgage Loan Department as lower interest rates promoted home refinancings and new home construction and sales activity.

      Bank of the West's trust department continued its steady growth in both assets administered and in fee income. The addition of the Bank's investment center in mid-1992 added considerably to the non-interest income.

      All "other fees and income" are down from a high in 1991 of $357,000. The primary reason for the decline was the ultimate liquidation of several parcels of repossessed real estate that had been leased or rented. In 1991 alone, income from ORE (Other Real Estate) totalled $116,000. As those properties were sold, those income sources were removed from the Bank's other income. Removing this single source of income would then reflect that ordinary income sources such as credit card fees, safe deposit box fees, research fees, credit life commissions, etc. increased through this same time period.

      Overall, non-interest income increased significantly from 1991 through 1993: from $1,421,000 to over $2,220,000 notwithstanding certain gains and losses on sale of assets. Management believes this level of non-interest income to be significantly above peer group averages for banks of this size and to represent attractive sources of additional income to Bank of the West.


OTHER EXPENSES


                                                 Year Ended                                Change
                                                December 31,                        Percentage   Percentage
                                     -------------------------------------        ------------- -------------
                                      1993           1992          1991             1993/1992     1992/1992
                                             (Dollars in Thousands)
Compensation & Employee
  Benefits                           $2,540          $2,202       $1,876               15.3%        17.4%
Occupancy & Equipment Expense           470             486          504               (3.3)        (3.6)
All Other Operating Expenses          1,361           1,416        1,292               (3.9)         9.6
                                      -----           -----        -----               -----         ---
Total Non-Interest Expense           $4,371          $4,104       $3,672                6.5%        11.8%
                                     ======          ======       ======                ====        =====

      Total non-interest expenses (overhead) for Bank of the West over the three year period 1991, 1992, and 1993 when expressed as a percentage of assets were 3.38%, 3.27%, and 3.15% respectively. Although growth of the bank caused the cost of operating the bank to increase, the overhead ratio was reduced.

      Personnel expenses were the largest contributor to these increases, the result of both normal salary and compensation increases and growth in the number of personnel during this time frame. Additionally, certain officer's compensation was tied to bank performance levels, and as the bank's profitability increased compensation expenses increased.

      Equipment and occupancy expenses actually decreased during this time frame (1991-1993) as certain depreciation expenses on older equipment ran out. All other operating expenses showed a decline from 1992 through 1993 as expenses related to holding foreclosed real estate and other related expenses (taxes, legal, etc.) declined as those properties were liquidated.

      FDIC assessments, and other types of insurance related (non-controllable) expenses, are included in the "all other expense" category. During the time frame 1991 to 1992, FDIC costs alone increased $44,000 (19.2%), and from 1992 to 1993 FDIC costs actually decreased by $2,000. This decrease was the result of Bank of the West being identified in the best risk category for FDIC premium assessment purposes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF WEST SIDE

      The following table sets forth, as of the record date for the Special Meeting, the names and addresses of each beneficial owner of more than five percent (5%) of West Side Common known to the Board of Directors of West Side, showing the amount and nature of such beneficial ownership and the names of each director and executive officer of West Side who owns shares of West Side Common, the number of shares of West Side Common owned beneficially by each director and executive officer and the number of shares of West
Side Common owned beneficially by all directors and executive officers as a group. None of the shareholders listed herein would own, on a pro forma basis, giving effect to the Merger, more than one percent (1%) of the issued and outstanding shares of Boatmen's
Common.

                                SHARES OF WEST SIDE COMMON
NAME AND ADDRESS<F1>                BENEFICIALLY OWNED                     PERCENT OF CLASS
- ----------------                    ------------------                     ----------------

Fred Ball                                  4,022                              1.29%

Frank Caraway                             68,325<F2>                         21.85%
P.O. Box 982
San Angelo, Texas  76902

Richard Crisp                              4,914                              1.57%

Bettie C. Gassiot                          4,200                              1.34%

Ron Giddiens                              11,310                              3.62%

A. L. Herrington                           4,500                              1.44%

Baugh Lewis                                4,023                              1.29%

J.E. Loveless                              4,771                              1.53%

Joe L. McManus                            13,039                              4.17%

Sylvan Polunsky                            3,100                               <F*>

Jack Reichert                             17,019<F3>                          5.44%
P.O. Box 1591
San Angelo, Texas  76902

Frank W. Rose                              2,690                               <F*>

Stephen Salmon                            39,398<F4>                         12.60%
2601 Douglas Drive
San Angelo, Texas  76904

Lewis O. Seibert                           5,636<F5>                          1.80%


                                    76

                                SHARES OF WEST SIDE COMMON
NAME AND ADDRESS<F1>                BENEFICIALLY OWNED                     PERCENT OF CLASS
- ----------------                    ------------------                     ----------------

Joe B. Terrill                            21,210                              6.79%

Directors and Executive Officers of      208,157                             66.58%
West Side as a Group (36 persons)

- ----------------------------------

<F*>  Represents less than one percent (1%) of the issued and outstanding shares of West Side Common.

<F1>  Addresses are provided only with respect to each beneficial owner of more than five percent (5%) of West Side Common known to the Board of Directors of West Side.

<F2>  Includes 18,519 shares owned by Frank Mills Caraway, 18,519 shares owned by Michael James Caraway, and 18,519 shares owned by Deborah Caraway Williams.

<F3>  Includes 5,475 shares owned in the name of Joella B. Reichert,
      2,500 shares owned by Lida Lea Young, 2,500 shares owned by Jacqueline Young, and 2,500 shares owned by Janet Gardiner. Mr. Reichert was a significant member of Bank of the West's former control group.

<F4>  Includes 9,167 shares owned by Richard Salmon, 888 shares owned by Jennifer Salmon, 888 shares owned by Julie Salmon, 7,918 shares owned by Nancy Salmon James, 3,577 shares owned by Nick and Nancy James, 888 shares owned by Richard S. James, 2,688 shares owned by Mary Catherine James, and 2,688 shares owned by Nicki Susan James.

<F5>  Includes 4,000 shares owned by Larry Seibert.

<F6>  Includes 6,802 shares owned by Harold Gibbs, 2,090 shares owned by Joel Craig Terrill, 2,090 shares owned by Tamara Lynn Terrill, 2,090 shares owned by Michael Burton Terrill, 500 shares owned by Joel Ryan Terrill and 2,090 shares owned by Dela Jean Gibbs Terrill.

                            LEGAL OPINION

      The legality of the securities offered hereby will be passed upon by Lewis, Rice & Fingersh, L.C. Members of Lewis, Rice &
Fingersh, L.C. and attorneys employed by them owned, directly or indirectly, as of January 31, 1995, 72,394 shares of Boatmen's Common.

                            EXPERTS

INDEPENDENT AUDITORS FOR BOATMEN'S

      The consolidated financial statements of Boatmen's incorporated by reference in Boatmen's Annual Report (Form 10-K) for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The consolidated income statement and statements of changes in shareholders' equity and cash flows of First Interstate of Iowa, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated statements of operations, changes in stockholders' equity and cash flows of Sunwest Financial Services, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated statements of income, stockholders' equity and cash flows of First Amarillo Bancorporation, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated balance sheets of Worthen and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP and Frost & Company, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in 1993.


INDEPENDENT AUDITORS FOR WEST SIDE

      The consolidated financial statements of West Side at December 31, 1993, 1992, 1991 and for the years then ended appearing in this Proxy Statement/Prospectus and Registration
Statement have been audited
by Oliver, Rainey & Wojtek, LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


PRESENCE AT SPECIAL MEETING

      Representatives of Oliver, Rainey & Wojtek LLP are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                         SHAREHOLDER PROPOSALS

      Shareholder proposals for the annual meeting of Boatmen's shareholders to be held in April, 1995 must have been received by Boatmen's by November 11, 1994, in order to be considered for inclusion in the 1995 proxy statement. Shareholder proposals for the 1996 annual meeting of Boatmen's must be received by Boatmen's on a date to be determined and announced in Boatmen's proxy statement for its 1995 annual meeting, and must meet the requirements established by the S.E.C. for shareholder proposals.

      Upon receipt of any such proposal, Boatmen's will determine whether or not to include such proposal in the Proxy Statement and proxies in accordance with the S.E.C.'s regulations governing the solicitation of proxies.


                        ---------------

              WEST SIDE BANCSHARES, INC.  AND SUBSIDIARIES

                    December 31, 1993, 1992 and 1991

                                            FINANCIAL STATEMENTS
                                                     OF
                               WEST SIDE BANCSHARES, INC.  AND SUBSIDIARIES

                                             TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----

Independent Auditors' Report                                                                            F-3

Consolidated Balance Sheet                                                                              F-4

Consolidated Statement of Income                                                                        F-6

Consolidated Statement of Cash Flows                                                                    F-8

Consolidated Statements of Changes in Stockholders' Equity                                             F-10

Notes to Financial Statements                                                                          F-11

T. Richey Oliver, CPA         OLIVER, RAINEY & WOJTEK, L.L.P.
Sharon M. Rainey, CPA      A Registered Limited Liability Partnership
C. Gordon Rainey, CPA          CERTIFIED PUBLIC ACCOUNTANTS
Jerry W. Wojtek, CPA           300 BANK OF THE WEST BUILDING
- ----------------------------         2909 SHERWOOD WAY
Becky B. Bookter, CPA             SAN ANGELO, TEXAS  76901
Jeffrey J. Bozeman, CPA                (915) 942-6713
Karen M. Coates, CPA                 FAX (915) 944-9591                 Members
Todd A. Engel, CPA                                       Texas Society of CPA's
Jeffrey G. McCormick, CPA                           American Institute of CPA's
Richard D. Procter, CPA


                         INDEPENDENT AUDITORS' REPORT


Board of Directors
West Side Bancshares, Inc., West Side Delaware
   Financial Corporation, Inc. and Bank of the West
San Angelo, Texas


        We have audited the accompanying consolidated balance sheet of West Side Bancshares, Inc., and Subsidiaries and the accompanying balance sheets of West Side Bancshares, Inc., (Holding Company),
West Side Delaware Financial Corporation, Inc., (Intermediate
Holding Company) and Bank of the West as of December 31, 1993, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West Side Bancshares, Inc. and Subsidiaries, the financial position of West Side Bancshares, Inc., (Holding Company), West Side Delaware Financial Corporation, Inc. (Intermediate Holding Company) and Bank of the West as of December 31, 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ Oliver, Rainey & Wojtek, L.L.P.
San Angelo, Texas
February 1, 1994

                                                     WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                                             CONSOLIDATED BALANCE SHEETS


                                                        September 30,                 December 31,

                                                            1994                 1993              1992
                                                     ------------------       ----------        -----------
                                                         (Unaudited)
                                                                            (In Thousands)
ASSETS
Cash and cash equivalents
   Non-interest bearing deposits and cash                 $  6,993            $  8,904            $  5,170
   Federal funds sold                                        5,950               7,550               8,875
                                                          --------            --------            --------

     Total cash and cash equivalents                        12,943              16,454              14,045
                                                          --------            --------            --------
Investments securities (estimated market
   value $53,631, $50,094 and $35,590 at
   September 30, 1994, December 31, 1993 and
   1992, respectively)                                      54,108              49,690              37,304
                                                          --------            --------            --------

FHLMC participation certificates                               -0-                 696               1,045
                                                          --------            --------            --------
Loans
   Commercial                                               22,262              20,186              22,525
   Installment - net of unearned interest of                 5,425               5,375               5,465
     $414 at September 30, 1994, $590 and $789 at
     December 31, 1993 and 1992, respectively
   Real Estate                                              36,354              33,844              33,255
   Student                                                       5               1,272               1,389
   Mortgage                                                  5,259               6,513               5,591
   Single pay consumer                                       2,200               2,065               1,987
   Overdrafts                                                   49                 479                  85
   Industrial Revenue Bonds                                    -0-                 -0-                 290
                                                          --------            --------            --------
                                                            71,554              69,734              70,587

Less allowance for possible loan losses                     (1,187)             (1,254)             (1,339)
                                                          --------            --------            --------
   Net Loans                                                70,367              68,480              69,248
                                                          --------            --------            --------
Premises and equipment, net                                  2,102               2,136               2,179
Accrued interest receivable                                  1,319               1,149               1,139
Other real estate owned                                        183                 206                 438
Other assets                                                 1,086                 761                 869
                                                          --------            --------            --------
     Total assets                                         $142,108            $139,572            $126,267
                                                          ========            ========            ========
See accompanying notes.

                                    F-4

                                                     WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                                             CONSOLIDATED BALANCE SHEETS
                                                                     (Continued)


                                                        September 30,                 December 31,

                                                            1994                 1993              1992
                                                     ------------------       ----------        -----------
                                                         (Unaudited)
                                                                            (In Thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Demand and other non-interest bearing                  $ 22,152            $ 23,802            $ 18,750
   NOW accounts                                             16,889              15,542              13,194
   Savings and money market investment accounts             27,045              26,091              22,918
   Time - $100 and over                                     26,406              25,816              24,309
   Other time                                               37,118              36,399              36,484
                                                          --------            --------            --------
     Total deposits                                        129,610             127,650             115,655
                                                          --------            --------            --------

Accrued interest, taxes and expenses                           963                 554                 634
Other borrowed funds                                           -0-                 500               1,000
                                                          --------            --------            --------
     Total liabilities                                     130,573             128,704             117,289
                                                          --------            --------            --------
Stockholder's equity
   Common stock, 500,000 shares authorized,
     par value $1.00; 458,000 shares issued and
     outstanding at September 30, 1994 and
     December 31, 1993; 450,000 shares issued
     and outstanding December 31, 1992                         458                 458                 450
   Capital Surplus                                          10,040              10,040               9,978
   Retained earnings                                         6,371               4,966               3,154
   Reserve for equity losses                                   -0-                 -0-                  (8)
   Reserve for AFS gains/losses                               (738)                -0-                 -0-
                                                          --------            --------            --------
                                                            16,131              15,464              13,574

Less treasury stock, at cost - 156,563 shares               (4,596)             (4,596)             (4,596)
                                                          --------            --------            --------
   Total Stockholders' equity                               11,535              10,868               8,978
                                                          --------            --------            --------
     Total Liabilities and Stockholders' Equity           $142,108            $139,572            $126,267
                                                          ========            ========            ========

See accompanying notes.


                                           WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF INCOME

                                                              Nine Months ended
                                                                September 30,                          Year ended December 31,

                                                             1994            1993             1993            1992            1991
                                                            ------          ------           ------          ------          ------
                                                          (Unaudited)    (Unaudited)

                                                                              (In Thousands, except per share amounts)
Interest Income:
   Loans, including fees                                   $ 4,691         $ 4,733          $ 6,256         $ 6,523         $ 6,953
   Other investments                                           177             224              399             401             597
   Investment securities                                     2,159           1,904            2,436           2,623           2,851
                                                            ------          ------           ------          ------          ------
     Total interest income                                   7,027           6,861            9,091           9,556          10,401
                                                            ------          ------           ------          ------          ------
Interest expense:
   Deposits                                                  2,596           2,522            3,354           3,910           5,628
   Federal funds purchased                                     -0-             -0-              -0-             -0-               5
   Other interest                                              -0-              77               84              90             153
                                                            ------          ------           ------          ------          ------
     Total interest expense                                  2,596           2,599            3,438           4,000           5,786
                                                            ------          ------           ------          ------          ------
     Net interest income                                     4,431           4,262            5,653           5,556           4,615

Provision for possible loan losses                             -0-             (60)             (60)           (497)           (530)
                                                            ------          ------           ------          ------          ------
   Net interest income after
     provision for possible loan
     losses                                                  4,431           4,202            5,593           5,059           4,085
                                                            ------          ------           ------          ------          ------
Other Income:
   Service charges                                             622             600              845             649            575
   Gains (Loss) on sale of
     investment securities                                     -0-             -0-              (19)           (116)          (221)
   Trust fees                                                  222             225              285             248            183
   Origination and servicing fees                              367             445              600             524            327
   Other operating income                                      281             234              394             242            179
                                                            ------          ------           ------          ------          ------
     Total other income                                      1,492           1,504            2,105           1,547           1,043
                                                            ------          ------           ------          ------          ------

Other expenses:
   Compensation and benefits                                 1,764           1,663            2,540           2,201           1,876
   Occupancy expense                                           238             219              360             266             266
   Other operating expenses                                  1,333           1,234            1,487           1,658           1,536
                                                            ------          ------           ------          ------          ------
     Total other expenses                                    3,335           3,116            4,387           4,125           3,678
                                                            ------          ------           ------          ------          ------

See accompanying notes.

                                    F-6

                                           WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF INCOME
                                                           (Continued)
                                                              Nine Months ended
                                                                September 30,                          Year ended December 31,

                                                             1994            1993             1993            1992            1991
                                                            ------          ------           ------          ------          ------
                                                          (Unaudited)    (Unaudited)

                                                                              (In Thousands, except per share amounts)
Income before taxes and change
   in accounting principle                                 $ 2,588         $ 2,590          $ 3,311         $ 2,481         $ 1,450
Income taxes                                                  (882)           (937)          (1,072)           (679)           (418)
                                                            ------          ------           ------          ------          ------
Income before cumulative effect
   of change in accounting
   principle                                                 1,706           1,653            2,239           1,802           1,032
Cumulative effect of change in
   accounting principle                                        -0-             -0-             (104)           -0-              -0-
                                                            ------          ------           ------          ------          ------
   Net income                                              $ 1,706         $ 1,653          $ 2,135         $ 1,802         $ 1,032
                                                            ======          ======           ======          ======          ======
Earnings per share:
   Income before cumulative
     effect of change in accounting
     principle                                                5.66            5.63             7.42            6.14            3.52
   Cumulative effect of change in
     accounting principle                                      -0-             -0-             (.35)            -0-             -0-
                                                            ------          ------           ------          ------          ------
   Net income                                                 5.66            5.63             7.07            6.14            3.52
                                                              ====            ====             ====            ====            ====
See accompanying notes.


                                  WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CASH FLOW

                                                    Nine Months ended
                                                       September 30,                          Year ended December 31,

                                                  1994             1993              1993             1992             1991
                                                --------         --------          --------         --------         --------
                                              (Unaudited)       (Unaudited)

                                                                              (In Thousands)
OPERATING ACTIVITIES
  Net income                                    $ 1,706          $  1,653          $  2,135         $ 1,802          $  1,032
  Adjustments to reconcile
    net income to cash provided by
    operating activities:
      Depreciation and amortization                 164               186               221             241               266
      Provision for possible loan losses            -0-                60                60             497               530
      (Gain) Loss on sale of investment
        securities                                  -0-                 2                19             116               221
      (Gain) Loss on sale of other real
        estate                                        4                37                53             -0-               -0-
      Loss on sale of premises                      -0-               -0-               -0-             -0-                 1
      Net amortization (accretion) of
        premium and discount on
        investment securities                       109               148               254             186                66
      Decrease (Increase) in accrued
        interest receivable                        (170)             (115)              (10)             64               287
      Decrease (Increase) in other
        assets                                     (383)               88               343            (138)               49
      Increase (Decrease) in accrued
        and other liabilities                       409               346              (257)           (551)              157
                                                -------          --------          --------         -------          --------
  Net cash provided by operating
    activities                                    1,839             2,405             2,818           2,217             2,609
                                                -------          --------          --------         -------          --------
INVESTING ACTIVITIES
  Purchases of investment securities             (5,265)          (26,323)          (36,655)         (8,238)           (9,312)
  Proceeds from sales of investment
    securities                                      -0-            19,335            24,003           7,931             3,660
  Net decrease in Federal funds sold              1,600            (1,450)            1,325          (2,225)           (2,150)
  Net decrease (increase) in loans               (1,911)              (99)              143          (2,035)           (6,085)
  Capital expenditures                             (129)             (205)             (240)           (115)             (188)
  Net proceeds from sales of premises               -0-                 2                 2             -0-               -0-
  Proceeds from sale or other real
    estate and repossessions                        100               405               571             520               351
  Net change in FHLMC participation
    certificates                                    696               196               348             197               152
                                                -------          --------          --------         -------          --------
  Net cash used in investing activities          (4,909)           (8,139)          (10,503)         (3,965)          (13,572)
                                                -------          --------          --------         -------          --------

See accompanying notes.

                                    F-8


                                  WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CASH FLOW
                                                 (Continued)
                                                    Nine Months ended
                                                       September 30,                          Year ended December 31,

                                                  1994             1993              1993             1992             1991
                                                --------         --------          --------         --------         --------
                                              (Unaudited)       (Unaudited)

                                                                              (In Thousands)
FINANCING ACTIVITIES
  Increase in deposits                          $ 1,960          $  7,425          $ 11,996         $ 1,832          $ 11,501
  Exercise of stock options                         -0-               -0-                70             -0-               -0-
  Payment of other borrowed funds                  (500)             (500)             (500)           (750)             (500)
  Dividends paid                                   (301)             (147)             (147)            -0-               -0-
  Decrease in Federal funds purchased               -0-               -0-               -0-            (200)             (300)
                                                -------          --------          --------         -------          --------
    Net cash provided by financing
      activities                                  1,159             6,778            11,419             882            10,701
                                                -------          --------          --------         -------          --------

    Net increase (decrease) in cash and
      cash equivalents                           (1,911)            1,044             3,734            (866)             (262)

    Cash and cash equivalents,
      beginning of period                         8,904             5,170             5,170           6,036             6,298
                                                -------          --------          --------         -------          --------

    Cash and cash equivalents,
      end of period                             $ 6,993          $  6,214          $  8,904         $ 5,170          $  6,036
                                                =======          ========          ========         =======          ========

    Transfer of loans to real
      estate owned                               $   39           $   637           $   698          $  229           $   118

    Interest paid                                 2,597             2,620             3,466           4,199             5,922

    Income taxes paid                               737               392               989             -0-               -0-

    Income taxes received                           -0-               -0-               -0-              54                54

See accompanying notes.

                                                        WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                         AFS
                                         Common         Capital        Treasury         Equity          Security      Retained
                                          Stock         Surplus         Stock           Reserve         Reserve       Earnings
                                        ---------      ----------     -----------      ----------      ----------    ----------
Balance December 31, 1990               $   450        $  2,326       $  (4,596)       $    -0-         $   -0-       $ 7,922
Net Income
                                        ---------      ----------     -----------      ----------       ---------     ---------

Balance December 31, 1991                   450           2,326          (4,596)            -0-             -0-         8,954
Net Income                                                                                                              1,802
Prior period adjustment                                                                                                    50
Unrealized loss in mutual funds                                                          (8,247)
Investment in West Side Delaware
  Financial Corporation, Inc.                             7,652                                                        (7,652)
                                        ---------      ----------     -----------      ----------       ---------     ---------

Balance December 31, 1992                   450           9,978          (4,596)         (8,247)            -0-         3,154
Net Income                                                                                                              2,135
Dividends paid                                                                                                           (147)
Prior period adjustment                                                                                                  (176)
Unrealized loss in mutual funds                                                         (10,954)
Redemption of mutual funds                                                               19,201
Exercise of incentive stock option            8              62
                                        ---------      ----------     -----------      ----------       ---------     ---------

Balance December 31, 1993                   458          10,040          (4,596)            -0-             -0-         4,966
Net income (unaudited)                                                                                                  1,706
Dividends paid (unaudited)                                                                                               (301)
Unrealized loss in AFS Securities
  (unaudited)                                                                                              (738)
                                        ---------      ----------     -----------      ---------        ---------     ---------

Balance September 30, 1994
  (unaudited)                           $   458        $ 10,040         $(4,596)       $    -0-         $  (738)      $ 6,371
                                        ========       =========      ===========      =========        =========     =========

See accompanying notes.

                               WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                      NOTES TO FINANCIAL STATEMENTS
                                    DECEMBER 31,  1993, 1992 AND 1991
                         (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)


Note 1 -        Significant Accounting Policies
                -------------------------------

                The accounting and reporting policies of West Side Bancshares, Inc. (Holding Company) and Subsidiaries, Westside Delaware Financial Corporation, Inc., and Bank of the West, conform to generally accepted accounting principles and prevailing practices within the banking industry. The assets and liabilities are carried principally on the historical cost basis utilizing the accrual basis of accounting.

                Consolidation
                -------------

                Each of the consolidated financial statements presented includes the accounts of West Side Bancshares, Inc., and Subsidiaries, Westside Delaware Financial Corporation, Inc., and Bank of the West. All significant intercompany accounts and transactions have been eliminated upon consolidation.

                Investment Securities
                ---------------------

                Investment securities are those securities which the Bank has the ability and intent to hold to maturity. These securities are stated at cost adjusted for amortization of premium and accretion of discount, computed by the interest method. Generally, such securities are sold only to meet liquidity needs. Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security. The Bank had no trading account securities. (Also see Note 3.)

                Loans
                -----

                Loans are stated at the amount of the unpaid principal, reduced by unearned discount and an allowance for loan losses. Interest on installment loans is recorded as income on scheduled payment dates by use of the rule of 78's which approximates the interest method. Interest on commercial and real estate loans is recognized on the principal amount outstanding.

                Loans on which the accrual of interest has been discontinued are designated as non accrual loans.
                Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that the cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. (Also see Note 7.)

                               WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                    DECEMBER 31,  1993, 1992 AND 1991
                         (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 1 -        Significant Accounting Policies - Continued
                -------------------------------------------

                Allowance for Loan Losses
                -------------------------

                The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.

                Other Real Estate
                -----------------

                Real estate acquired by foreclosure is carried in other assets at the lower of the recorded investment in the property or its fair value. Prior to foreclosure, the value of the underlying loan is written down to the fair market value of the real estate to be acquired by a charge to the loan allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expense of such properties, net of related income, are included in other expenses. Losses on their disposition are included in other expenses.

                Statement of Cash Flows
                -----------------------

                For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

                Fixed Assets
                ------------

                Fixed assets are stated at cost less accumulated depreciation computed on the straight-line and accelerated methods over the estimated useful lives of assets. Accelerated methods are used for certain classes of fixed assets for federal income tax purposes: thus, a deferred tax liability is created as discussed in Note 6.

                Income Taxes
                ------------

                Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS 109, "Accounting for Income Taxes." (Also see Note 15.)

                               WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                    DECEMBER 31,  1993, 1992 AND 1991
                         (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)


Note 1 -        Significant Accounting Policies - Continued
                -------------------------------------------

                Off-Balance-Sheet Financial Instruments
                ---------------------------------------

                In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, standby letters of credit and mortgages loans sold on the secondary market with recourse. Such financial instruments are recorded in the financial statements when they become payable. (Also see Note 15.)


Note 2 -        Holding Company and Intermediate Holding Company
                ------------------------------------------------

                Effective December 31, 1980, West Side Bancshares, Inc. acquired 100% of the outstanding shares of Bank of the West. Bank of the West shareholders were issued West Side Bancshares, Inc. stock on a one-for-one basis. Effective September 16, 1992, West Side Bancshares, Inc. acquired 100% of the outstanding shares of Westside Delaware Financial Corporation, Inc. by exchanging 100% of the outstanding shares of Bank of the West.


Note 3 -        Investment Securities
                ---------------------

                Presented below is a summary of the carrying amounts and approximate market values of investment securities at December 31, 1993.


                                          Carrying         Unrealized         Unrealized        Market
                                           Amount             Gains             Losses          Value
                                          --------         ----------         ----------        ------

        U.S. Treasury securities         $ 20,240           $   102             $    10        $ 20,332
        U.S. Government agencies           28,000               334                  83          28,251
        Obligations of state and
          political subdivisions            1,450                61                 -0-           1,511
                                        ----------         ---------           ---------      ----------

                 Total                   $ 49,690           $   497             $    93        $ 50,094
                                        ==========         =========           =========      ==========

            The carrying amounts and approximate market values of investment securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                    DECEMBER 31,  1993, 1992 AND 1991
                         (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)


Note 3 -         Investment Securities - Continued
                 ---------------------------------

                                                                   Carrying           Market
                                                                    Amount            Value
                                                                  -----------       -----------
        Due in one year or less                                    $  2,048          $  2,067
        Due after one year through five years                        20,733            20,831
        Due after five years through ten years                        4,209             4,330
        Due after ten years                                             -0-               -0-
        Mortgage-backed securities                                   22,700            22,867
                                                                  -----------       -----------
                 Total                                             $ 49,690          $ 50,095
                                                                  ===========       ===========

            Gross losses of $19 were realized on sales of investment securities in 1993.

            At December 31, 1993, securities with a book value of $46,477 and a market value of $6,590 were pledged to secure various deposits.

            Presented below is a summary of the carrying amount and approximate market values of investment securities at December 31, 1992. (The schedule does not include the original cost and the estimated market value of equity securities in the amount of $2,089 and $2,098, respectively).

                                                   Carrying         Unrealized       Unrealized        Market
                                                    Amount             Gains           Losses          Value
                                                 -----------      --------------   --------------   ------------

        U.S. Treasury securities                  $  4,011            $    39         $    22         $  4,028
        U.S. Government agencies                    28,074                365             138           28,301
        Obligations of state and
          political subdivisions                     2,791                126             -0-            2,918
        Corporate bonds                                339                  5             -0-              343
                                                 -----------      --------------   --------------   ------------

                 Total                            $ 35,215            $   535         $   160         $ 35,590
                                                 ===========      ==============   ==============   ============

            The carrying amount and approximate market values of investment securities at December 31, 1992, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call of prepayment penalties.

                               WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                    DECEMBER 31,  1993, 1992 AND 1991
                         (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 3 -         Investment Securities - Continued
                 ---------------------------------

                                                             Carrying           Market
                                                              Amount            Value
                                                           ------------       ----------

        Due in one year or less                              $  4,684          $  4,728
        Due after one year through five years                   2,230             2,284
        Due after five years through ten years                  4,306             4,268
        Due after ten years                                       993               993
        Mortgage-backed securities                             23,038            23,317
                                                           ------------       ----------

                 Total                                       $ 35,215          $ 35,590
                                                           ============       ==========

            Gross gains of $9 and gross losses of $125 were realized on sales of investment securities in 1992.

            At October 31, 1992, securities with a book value of $5,378 and a market value of $5,606 were pledged to secure various deposits.


Note 4 -        Fixed Assets
                ------------

                Fixed assets by classification and the related accumulated depreciation are summarized as follows:


                                                                       Accumulated            Book
                1993 Description                       Cost            Depreciation           Value
                ----------------                    ----------       ----------------       ----------

                Land                                 $   621              $   -0-             $   621
                Buildings                              2,538                1,299               1,233
                Furniture and Fixtures                 2,028                1,794                 234
                Automobiles                               83                   35                  48
                                                    ----------       ----------------       ----------
                                                     $ 5,264              $ 3,128             $ 2,136
                                                    ==========       ================       ==========

Note 4 -        Fixed Assets - Continued
                ------------------------

                Depreciation expense amounted to $220 in 1993.




                               WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                                NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                    DECEMBER 31,  1993, 1992 AND 1991
                         (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                       Accumulated            Book
                1992 Description                       Cost            Depreciation           Value
                ----------------                    ----------       ----------------       ----------

                Land                                 $   621              $   -0-             $   621
                Buildings                              2,474                1,189               1,285
                Furniture and Fixtures                 1,924                1,699                 226
                Automobiles                               76                   29                  47
                                                    ----------       ----------------       ----------
                                                     $ 5,095              $ 2,917             $ 2,179
                                                    ==========       ================       ==========


                Depreciation expense amounted to $241 in 1992.

Note 5 -        Profit Sharing Plan
                -------------------

                The Bank maintains a profit sharing plan that covers substantially all of its full-time employees. The Bank's Board of Directors annually determines the amount of the Bank's contribution in accordance with the terms of the plan. The contribution for 1993, 1992 and 1991 amounted to $133, $120, and $114, respectively.

                The Bank also maintains a Thrift plan. This plan allows employees to make elective voluntary contributions based on a percentage of their compensation. In accordance with the terms of the plan, the Bank then matches the employees' contribution. The Bank's contribution for 1993, 1992 and 1991 amounted to $56, $51, and $46, respectively.

Note 6 -        Federal Income Tax
                ------------------

                Applicable consolidated income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table below:

                   WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                         DECEMBER 31, 1993, 1992 AND 1991
              (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                                                               1993          1992          1991
                                                                             --------      --------      --------
        Tax at statutory federal income tax rate                             $  1,126      $    843      $    493

        Increases (decreases) in taxes resulting from:
                 Disallowed interest expense to carry tax-
                         exempt securities                                          3             7            17
                 Deferred directors' fees                                          14            11            12
                 Nondeductible write downs of other real estate owned              12            66            43
                 Nondeductible meals and entertainment                              1             1             1
                 Interest on non-accrual loans                                     18           -0-           -0-
                 Non-deductible penalties                                           1           -0-           -0-
                 Tax-exempt interest income                                       (60)          (88)         (131)
                 Cash value of directors life insurance                            (5)          -0-            (3)
                 Depreciation                                                     (26)          (13)          (14)
                 Provision for loan losses                                        (29)           99            31
                 Additional basis in other real estate sold                       (47)         (120)          -0-
                                                                             --------      --------      --------
        Current federal income tax expense                                   $  1,008      $    806      $    449
                                                                             ========      ========      ========

                The components of deferred income taxes are principally related to the allowance for loan losses, depreciation and write downs of other real estate to market.


Note 7 -        Loans and Allowance for Loan Losses
                -----------------------------------
                Loans on which the accrual of interest has been discontinued or reduced amounted to $254, $1,054 and $1,428 at December 31, 1993, 1992, and 1991,
                respectively. If interest on those loans had been accrued, such income would have approximated $20 for 1993, $85 for 1992, and $58 for 1991.

Note 7 -        Loans and Allowance for Loan Losses - Continued
                -----------------------------------
                A summary of transactions in the allowance for loan losses is as follows:

                   WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                         DECEMBER 31, 1993, 1992 AND 1991
              (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                                                               1993          1992          1991
                                                                             --------      --------      --------
        Balance - January 1                                                  $  1,339      $  1,049      $    954
        Recoveries                                                                 31            82            71
        Provision for loan losses                                                  60           497           530
        Actual charge-offs                                                       (176)         (289)         (506)
                                                                             --------      --------      --------
        Balance - December 31,                                               $  1,254      $  1,339      $  1,049
                                                                             ========      ========      ========

Note 8 -        Occupancy Expense
                -----------------

                Occupancy expense consists of the following:

                                                                               1993          1992          1991
                                                                             --------      --------      --------
            Insurance                                                        $     15      $     14      $     13
            Depreciation                                                          204           120           112
            Taxes                                                                  53            50            66
            Repairs, maintenance and supplies                                      19            15            15
            Contract services and supplies                                         41            41            37
            Utilities                                                              82            80            78
                                                                             --------      --------      --------
                 Total                                                            414           320           321
            Less rents received                                                    54            54            55
                                                                             --------      --------      --------
                Net occupancy expense                                        $    360      $    266      $    266
                                                                             ========      ========      ========

Note 9 -         Contingencies
                 -------------
                 In the normal course of business, there are outstanding various contingent liabilities in the form of letters of credit, which are not reflected in the accompanying financial statements. The Bank issued letters of credit in the amount of $1,225, $710 and $965 at December 31, 1993, 1992, and 1991, respectively, which are not included in the financial statements. Management of the Bank does not anticipate material losses as a result of these transactions.

Note 10 -        Related Party Transactions
                 --------------------------
                 In the ordinary course of business, the Bank makes loans to its directors and their associates and several of its officers on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers. Loans outstanding, both direct and indirect, to directors and officers of the Bank totaled $2,086, $2,456 and $2,129 at December 31, 1993, 1992, and 1991, respectively.

                   WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                         DECEMBER 31, 1993, 1992 AND 1991
              (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 11 -        Deferred Compensation
                 ---------------------
                 The Bank has established deferred compensation plans through the use of key-man life insurance for key directors and officers which provide for payment upon retirement, death, or disability.


Note 12 -        Treasury Stock
                 --------------
                 In 1985, West Side Bancshares, Inc. repurchased 256,563 shares of common stock at a cost of $7,532. This stock was placed into treasury utilizing the cost method of accounting in accordance with generally accepted accounting principles. Of the total number of shares repurchased, 100,000 shares were offered to existing shareholders at $22.50 per share on a subscription basis.
                 All of the subscriptions were exercised during 1985.

Note 13 -        Borrowed Funds
                 --------------
                 The following notes were incurred in connection with the
                 repurchase of the 256,563 shares of common stock
                 mentioned in Note 12.

                                                                                  December 31,
                 Description                                        1993             1992             1991
                 -----------                                      --------         --------         --------
                 Payable to Frank Caraway: $1,750,000
                 at Nations Bank of Texas, N.A. prime
                 rate less 1/2 of 1% rate of interest;
                 secured by all shares of capital stock of
                 Westside Delaware Financial
                 Corporation, Inc.
                 Date of Note:  March 31, 1991
                 Maturity Date:  March 31, 1997                   $    500         $  1,000         $  1,750
                                                                  ========         ========         ========

Note 13 -        Borrowed Funds - Continued
                 --------------------------
                 Maturities on the note at December 31, 1993 are as
                 follows:
                 March 31, 1996                                     $ 97
                 March 31, 1997                                      403
                                                                    ----
                         Total                                      $500
                                                                    ====

                   WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                         DECEMBER 31, 1993, 1992 AND 1991
              (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                 The note originated with Republic Bank, Texas in April, 1985 with an original amount of $5,000. On October 31, 1990, board member Frank Caraway purchased the note from Republic Bank's successor, NationsBank of Texas. The transaction was approved by the Federal Reserve.


Note 14 -         Participation Certificates
                  --------------------------
                  Federal Home Loan Mortgage participation certificates represent an undivided interest in groups of conventional residential mortgages in which both principal and interest are guaranteed by the FHLMC.


Note 15 -         Financial Instruments With Off-Balance-Sheet Risk
                  -------------------------------------------------
                  Bank of the West is a party to financial instruments with off-balance-sheet risk: i.e., standby letters of credit, and unused lines of credit, in the normal course of business to meet the financing needs of its customers. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

                  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit and commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Note 15 -         Financial Instruments With Off-Balance-Sheet Risk - Continued
                  -------------------------------------------------------------
                  The amounts of commitments at December 31, 1993, 1992
                  and 1991 are summarized as follows:
                                                                       1993              1992              1991
                                                                     --------          --------          --------
                  Unused lines of credit - real estate
                         and commercial loans                        $ 9,603           $ 5,199           $   920
                  Standby letters of credit                            1,225               710               965
                  Mortgage loans sold in the secondary
                         market with recourse                          1,639               -0-               -0-
                                                                     --------          --------          --------
                         Total                                       $12,467           $ 5,909           $ 1,885
                                                                     ========          ========          ========

                   WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                         DECEMBER 31, 1993, 1992 AND 1991
              (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                  Unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of the collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparties. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

                  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                  The Bank holds various items as collateral supporting those commitments for which collateral is deemed necessary; e.g., certificates of deposit, notes, automobiles, inventory, and equipment. In each of these commitments, the letter of credit is 100% collateralized.


Note 16 -         Significant Group Concentrations of Credit Risk
                  -----------------------------------------------
                  Bank of the West grants agribusiness, commercial , consumer, and residential loans to customers principally in the West Texas area. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the agribusiness economic sector.


Note 17 -         Stock Options
                  -------------
                  On December 16, 1983, an incentive stock option plan was adopted by the Board of Directors. The Plan allowed for the issuance of 50,000 shares over a ten year period, with the option price equal to the market value at the date on which the options are granted. Under the plan, 40,500 shares have been granted prior to December 31, 1993. The options must be exercised within ten years from the date of the grant. During the year ended
                  December 31, 1993, options were exercised for the issuance of 8,400 shares at the option price of $8.36 per share.

                   WEST SIDE BANCSHARES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                         DECEMBER 31, 1993, 1992 AND 1991
              (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Note 18 -         Regulatory Matters
                  ------------------
                  The Bank, as a state bank, is subject to the dividend restrictions set forth by the Texas Banking Code. Since the Bank maintains "certified surplus" (as defined) in excess of "capital" (as defined), there are currently no dividend restrictions requiring approval of the State of Texas Banking Commissioner.


Note 19 -         Prior Period Adjustment
                  -----------------------
                  The prior period adjustments represent a refund of 1988, 1989, and 1990 federal income taxes as a result of the filing of amended Form 1120's, Corporation Federal
                  Income Tax Returns and an assessment by the Internal
                  Revenue Service for additional taxes due of 1989 federal income taxes.


Note 20 -         Change in Accounting Principle
                  ------------------------------
                  Effective January 1, 1993, West Side Bancshares, Inc.
                  adopted Statement of Financial Accounting Standards
                  No. 109, Accounting for Income Taxes. The cumulative effect of the change in accounting principle is included in determining net income for 1993. Financial statements for prior years have not been restated.

                                                                    APPENDIX A
===============================================================================




                                   AGREEMENT AND PLAN OF MERGER



                                           by and among


                                    WEST SIDE BANCSHARES, INC.
                                        a Texas corporation




                                                and


                                    BOATMEN'S BANCSHARES, INC.
                                      a Missouri corporation



                                                and


                                       BOATMEN'S TEXAS, INC.
                                      a Missouri corporation




                                      Dated November 14, 1994


===============================================================================

                                         TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
ARTICLE ONE - TERMS OF THE MERGER & CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
       Section 1.01.      The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
       Section 1.02.      Merging Corporation . . . . . . . . . . . . . . . . . . . . . . . . .A-1
       Section 1.03.      Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . .A-1
       Section 1.04.      Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . .A-1
       Section 1.05.      Conversion of Shares. . . . . . . . . . . . . . . . . . . . . . . . .A-1
       Section 1.06.      The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
       Section 1.07.      Exchange Procedures; Surrender of
                            Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
       Section 1.08.      Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-3
       Section 1.09.      Actions At Closing. . . . . . . . . . . . . . . . . . . . . . . . . .A-3

ARTICLE TWO - REPRESENTATIONS OF WEST SIDE. . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
       Section 2.01.      Organization and Capital Stock. . . . . . . . . . . . . . . . . . . .A-4
       Section 2.02.      Authorization; No Defaults. . . . . . . . . . . . . . . . . . . . . .A-5
       Section 2.03.      Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
       Section 2.04.      Financial Information . . . . . . . . . . . . . . . . . . . . . . . .A-5
       Section 2.05.      Absence of Changes. . . . . . . . . . . . . . . . . . . . . . . . . .A-6
       Section 2.06.      Regulatory Enforcement Matters. . . . . . . . . . . . . . . . . . . .A-6
       Section 2.07.      Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-6
       Section 2.08.      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-6
       Section 2.09.      Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . .A-6
       Section 2.10.      Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-7
       Section 2.11.      Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-7
       Section 2.12.      Employee Matters and ERISA. . . . . . . . . . . . . . . . . . . . . .A-7
       Section 2.13.      Title to Properties; Insurance. . . . . . . . . . . . . . . . . . . .A-8
       Section 2.14.      Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . .A-8
       Section 2.15.      Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . .A-9
       Section 2.16.      Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-9
       Section 2.17.      No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . .A-9
       Section 2.18.      Statements True and Correct . . . . . . . . . . . . . . . . . . . . .A-9

ARTICLE THREE - REPRESENTATIONS OF BOATMEN'S AND BOATMEN'S-TEXAS. . . . . . . . . . . . . . . A-10
       Section 3.01.      Organization and Capital Stock. . . . . . . . . . . . . . . . . . . A-10
       Section 3.02.      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
       Section 3.03.      Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
       Section 3.04.      Financial Information . . . . . . . . . . . . . . . . . . . . . . . A-11
       Section 3.05.      Absence of Changes. . . . . . . . . . . . . . . . . . . . . . . . . A-11
       Section 3.06.      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
       Section 3.07.      Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
       Section 3.08.      Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . . A-12
       Section 3.09.      Statements True and Correct . . . . . . . . . . . . . . . . . . . . A-12

                                    A-i

ARTICLE FOUR - AGREEMENTS OF WEST SIDE. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
       Section 4.01.      Business in Ordinary Course . . . . . . . . . . . . . . . . . . . . A-12
       Section 4.02.      Breaches. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
       Section 4.03.      Submission to Shareholders. . . . . . . . . . . . . . . . . . . . . A-14
       Section 4.04.      Consents to Contracts and Leases. . . . . . . . . . . . . . . . . . A-15
       Section 4.05.      Conforming Accounting and Reserve Policies;
                            Restructuring Expenses. . . . . . . . . . . . . . . . . . . . . . A-15
       Section 4.06.      Consummation of Agreement . . . . . . . . . . . . . . . . . . . . . A-16
       Section 4.07.      Environmental Reports . . . . . . . . . . . . . . . . . . . . . . . A-16
       Section 4.08.      Restriction on Resales. . . . . . . . . . . . . . . . . . . . . . . A-16
       Section 4.09.      Access to Information . . . . . . . . . . . . . . . . . . . . . . . A-16
       Section 4.10.      Subsidiary Bank Merger. . . . . . . . . . . . . . . . . . . . . . . A-17
       Section 4.11.      Subsidiary Holding Company Merger . . . . . . . . . . . . . . . . . A-17

ARTICLE FIVE - AGREEMENTS OF BOATMEN'S AND BOATMEN'S-TEXAS. . . . . . . . . . . . . . . . . . A-17
       Section 5.01.      Regulatory Approvals and Registration Statement. . . . . . . . . . .A-17
       Section 5.02.      Breaches. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
       Section 5.03.      Consummation of Agreement . . . . . . . . . . . . . . . . . . . . . A-18
       Section 5.04.      Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
       Section 5.05.      Directors and Officers' Liability Insurance
                            and Indemnification . . . . . . . . . . . . . . . . . . . . . . . A-19
       Section 5.06.      Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . A-20
       Section 5.07.      Access to Information . . . . . . . . . . . . . . . . . . . . . . . A-20

ARTICLE SIX - CONDITIONS PRECEDENT TO THE MERGER. . . . . . . . . . . . . . . . . . . . . . . A-20
       Section 6.01.      Conditions to Boatmen's Obligations . . . . . . . . . . . . . . . . A-20
       Section 6.02.      Conditions to West Side's Obligations . . . . . . . . . . . . . . . A-21

ARTICLE SEVEN - TERMINATION OR ABANDONMENT. . . . . . . . . . . . . . . . . . . . . . . . . . A-22
       Section 7.01.      Mutual Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . A-22
       Section 7.02.      Breach of Agreements. . . . . . . . . . . . . . . . . . . . . . . . A-22
       Section 7.03.      Environmental Reports . . . . . . . . . . . . . . . . . . . . . . . A-22
       Section 7.04.      Failure of Conditions . . . . . . . . . . . . . . . . . . . . . . . A-22
       Section 7.05.      Regulatory Approval Denial. . . . . . . . . . . . . . . . . . . . . A-22
       Section 7.06.      Shareholder Approval Denial . . . . . . . . . . . . . . . . . . . . A-23
       Section 7.07.      Regulatory Enforcement Matters. . . . . . . . . . . . . . . . . . . A-23
       Section 7.08.      Fall-Apart Date . . . . . . . . . . . . . . . . . . . . . . . . . . A-23
       Section 7.09.      Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . A-23
       Section 7.10.      Due Diligence Review. . . . . . . . . . . . . . . . . . . . . . . . A-24

ARTICLE EIGHT - GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
       Section 8.01.      Confidential Information. . . . . . . . . . . . . . . . . . . . . . A-25
       Section 8.02.      Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
       Section 8.03.      Return of Documents . . . . . . . . . . . . . . . . . . . . . . . . A-25
       Section 8.04.      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
       Section 8.05.      Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
       Section 8.06.      Nonsurvival of Representations, Warranties
                            and Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . A-26
       Section 8.07.      Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . A-26
       Section 8.08.      Headings and Captions . . . . . . . . . . . . . . . . . . . . . . . A-26

                                    A-ii

       Section 8.09.      Waiver, Amendment or Modification . . . . . . . . . . . . . . . . . A-27
       Section 8.10.      Rules of Construction . . . . . . . . . . . . . . . . . . . . . . . A-27
       Section 8.11.      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
       Section 8.12.      Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . A-27
       Section 8.13.      Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
       Section 8.14.      Governing Law; Assignment . . . . . . . . . . . . . . . . . . . . . A-27


EXHIBIT 1.09(a) - Company's Legal Opinion Matters
EXHIBIT 1.09(b) - Boatmen's Legal Opinion Matters
EXHIBIT 4.09 - Form of Affiliate's Letter

                       AGREEMENT AND PLAN OF MERGER
                       ----------------------------


       This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") made November 14, 1994, by and among WEST SIDE BANCSHARES, INC., a Texas corporation ("West Side"), BOATMEN'S BANCSHARES, INC., a Missouri corporation ("Boatmen's"), and BOATMEN'S TEXAS INC., a Missouri corporation and wholly-owned subsidiary of Boatmen's ("Boatmen's-Texas").

       In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows.


                        ARTICLE ONE
                        -----------

               TERMS OF THE MERGER & CLOSING
               -----------------------------

       SECTION 1.01.  THE MERGER.  Pursuant to the terms and
       ------------   ----------
provisions of this Agreement and the General and Business Corporation Law of Missouri (the "Missouri Corporate Law") and the Texas Business Corporation Act (the "Texas Corporate Law"), West Side shall merge with and into Boatmen's-Texas (the "Merger").

       SECTION 1.02.  MERGING CORPORATION.  West Side shall be the
       ------------   -------------------
merging corporation under the Merger and its corporate identity and existence, separate and apart from Boatmen's-Texas, shall cease on consummation of the Merger.

       SECTION 1.03.  SURVIVING CORPORATION.  Boatmen's-Texas shall
       ------------   ---------------------
be the surviving corporation in the Merger. No changes in the articles of incorporation of Boatmen's-Texas shall be effected by the Merger.

       SECTION 1.04.  EFFECT OF THE MERGER.  The Merger shall have
       ------------   --------------------
all of the effects provided by this Agreement, the Missouri
Corporate Law and the Texas Corporate Law.

       SECTION 1.05.  CONVERSION OF SHARES.
       ------------   --------------------

       (a) At the Effective Time (as defined in Section 1.08 hereof), each share of common stock, par value $1.00, of West Side (the
"West Side Common") issued and outstanding immediately prior to the Effective Time, other than shares the holders of which have duly exercised and perfected their dissenters' rights under the Corporate Law, shall be converted into the right to receive 1.8472 shares of common stock, par value $1.00 per share, of Boatmen's
(the "Boatmen's Common") (together with any cash payment in lieu of fractional shares, as provided below, the "Merger Consideration").
No fractional shares of Boatmen's Common shall be issued and, in lieu thereof, holders of shares of West Side Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of West Side Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the Nasdaq Stock Market's National Market ("Nasdaq") on the business day immediately preceding the date on which the Effective Time occurs (the "Fractional Share Value").

       (b) At the Effective Time, all of the shares of West Side Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of West Side Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with
Section 1.07.

       (c) At the Effective Time, each share of West Side Common, if any, held in the treasury of West Side or by any direct or indirect subsidiary of West Side (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled.

       (d) Each share of common stock of Boatmen's-Texas outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.

       (e) If between the date hereof and the Effective Time a share of Boatmen's Common shall be changed into a different number of shares of Boatmen's Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Boatmen's Common into which a share of West Side Common shall be converted pursuant to subsection (a) above shall be appropriately and proportionately adjusted so that each shareholder of West Side shall be entitled to receive such number of shares of Boatmen's
Common as such shareholder would have received pursuant to such reclassification, recapitalization, splitup, exchange of shares or readjustment or as a result of such stock dividend had the record date therefor been immediately following the Effective Time of the Merger.

       (f) If holders of West Side Common are entitled to dissent from the Agreement and Merger under the Texas Corporate Law, any issued and outstanding shares of West Side Common held by a dissenting holder shall not be converted as described in this
Section 1.05 but from and after the Effective Time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the Texas Corporate Law; provided, however, that each share of West Side Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right to dissent shall have only such rights as are provided under the Texas Corporate Law.

       SECTION 1.06.  THE CLOSING.  The closing of the Merger (the
       ------------   -----------
"Closing") shall take place at a location mutually agreeable to the parties at 10:00 A.M. Central Time on the Closing Date described in
Section 1.08 of this Agreement.

       SECTION 1.07.  EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.
       ------------   ----------------------------------------------

       (a) Boatmen's Trust Company, St. Louis, Missouri, shall act as Exchange Agent in the Merger (the "Exchange Agent").

       (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Boatmen's may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

       (c) No dividends that are otherwise payable on shares of Boatmen's Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of Boatmen's Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of Boatmen's Common shall be issued any dividends which shall have become payable with respect to such shares of Boatmen's Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

       SECTION 1.08.  CLOSING DATE.  At Boatmen's election, the
       ------------   ------------
Closing shall take place on (i) the last business day of, or
(ii) the first business day of the month following, or (iii) the last business day of the earliest month which is the second month of a calendar quarter following, in each case, the month during which each of the conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as West Side and Boatmen's may agree (the "Closing Date"). The Merger shall be effective upon the filing of Articles of Merger with the Secretary of State of the State of Missouri (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

       SECTION 1.09.  ACTIONS AT CLOSING.
       ------------   -------------------

       (a) At the Closing, West Side shall deliver to Boatmen's and Boatmen's-Texas:

                (i) a certified copy of the Articles of Incorporation of West Side and each of its subsidiaries;

               (ii) a Certificate signed by an appropriate officer of West Side stating that (A) each of the representations and warranties contained in Article Two is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.01(b) have been satisfied or waived as provided therein;

              (iii) a certified copy of the resolutions of West Side's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

               (iv) Certificate of the Texas Secretary of State, dated a recent date, stating that West Side is in good standing; and

                (v) a legal opinion from counsel for West Side, in form reasonably acceptable to Boatmen's counsel, opining with respect to the matters listed on Exhibit 1.09(a) hereto.

       (b)   At the Closing, Boatmen's shall deliver to West Side:

                (i) a Certificate signed by an appropriate officer of Boatmen's and Boatmen's-Texas stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and
       (B) all of the conditions set forth in Section 6.02(b) and 6.02(d) (but excluding the approval of West Side's shareholders) have been satisfied;

               (ii) a certified copy of the resolutions of Boatmen's Executive Committee or Board of Directors and Boatmen's-Texas Board of Directors authorizing, in each case, the execution of this Agreement and the consummation of the transactions contemplated hereby;

              (iii) a certified copy of the resolutions of Boatmen's-Texas's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby; and

               (iv) a legal opinion from counsel for Boatmen's, in form reasonable acceptable to West Side's counsel, opining with respect to the matters listed on Exhibit 1.09(b) hereto.


                        ARTICLE TWO
                        -----------

               REPRESENTATIONS OF WEST SIDE
               ----------------------------

       West Side hereby makes the following representations and warranties:

       SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.
       ------------   ------------------------------

       (a) West Side is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. West Side is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956.

       (b) The authorized capital stock of West Side consists of 500,000 shares of West Side Common, of which, as of the date hereof, 301,837 shares are issued and outstanding and 156,563 shares are held as treasury stock. All of the issued and outstanding shares of West Side Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of West Side Common has been issued in violation of any preemptive rights of the current or past shareholders of West Side. As of the date hereof, West Side had reserved 50,000 shares of West Side Common for issuance under West Side's Stock Option Plan (as defined in Section 5.04 hereof). As of the date hereof, West Side had outstanding employee stock options representing the right to acquire 31,100 shares of West Side Common pursuant to the Stock Option Plan.

       (c) Except as set forth in subsection 2.01(b) above, there are no shares of capital stock or other equity securities of West Side outstanding and there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of West Side Common or other capital stock of West Side or contracts, commitments, understandings or arrangements by which West Side is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except as disclosed in Section 2.01(c) of that certain confidential writing delivered by West Side to Boatmen's and executed by both West Side and Boatmen's concurrently with the delivery and execution of this Agreement (the "Disclosure
Schedule"), each Certificate representing shares of West Side
Common issued by West Side in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by West
Side only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying West Side against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

       SECTION 2.02.  AUTHORIZATION; NO DEFAULTS.  West Side's Board
       ------------   --------------------------
of Directors has, by all appropriate action, approved this Agree-ment and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by West Side of its obligations hereunder. Nothing in the articles of incorporation or bylaws of West Side, as amended, or any other agreement, instrument, decree, proceeding, law or regulation
(except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or materially inhibit West Side from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by West Side and constitutes a legal, valid and binding obligation of West Side, enforceable against West Side in accordance with its terms. West Side and its subsidiaries are neither in default under nor in violation of any provision of their articles of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement which is material to West Side and its subsidiaries taken as a whole.

       SECTION 2.03.  SUBSIDIARIES.  West Side's wholly-owned
       ------------   ------------
subsidiary, Westside Delaware Financial Corporation, a Delaware corporation ("Westside Delaware"), and its wholly-owned banking subsidiary, Bank of the West, a Texas state bank ("Bank"), and West Side's other direct or indirect subsidiaries (collectively, including Westside Delaware and the Bank, the "subsidiaries") the name and jurisdiction of incorporation of which is disclosed in
Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The number of issued and outstanding shares of capital stock of each such subsidiary is set forth in Section 2.03 of the Disclosure Schedule, all of which shares (except as may be otherwise there noted) are owned by West Side or West Side's subsidiaries, as the case may be and as there disclosed, free and clear of all liens, encumbrances, rights of first refusal, options or other restric-tions of any nature whatsoever, except as may be disclosed in
Section 2.03 of the Disclosure Schedule. There are no options, warrants or rights outstanding to acquire any capital stock of any of West Side's subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of West Side's subsidiaries, nor does any such subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as may be disclosed in Section 2.03 of the Disclosure Schedule, neither West Side nor any of West Side's subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

       SECTION 2.04.  FINANCIAL INFORMATION.  The audited
       ------------   ---------------------
consolidated balance sheets of West Side and its subsidiaries as of December 31, 1992 and December 31, 1993 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three years ended December 31, 1993, together with the notes thereto, and the unaudited consolidated balance sheet of West Side and its subsidiaries as of June 30, 1994 and the related unaudited consolidated income statements and statements of charges in shareholders' equity and cash flows for the six months then ended and the year-end and quarterly Reports of Condition and Report of Income of the Bank for 1993 and June 30, 1994, respectively, as currently on file with the Federal Deposit Insurance Corporation (the "F.D.I.C.") (together, the "West Side Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the Bank's reports) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries, if any, as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

       SECTION 2.05.  ABSENCE OF CHANGES.  Since December 31, 1993,
       ------------   ------------------
there has not been any material adverse change in the financial condition, the results of operations or the business or prospects of West Side and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the West Side Financial Statements not misleading. Since the date of the most recent F.D.I.C. examination report regarding the Bank, there has been no material adverse change in the financial condition, the results of operations or the business or prospects of the Bank. Notwithstanding the foregoing, any changes for which West Side or its subsidiaries, including the Bank, make provisions or other adjustments solely on account of and pursuant to Section 4.05 hereof shall not be deemed to be a material adverse change.

       SECTION 2.06.  REGULATORY ENFORCEMENT MATTERS.  Except as may
       ------------   ------------------------------
be disclosed in Section 2.06 of the Disclosure Schedule, neither West Side nor any of its subsidiaries is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or any other governmental agency having supervisory or regulatory authority with respect to West Side or any of its subsidiaries.

       SECTION 2.07.  TAX MATTERS.  West Side and its subsidiaries
       ------------   -----------
have filed all federal, state and local tax returns due in respect of any of their businesses or properties in a timely fashion and have paid or made provision, as reflected in the West Side Financial Statements, for all amounts due shown on such returns. All such returns fairly reflect the information required to be pre-sented therein. All provisions for accrued but unpaid taxes contained in the West Side Financial Statements were made in accordance with generally accepted accounting principles and in the aggregate do not materially fail to provide for al existing and potential tax liabilities.

       SECTION 2.08.  LITIGATION.  Except as may be disclosed in
       ------------   ----------
Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of West Side, threatened, against West Side or any of its subsidiaries, or of which the property of West Side or any of its subsidiaries is or would be subject. Any litigation, claim or other proceeding so disclosed in Section 2.08 of the Disclosure Schedule which is material to West Side and its subsidiaries taken as a whole is there stated to be a material matter.

       SECTION 2.09.  EMPLOYMENT AGREEMENTS.  Except as may be
       ------------   ---------------------
disclosed in Section 2.09 of the Disclosure Schedule, neither West Side nor any of its subsidiaries is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consul-tant or other person or entity which, by its terms, is not termi-nable by West Side or such subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. A true, accurate and complete copy of each such agreement which is in writing is included in Section 2.09 of the Disclosure Schedule.

       SECTION 2.10.  REPORTS.  Except as may be disclosed in
       ------------   -------
Section 2.10 of the Disclosure Schedule, West Side and each of its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), (ii) the F.D.I.C., (iii) the Finance Commission of the State of Texas, and
(iv) any other governmental authority with jurisdiction over West Side or any of its subsidiaries. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       SECTION 2.11.  LOAN PORTFOLIO.  Except as may be disclosed in
       ------------   --------------
Section 2.11 of the Disclosure Schedule, (i) all loans and discounts shown on the West Side Financial Statements or which were entered into after the date of the most recent balance sheet included in the West Side Financial Statements were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of West Side and its subsidiaries, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be; and (iii) West Side and its subsidiaries have complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of such loans.

       SECTION 2.12.  EMPLOYEE MATTERS AND ERISA.
       ------------   --------------------------

       (a) Except as may be disclosed in Section 2.12(a) of the Disclosure Schedule, neither West Side nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of West Side or any of its subsidiaries and to the knowledge of West Side there is no present effort nor existing proposal to attempt to unionize any group of employees of West Side or any of its subsidiaries.

       (b) Except as may be disclosed in Section 2.12(b) of the Disclosure Schedule, (i) West Side and its subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither West Side nor any of its subsidiaries is engaged in any unfair labor practice; (ii) there is no material unfair labor practice complaint against West Side or any subsidiary pending or, to the knowledge of West Side, threatened before the National Labor Relations Board;
(iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of West Side, threatened against or directly affecting West Side or any subsidiary; and
(iv) neither West Side nor any subsidiary has experienced any material work stoppage or other material labor difficulty during the past five years.

       (c) Except as may be disclosed in Section 2.12(c) of the Disclosure Schedule, neither West Side nor any subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of West Side or any subsidiary (the "Employee Plans"). To the knowledge of West Side, no present or former employee of West Side or any subsidiary has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. Neither West Side nor any of its subsidiaries participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be disclosed in Section 2.12(c) of the Disclosure Schedule, neither West Side nor any subsidiary maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees of West Side or any subsidiary.

       (d) Neither West Side nor any of its subsidiaries maintain, nor have any of them maintained for the past ten years, any Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, and West Side has not received notice of any threatened or imminent claim with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which West Side or any of its subsidiaries would be liable after December 31, 1993, except as is reflected on the West Side Financial Statements. After December 31, 1993, West Side and its subsidiaries will not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or
for a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

       SECTION 2.13.  TITLE TO PROPERTIES; INSURANCE.  Except as may
       ------------   ------------------------------
be disclosed in Section 2.13 of the Disclosure Schedule, (i) West Side and its subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the West Side Financial Statements and easements, rights-of-way, and other restrictions which are not material and further excepting in the case of Other Real Estate Owned ("O.R.E.O."), as such real estate is internally classified on the books of West Side or its subsidiaries, rights of redemption under applicable law) to all of their real properties;
(ii) all leasehold interests for real property and any material personal property used by West Side and its subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of West Side, threatened with respect to such properties; (iv) West Side and its subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by West Side or its subsidiaries in their business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property; and (v) all material insurable properties owned or held by West Side and its subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size.

       SECTION 2.14.  ENVIRONMENTAL MATTERS.  As used in this
       ------------   ---------------------
Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which West Side and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental

Response, Compensation and Liability Act, the Federal Clean Water
Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

       Except as may be disclosed in Section 2.14 of the Disclosure Schedule, neither the conduct nor operation of West Side or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of West Side and its subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of West Side and its subsidiaries of Environmental Laws or obligate (or potentially obligate) West Side or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to West Side and its subsidiaries. Except as may be disclosed in Section 2.14 of the Disclosure Schedule, neither West Side nor any of its subsidiaries has received any notice from any person or entity that West Side or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

       SECTION 2.15.  COMPLIANCE WITH LAW.  West Side and its sub-
       ------------   -------------------
sidiaries have all licenses, franchises, permits and other gov-ernmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

       SECTION 2.16.  BROKERAGE.  Except as may be disclosed in
       ------------   ---------
Section 2.16 of the Disclosure Statement, there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by West Side or its subsidiaries.

       SECTION 2.17.  NO UNDISCLOSED LIABILITIES.  West Side and its
       ------------   --------------------------
subsidiaries do not have any material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against West Side or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the West Side Financial Statements,
(ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of West Side and its subsidiaries since the date of the most recent balance sheet included in the West Side Financial Statements, none of which such fluctuation is materially adverse to West Side and its subsidiaries taken as a whole and (iii) as may be disclosed in
Section 2.17 of the Disclosure Schedule.

       SECTION 2.18.  STATEMENTS TRUE AND CORRECT.  None of the
       ------------   ---------------------------
information supplied or to be supplied by West Side or its subsidiaries for inclusion in (i) the Registration Statement (as defined in Section 4.06 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof) and
(iii) any other documents to be filed with the S.E.C., Nasdaq or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of West Side and at the time of such stockholder meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that West Side is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                       ARTICLE THREE
                       -------------

     REPRESENTATIONS OF BOATMEN'S AND BOATMEN'S-TEXAS
     ------------------------------------------------

       Boatmen's and Boatmen's-Texas hereby make the following representations and warranties:

       SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.
       ------------   ------------------------------

       (a) Boatmen's is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Missouri with full corporate power and authority to carry on its business as it is now being conducted. Boatmen's is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. Boatmen's-Texas is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Arkansas with full corporate power and authority to carry on its business as it is now being conducted.

       (b)   The authorized capital stock of Boatmen's consists of
(i) 150,000,000 shares of Boatmen's Common, of which, as of July 31, 1994, 104,739,985 shares were issued and outstanding, and
(ii) 10,300,000 Cumulative Preferred Shares, no par value per share, of which 35,045 shares are designated "7% Cumulative Redeemable Preferred Stock, Series B", $100.00 stated value per share (the "Boatmen's Series B Preferred Stock"), and 1,250,000 shares are designated "Junior Participating Preferred Stock, Series C", no par value per share (the "Boatmen's Series C Preferred Stock"). No shares of the Boatmen's Series C Preferred Stock are issued and outstanding and 11,421 shares of the Boatmen's Series B Preferred Stock were issued and outstanding as of July 31, 1994. All of the issued and outstanding shares of Boatmen's Common and Boatmen's Series B Preferred Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Boatmen's Common has been issued in violation of any preemptive rights of the current or past stockholders of Boatmen's. As of July 31, 1994, Boatmen's had outstanding options and other rights to acquire not more than 3,426,552 shares of Boatmen's Common and no shares of the Boatmen's Series B Preferred Stock or the Boatmen's Series C Preferred Stock.

       (c) Boatmen's-Texas has authorized capital of one hundred thousand (100,000) shares of common stock, par value one dollar ($1.00) per share (the "Boatmen's-Texas Common"). As of the date hereof, 2,000 shares of Boatmen's-Texas Common are issued and outstanding, fully paid and non-assessable and owned by Boatmen's.

       (d) The shares of Boatmen's Common that are to be issued to the stockholders of West Side pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

       SECTION 3.02.  AUTHORIZATION.  The Executive Committee or
       ------------   -------------
Board of Directors of Boatmen's and the Board of Directors of Boatmen's-Texas will have, by the end of the Due Diligence Period (as defined in Section 7.10 hereof), unless this Agreement is theretofore terminated pursuant to the provisions of Article Seven hereof, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on their behalf by their respective duly authorized officers and the performance by such respective entity of their obligations hereunder. Nothing in the articles of incorporation or bylaws of Boatmen's or Boatmen's-Texas, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries are bound or subject would prohibit or inhibit Boatmen's or Boatmen's-Texas from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Boatmen's and Boatmen's-Texas and constitutes a legal, valid and binding obligation of Boatmen's and Boatmen's-Texas, enforceable against Boatmen's and Boatmen's-Texas in accordance with its terms and no other corporate acts or proceedings are required to be taken by Boatmen's or Boatmen's-Texas (including any approvals by the shareholders of Boatmen's or further approval of the sole shareholder of Boatmen's-Texas) to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the Federal Reserve Board and the Finance Commission of the State of Texas no notice to, filing with, authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by Boatmen's or Boatmen's-Texas.

       SECTION 3.03.  SUBSIDIARIES.  Each of Boatmen's significant
       ------------   ------------
subsidiaries (as such term is defined under S.E.C. regulations) and Boatmen's-Texas is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

       SECTION 3.04.  FINANCIAL INFORMATION.  The audited
       ------------   ---------------------
consolidated balance sheets of Boatmen's and its subsidiaries as of December 31, 1992 and 1993 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, included in Boatmen's Form 10-K for the year ended December 31, 1993, as currently on file with the S.E.C., and the unaudited consolidated balance sheet of Boatmen's and its subsidiaries as of June 30, 1994 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the six months then ended included in Boatmen's Quarterly Reports on Form 10-Q for the quarter then ended, as currently on file with the S.E.C. (together, the "Boatmen's Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Boatmen's and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

       SECTION 3.05.  ABSENCE OF CHANGES.  Since December 31, 1993,
       ------------   ------------------
there has not been any material adverse change in the financial condition, the results of operations or the business of Boatmen's and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Boatmen's Financial Statements not misleading.

       SECTION 3.06.  LITIGATION.  There is no litigation, claim or
       ------------   ----------
other proceeding pending or, to the knowledge of Boatmen's, threatened, against Boatmen's or any of its subsidiaries, or of which the property of Boatmen's or any of its subsidiaries is or would be subject which is material to Boatmen's and its subsidiaries taken as a whole.

       SECTION 3.07.  REPORTS.  Boatmen's and each of its significant
       ------------   -------
subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C., (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the

Currency, (iv) the F.D.I.C., (v) any applicable state banking or securities authorities having jurisdiction, (vi) Nasdaq, and
(vii) any other governmental authority with jurisdiction over Boatmen's or any of its significant subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       SECTION 3.08.  COMPLIANCE WITH LAW.  Boatmen's and its
       ------------   -------------------
significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

       SECTION 3.09.  STATEMENTS TRUE AND CORRECT.  None of the
       ------------   ---------------------------
information supplied or to be supplied by Boatmen's or Boatmen's-Texas for inclusion in (i) the Registration Statement (as defined in Section 4.06 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof) and (iii) any other documents to be filed with the S.E.C., Nasdaq, or any banking, blue sky or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of West Side and at the time of such stockholders meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Boatmen's is responsible for filing with the S.E.C., Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.


                       ARTICLE FOUR
                       ------------

                  AGREEMENTS OF WEST SIDE
                  -----------------------

       SECTION 4.01.  BUSINESS IN ORDINARY COURSE.
       ------------   ---------------------------

       (a) West Side shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of this Agreement except for the payment of its regular annual dividend in the amount of $1.00 per share in January, 1995.

       (b) West Side shall, and shall cause each of its subsidiaries to, continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and lia-bilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, West Side and each of its subsidiaries will not, without the prior written consent of Boatmen's (which shall not be unreasonably withheld):

                (i) issue any West Side Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase West Side Common or any other capital stock or any securities convertible into or exchangeable for any capital stock of West Side or any of its subsidiaries (except for the issuance of West Side Common pursuant to the valid exercise of West Side Stock Options, as defined in Section 5.04 hereof, which are outstanding on the date of this Agreement); or

               (ii) directly or indirectly redeem, purchase or otherwise acquire any West Side Common or any other capital stock of West Side or its subsidiaries; or

              (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

               (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws; or

                (v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

               (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

              (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $1,000,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $1,000,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of Boatmen's, acting through its Executive Vice President-Loan Administration or such other designee as Boatmen's may give notice of to West Side; or

             (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage
       Corporation; or

               (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

                (x) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

               (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

              (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to West Side or its subsidiaries or any claims which West Side or its subsidiaries may possess or waive any material rights of substantial value;
       or

             (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to West Side and its subsidiaries; or

              (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that West Side and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

               (xv) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on West Side's and its subsidiaries' business, financial condition, or earnings;

              (xvi) violate any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on West Side's and its subsidiaries' business, financial condition, or earnings; or

             (xvii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $250,000.

       (c) West Side and its subsidiaries shall not, without the prior written consent of Boatmen's, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of West Side contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

       (d) West Side shall promptly notify Boatmen's in writing of the occurrence of any matter or event known to and directly involving West Side, which would not include any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of West Side and its subsidiaries taken as a whole.

       (e) West Side shall not, on or before the earlier of the Closing Date or the date of termination of this Agreement, solicit or encourage, or, subject to the fiduciary duties of its directors as advised by counsel, hold discussions or negotiations with or provide any information to, any person in connection with, any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of West Side Common or other securities of West Side and its subsidiaries. West Side shall promptly (which for this purpose shall mean within twenty-four hours) advise Boatmen's of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

       SECTION 4.02.  BREACHES.  West Side shall, in the event it has
       ------------   --------
knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Boatmen's and use its best efforts to prevent or promptly remedy the same.

       SECTION 4.03.  SUBMISSION TO SHAREHOLDERS.  West Side shall
       ------------   --------------------------
cause to be duly called and held, on a date mutually selected by Boatmen's and West Side, a special meeting of its shareholders (the "Shareholders' Meeting") for submission of this Agreement and the Merger for approval of such West Side shareholders as required by the Texas Corporate Law. In connection with the Shareholders' Meeting, (i) West Side shall cooperate and assist Boatmen's in preparing and filing a Proxy Statement/Prospectus (the

"Proxy Statement/Prospectus") with the S.E.C. and West Side shall mail it to its shareholders, (ii) West Side shall furnish Boatmen's all information concerning itself that Boatmen's may reasonably request in connection with such Proxy Statement/Prospectus, and
(iii) the Board of Directors of West Side shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its shareholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such shareholder approval.

       SECTION 4.04.  CONSENTS TO CONTRACTS AND LEASES.  West Side
       ------------   --------------------------------
shall obtain all necessary consents with respect to all interests of West Side and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

       SECTION 4.05.  CONFORMING ACCOUNTING AND RESERVE POLICIES;
       ------------   -------------------------------------------
RESTRUCTURING EXPENSES.
- ----------------------

       (a) Notwithstanding that West Side believes that it and its subsidiaries have established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, West Side recognizes that Boatmen's may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, West Side and Boatmen's shall consult and cooperate with each other with respect to conforming, as specified in a written notice from Boatmen's to West Side, based upon such consultation and as hereinafter provided, the loan, accrual and reserve policies of West Side and its subsidiaries to those policies of Boatmen's.

       (b) In addition, from and after the date of this Agreement to the Effective Time, West Side and Boatmen's shall consult and cooperate with each other with respect to determining, as specified in a written notice from Boatmen's to West Side, based upon such consultation and as hereinafter provided, appropriate accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger.

       (c) West Side and Boatmen's shall consult and cooperate with each other with respect to determining, as specified in a written notice from Boatmen's to West Side, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

       (d) At the request of Boatmen's, West Side shall establish and take such reserves and accruals as Boatmen's shall request to conform West Side's loan, accrual and reserve policies to Boatmen's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are mutually agreeable to Boatmen's and West Side; provided, however, that it is the objective of Boatmen's and West Side that such reserves, accruals and charges be taken as at or prior to December 31, 1994, and, in all events, not later than as of immediately prior to the Closing Date, provided that West Side shall not be required to take any such action that is not consistent with generally accepted accounting principles.

       (e) No accrual or other adjustment made by West Side pursuant to the provisions of this Section 4.05 shall constitute an acknowledgment by West Side or create any implication, for any purpose, that such accrual or adjustment was necessary for any purpose other than to comply with the provisions of this Section
4.05.

       SECTION 4.06.  CONSUMMATION OF AGREEMENT.  West Side shall use
       ------------   -------------------------
its best efforts to perform and fulfill all conditions and obli-gations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. West Side shall furnish to Boatmen's in a timely manner all information, data and documents in the possession of West Side requested by Boatmen's as may be required to obtain any necessary regulatory or other approvals of the Merger or to file with the S.E.C. a registration statement on Form S-4 (the "Registration Statement") relating to the shares of Boatmen's
Common to be issued to the shareholders of West Side pursuant to the Merger and this Agreement and shall otherwise cooperate fully with Boatmen's to carry out the purpose and intent of this Agreement.

       SECTION 4.07.  ENVIRONMENTAL REPORTS.  West Side shall provide
       ------------   ---------------------
to Boatmen's, as soon as reasonably practical, but not later than forty-five (45) days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by West Side or its subsidiaries as of the date hereof
(but excluding space in retail and similar establishments leased by West Side for automatic teller machines or bank branch facilities where the space leased comprises less than 15% of the total space leased to all tenants of such property) and within ten (10) days after the acquisition or lease of any real property acquired or leased by West Side or its subsidiaries after the date hereof (but excluding space in retail and similar establishments leased by West Side for automatic teller machines or bank branch facilities where the space leased comprises less than 15% of the total space leased to all tenants of such property), except as otherwise provided in
Section 4.01(b)(xiv). If required by the phase one investigation in Boatmen's reasonable opinion, West Side shall provide to Boatmen's a report of a phase two investigation on properties requiring such additional study. Boatmen's shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify West Side of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law, or
(ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of One Hundred Thousand Dollars
($100,000) as reasonably estimated by an environmental expert retained for such purpose by Boatmen's and reasonably acceptable to West Side, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then Boatmen's shall have the right pursuant to Section 7.03 hereof, for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be Boatmen's sole remedy in such event.

       SECTION 4.08.  RESTRICTION ON RESALES.  West Side shall obtain
       ------------   ----------------------
and deliver to Boatmen's, at least thirty-one (31) days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.08 hereto, of each person who may reasonably be deemed an "affiliate" of West Side within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities
Act"), regarding (i) compliance with the provisions of such Rule
145, and (ii) compliance with the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares of West Side Common or Boatmen's Common (or reduction of risk with respect thereto) until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published.

       SECTION 4.09.  ACCESS TO INFORMATION.  West Side shall permit
       ------------   ---------------------
Boatmen's reasonable access in a manner which will avoid undue disruption or interference with West Side's normal operations to its properties and shall disclose and make available to Boatmen's all books, documents, papers and records relating to its assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Boatmen's may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.
West Side shall deliver to Boatmen's within ten (10) business days after the date hereof a true, accurate and complete copy of each written plan or program disclosed in Section 2.12(c) of the Disclosure Schedule and, with respect to each such plan or program, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) lists of all current participants and all participants with benefit entitlements, (iv) contracts relating to plan documents, (v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent date,
(vii) determination letters from the Internal Revenue Service,
(viii) the most recent annual report filed with the Internal
Revenue Service, (ix) registration statements on Form S-8 and prospectuses, and (x) trust agreements. Boatmen's will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

       SECTION 4.10.  SUBSIDIARY BANK MERGER.  Upon the request of
       ------------   ----------------------
Boatmen's, West Side shall cause the Bank to enter into a merger agreement with Boatmen's First National Bank of Amarillo, a wholly-owned subsidiary of Boatmen's-Texas, and take all other actions and cooperate with Boatmen's in causing such merger (the "Subsidiary Bank Merger") to be effected. Such subsidiary bank merger agreement shall provide, in addition to customary terms for mergers of subsidiary banks in transactions such as this: (i) for consummation of such Subsidiary Bank Merger on a date on or after the Closing Date, as may be selected by Boatmen's; and (ii) that the obligations of the Bank thereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement.

       SECTION 4.11.  SUBSIDIARY HOLDING COMPANY MERGER.  West Side
       ------------   ---------------------------------
shall cause Westside Delaware to merge with and into West Side, in accordance with the provisions of Section 5.16 of the Texas Corporate Law and applicable provisions of the Delaware General Corporation Law, which merger shall become effective immediately prior to the Effective Time.


                       ARTICLE FIVE
                       ------------

        AGREEMENTS OF BOATMEN'S AND BOATMEN'S-TEXAS
        -------------------------------------------

       SECTION 5.01.  REGULATORY APPROVALS AND REGISTRATION
       ------------   -------------------------------------
STATEMENT.  Boatmen's shall file all regulatory applications
- ---------
required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board and the Finance Commission of the State of Texas. Boatmen's shall keep West Side reasonably informed as to the status of such applications and make available to West Side, upon reasonable request by West Side from time to time, copies of such applications and any supplementally filed materials.
Boatmen's shall file with the S.E.C. the Registration Statement relating to the shares of Boatmen's Common to be issued to the shareholders of West Side pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of West Side, at the time of the Shareholders' Meeting and at the Effective Time the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Boatmen's shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Boatmen's shall promptly and properly prepare and file (i) any application required to list on Nasdaq the shares of Boatmen's Common to be issued pursuant to the Merger, and (ii) any filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Merger and the transactions contemplated herein.

       SECTION 5.02.  BREACHES.  Boatmen's shall, in the event it has
       ------------   --------
knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to West Side and use its best efforts to prevent or promptly remedy the same.

       SECTION 5.03.  CONSUMMATION OF AGREEMENT.  Boatmen's and
       ------------   -------------------------
Boatmen's-Texas shall use their respective best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

       SECTION 5.04.  STOCK OPTIONS.
       ------------   -------------

       (a) At the Effective Time, each outstanding option to purchase shares of West Side Common (an "West Side Stock Option") issued pursuant to the Westside Bancshares, Incorporated Incentive Stock Option Plan (the "Stock Option Plan") whether or not exercisable or vested, shall be assumed by Boatmen's as hereinafter provided.
Each West Side Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such West Side Stock Option, the same number of full shares of Boatmen's Common as the holder of such West Side Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for West Side Common otherwise purchasable pursuant to such West Side Stock Option divided by (z) the number of full shares of Boatmen's Common deemed purchasable pursuant to such West Side Stock Option. In no event shall Boatmen's be required to issue fractional shares of Boatmen's Common.

       (b) As soon as practicable after the Effective Time, Boatmen's shall deliver to each holder of West Side Stock Options appropriate notices setting forth such holders' rights pursuant to the Stock
Option Plan, and the agreements evidencing the grants of such West
Side Stock Options shall continue in effect on the same terms and conditions (subject to the conversion required by this Section 5.04 after giving effect to the Merger and the assumption by Boatmen's as set forth above). To the extent necessary to effectuate the provisions of this Section 5.04, Boatmen's may deliver new or amended agreements reflecting the terms of each West Side Stock
Option assumed by Boatmen's and amend the Stock Option Plan to reflect the terms hereof.

       (c) As soon as practicable after the Effective Time, Boatmen's shall file with the S.E.C. a registration statement on an appropriate form with respect to the shares of Boatmen's Common subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses with respect thereto) for so long as such options remain outstanding.

       (d) Any other provision of this Agreement to the contrary notwithstanding, it is understood that the holders (the "Optionees") of vested West Side Stock Options shall be permitted, if and to the extent permissible under applicable law and the terms and provisions of the Stock Option Plan, to exercise all or part of such West Side Stock Options after the Effective Time by tendering to the Exchange Agent, in the manner contemplated by Section 1.07 hereof, shares of West Side Common owned by such optionees as of the Effective Time in payment of the exercise price stipulated by the West Side Stock Option, with each tendered share of West Side Common being valued for purposes of calculating such exercise price at an amount equal to the product of 1.8472 multiplied by the Fractional Share Value, and upon tender of such shares of West Side Common, accompanied by written notice by the Optionee of his intent to exercise such West Side Stock Option, together with certificates representing the tendered shares, duly endorsed for transfer in payment of the exercise price for such option, Boatmen's, acting through the Exchange Agent, shall issue shares of Boatmen's Common to such Optionee in an amount equal to the number of shares of Boatmen's Common into which such West Side Stock Option would have been converted as contemplated by paragraph (a) of this Section 5.04.

       SECTION 5.05.  DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND
       ------------   -----------------------------------------------
INDEMNIFICATION.
- ---------------

       (a) Following the Effective Time, Boatmen's will provide the directors and officers of West Side and its subsidiaries with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally, and, in addition, for a period of three years will use its best efforts to continue West Side's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by West Side. If the aggregate premium of such insurance would exceed such maximum amount, Boatmen's shall use its best efforts to procure such level of insurance having the coverage described above as can be obtained for an aggregate premium equal to such maximum amount.

       (b) For six years after the Effective Time, Boatmen's shall cause the Surviving Corporation (the survivor of the Merger of West Side and Boatmen's-Texas following the Effective Time, the "Surviving Corporation") to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of West Side and its subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the Texas Corporate Law and by West Side's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

       (c) If after the Effective Time the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume any remaining obligations set forth in this Section
5.05. If the Surviving Corporation shall liquidate, dissolve or otherwise wind up its business, then Boatmen's shall indemnify, defend and hold harmless each

Indemnified Party to the same extent and on the same terms that the Surviving Corporation was so obligated pursuant to this Section
5.05.

       SECTION 5.06.  EMPLOYEE BENEFITS.  Boatmen's shall, with
       ------------   -----------------
respect to each person who remains an employee of West Side or its subsidiaries following the Closing Date (each a "Continued Employee"), provide the benefits described in this Section 5.06. Subject to the right of subsequent amendment or termination in Boatmen's discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of Boatmen's, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of Boatmen's subsidiaries (the "Boatmen's Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein and otherwise shall not be participating in a similar plan maintained by West Side after the Effective Time. West Side employees will be eligible to participate on the same basis as similarly situated employees of other Boatmen's subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 5.06 is not intended to give Continued Employees any rights or privileges superior to those of other employees of Boatmen's subsidiaries. Boatmen's may terminate or modify all Employee Plans except insofar as benefits thereunder shall have vested on the Closing Date and cannot be modified and Boatmen's obligation under this Section 5.06 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, Boatmen's shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Boatmen's Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service with West Side and its subsidiaries.

       SECTION 5.07.  ACCESS TO INFORMATION.  Boatmen's shall permit
       ------------   ---------------------
West Side reasonable access in a manner which will avoid undue disruption or interference with Boatmen's normal operations to its properties and shall disclose and make available to West Side all information regarding Boatmen's and its subsidiaries and their business activities or prospects in which West Side may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. West Side will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


                        ARTICLE SIX
                        -----------

            CONDITIONS PRECEDENT TO THE MERGER
            ----------------------------------

       SECTION 6.01.  CONDITIONS TO BOATMEN'S OBLIGATIONS.  Boatmen's
       ------------   -----------------------------------
and Boatmen's-Texas's obligations to effect the Merger shall be subject to the satisfaction (or waiver by Boatmen's) prior to or on the Closing Date of the following conditions:

       (a) The representations and warranties made by West Side in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

       (b) West Side shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

       (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

       (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

       (e) Boatmen's shall have received all documents required to be received from West Side on or prior to the Closing Date, all in form and substance reasonably satisfactory to Boatmen's;

       (f) Boatmen's shall have received an opinion letter, dated as of the Closing Date, from Ernst & Young, its independent public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement;

       (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

       (h) Boatmen's shall have received an opinion of its counsel to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of West Side Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of Boatmen's Common received by the shareholders of West Side will be the same as the basis of shares of West Side Common exchanged therefor; and (iv) the holding period of the shares of Boatmen's Common received by such shareholders will include the holding period of the shares of West Side Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

       SECTION 6.02.  CONDITIONS TO WEST SIDE'S OBLIGATIONS.  West
       ------------   -------------------------------------
Side's obligation to effect the Merger shall be subject to the satisfaction (or waiver by West Side) prior to or on the Closing
Date of the following conditions:

       (a) The representations and warranties made by Boatmen's and Boatmen's-Texas in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

       (b) Boatmen's and Boatmen's-Texas shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

       (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

       (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of West Side, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

       (e) West Side shall have received all documents required to be received from Boatmen's on or prior to the Closing Date, all in form and substance reasonably satisfactory to West Side;

       (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

       (g) West Side shall have received a copy of the opinion of Boatmen's counsel contemplated by Section 6.01(h) of this Agreement.


                       ARTICLE SEVEN
                       -------------

                TERMINATION OR ABANDONMENT
                --------------------------

       SECTION 7.01.  MUTUAL AGREEMENT.  This Agreement may be
       ------------   ----------------
terminated by the mutual written agreement of Boatmen's and West Side at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of West Side shall have been previously obtained.

       SECTION 7.02.  BREACH OF AGREEMENTS.  In the event that there
       ------------   --------------------
is a material breach in any of the representations and warranties or agreements of Boatmen's or West Side, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether approval of this Agreement and the Merger by the shareholders of West Side shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

       SECTION 7.03.  ENVIRONMENTAL REPORTS.  Boatmen's may terminate
       ------------   ---------------------
this Agreement to the extent provided by Section 4.07 and this
Section 7.03 by giving written notice thereof to West Side.

       SECTION 7.04.  FAILURE OF CONDITIONS.  In the event any of the
       ------------   ----------------------
conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Merger by the shareholders of West Side shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

       SECTION 7.05.  REGULATORY APPROVAL DENIAL.  If any regulatory
       ------------   --------------------------
application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled.
A request for additional information or undertaking by Boatmen's, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Boatmen's diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of Boatmen's (hereinafter referred to as the "appeal") then the application will be deemed denied unless Boatmen's prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

       SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL.  If this Agreement
       ------------   ---------------------------
and the Merger is not approved by the requisite vote of the shareholders of West Side at the Shareholders' Meeting, then either party may terminate this Agreement.

       SECTION 7.07.  REGULATORY ENFORCEMENT MATTERS.  In the event
       ------------   ------------------------------
that West Side or any of its subsidiaries shall become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of this Agreement, then Boatmen's may terminate this Agreement.

       SECTION 7.08.  FALL-APART DATE.  If the Closing Date does not
       ------------   ---------------
occur on or prior to September 15, 1994, then this Agreement may be terminated by either party by giving written notice thereof to the other.

       SECTION 7.09.  TERMINATION FEE.
       ------------   ---------------

       (a) Upon the occurrence of one or more of the following events (a "Triggering Event"), West Side shall pay to Boatmen's the sum of Five Hundred Thousand Dollars ($500,000).

                 (i) upon termination of this Agreement by Boatmen's upon a breach thereof by West Side (including, without limitation, the entering into of an agreement between West Side and any third party which is inconsistent with the transactions contemplated by this Agreement), provided that within eighteen
       (18) months of the date of such termination, an event described in clause (iii) or (iv) below shall have occurred;

                (ii) the failure of West Side's shareholders to approve the Merger and this Agreement at a meeting called for such purpose; provided, however, that the failure of the West
       Side's shareholders to approve the Merger and this Agreement at a meeting called for such purpose shall not be deemed a Triggering Event if: (A) the average of the daily closing prices of a share of Boatmen's Common, as reported on Nasdaq during the period of twenty (20) trading days ending on the second trading day immediately preceding the date of mailing to the shareholders of the West Side notice of a meeting to vote upon this Agreement and the Merger, together with the Proxy Statement/Prospectus relating thereto (the "Mailing
       Date") (the "Boatmen's Final Price"), is less than $28.00; and
       (B) the number obtained by dividing the Boatmen's Final Price by the Boatmen's Initial Price (as defined below), is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting .15 from such quotient.

               (iii) any person or group of persons (other than Boatmen's) shall acquire, or have the right to acquire, 34% or more of the outstanding shares of West Side Common, (exclusive of any shares of West Side Common sold directly or indirectly to such person or group of persons by Boatmen's);

                (iv) upon the entry by West Side or Bank into an agreement or other understanding with a person or group of persons
       (other than Boatmen's and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with West
       Side or Bank or to purchase or acquire West Side or Bank or all or substantially all of West Side's or Bank's assets.

       (b)   As used in this Section 7.09:

                 (i) "person" and "group of persons" shall have the meanings conferred thereon by Section 13(d) of the Exchange Act.

                (ii) The "Index Group" shall mean all of those companies listed on Exhibit 7.09, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of 20 trading days ending at the end of the fifth trading day immediately preceding the Closing Date for such company to be acquired or to acquire another company in exchange for its stock where, in such later case, such company to be acquired would be a significant subsidiary of such acquiring company (as such term is defined in Section 3.03 hereof). In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted accordingly.

               (iii) The "Initial Boatmen's Price" shall be the closing price of a share of Boatmen's Common on the date of this Agreement. The "Initial Index Price" shall mean the weighted average (weighted in accordance with the factors listed on Exhibit 7.09) of the per share closing prices of the common stock of the companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the date of this Agreement.

                (iv) The "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the end of the second trading day immediately preceding the Mailing Date.

                 (v) The "Final Index Price" shall mean the weighted average (weighted in accordance with the factors listed on Exhibit 7.09) of the Final Prices for all of the companies comprising the Index Group.

       If Boatmen's or any company included in the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the end of the fifth trading day immediately preceding the Closing Date, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the prices on the date of this Agreement.

Company shall notify Boatmen's promptly in writing upon its becoming aware of the occurrence of any Triggering Event.

       SECTION 7.10.  DUE DILIGENCE REVIEW.  In accordance with
       ------------   --------------------
Section 4.09 hereof, West Side shall provide Boatmen's full and complete access to its books, records and staff and those of its subsidiaries to facilitate Boatmen's due diligence review of West Side and its subsidiaries, exclusive of a review of asset quality which Boatmen's has completed prior to the date of this Agreement. If Boatmen's, in its sole and absolute discretion, should not be satisfied with the results of such due diligence review (exclusive of the asset quality of West Side and its subsidiaries) then Boatmen's may terminate this Agreement by providing written notice thereof to West Side on or before the thirtieth (30th) day after the date of this Agreement (the "Due Diligence Period").

                       ARTICLE EIGHT
                       -------------

                          GENERAL
                          -------

       SECTION 8.01.  CONFIDENTIAL INFORMATION.  The parties
       ------------   ------------------------
acknowledge the confidential and proprietary nature of the "Information" (as herein described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

       SECTION 8.02.  PUBLICITY.  Boatmen's and West Side shall
       ------------   ---------
cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

       SECTION 8.03.  RETURN OF DOCUMENTS.  Upon termination of this
       ------------   -------------------
Agreement without the Merger becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions in whole or in part of such Information.

       SECTION 8.04.  NOTICES.  Any notice or other communication
       ------------   -------
shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

       (a)   if to Boatmen's:

                      Boatmen's Bancshares, Inc.
                      One Boatmen's Plaza
                      800 Market Street
                      St. Louis, Missouri  63102
                      Attention:  Gregory L. Curl, Vice Chairman
                      Facsimile:  314/466-5645
             with a copy to:

                      Lewis, Rice & Fingersh
                      500 North Broadway, Suite 2000
                      St. Louis, Missouri  63102
                      Attention:  Thomas C. Erb
                      Facsimile:  314/241-6056

and

       (b)   if to West Side:

                      West Side Bancshares, Inc.
                      2909 Sherwood Way
                      San Angelo, Texas  76901
                      Attention:  Mr. Joe L. McManus, CEO
                      Facsimile:  915/944-0274

             with copies to:

                      Ford & Ferraro, L.L.P.
                      98 San Jacinto Blvd., Suite 2000
                      Austin, Texas  78701
                      Attention:  Joseph M. Ford
                      Facsimile:  512/477-5267

or to such other address as any party may from time to time designate by notice to the others.

       SECTION 8.05.  LIABILITIES.  In the event that this Agreement
       ------------   -----------
is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 7.02 hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party.

       SECTION 8.06.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
       ------------   ----------------------------------------------
AGREEMENTS.  Except for and as provided in this Section 8.06, no
- ----------
representation, warranty or agreement contained in this Agreement shall survive the Effective Time or the earlier termination of this Agreement. The agreements set forth in Sections 1.07, 5.04, 5.05 and 5.06 shall survive the Effective Time and the agreements set forth in Sections 7.09, 8.01, 8.02, 8.03 and 8.05 shall survive the Effective Time or the earlier termination of this Agreement.

       SECTION 8.07.  ENTIRE AGREEMENT.  This Agreement constitutes
       ------------   ----------------
the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

       SECTION 8.08.  HEADINGS AND CAPTIONS.  The captions of
       ------------   ---------------------
Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

       SECTION 8.09.  WAIVER, AMENDMENT OR MODIFICATION.  The con-
       ------------   ---------------------------------
ditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after approval of the Agreement by the shareholders of West Side; provided, however, that after any such approval no such amendment or modification shall reduce the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of West Side. This Agreement not be amended or modified except by a written document duly executed by the parties hereto.

       SECTION 8.10.  RULES OF CONSTRUCTION.  Unless the context
       ------------   ---------------------
otherwise requires:  (i) a term has the meaning assigned to it;
(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (iii) "or" is not exclusive; and (iv) words in the singular may include the plural and in the plural include the singular.

       SECTION 8.11.  COUNTERPARTS.  This Agreement may be executed
       ------------   ------------
in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

       SECTION 8.12.  SUCCESSORS AND ASSIGNS.  This Agreement shall
       ------------   ----------------------
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

       SECTION 8.13.  SEVERABILITY.  In the event that any provisions
       ------------   ------------
of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to cover enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

       SECTION 8.14.  GOVERNING LAW; ASSIGNMENT.  This Agreement
       ------------   -------------------------
shall be governed by the laws of the State of Missouri, except to the extent that the Missouri Corporate Law and the Corporate Law must govern aspects of the Merger procedures and shareholder rights related thereto, and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                         WEST SIDE BANCSHARES, INC.



                                         By /s/ Joe L. McManus
                                            ----------------------------
                                                Joe L. McManus
                                                Chief Executive Officer

                                         BOATMEN'S BANCSHARES, INC.



                                         By /s/ Gregory L. Curl
                                            ----------------------------
                                                Gregory L. Curl
                                                Vice Chairman

                                         BOATMEN'S-TEXAS, INC.



                                         By:/s/ Gregory L. Curl
                                            ----------------------------
                                                Gregory L. Curl
                                                Executive Vice President

                                                               EXHIBIT 1.09(a)
                                                               ---------------

                     WEST SIDE'S LEGAL OPINION MATTERS


       1. The due incorporation, valid existence and good standing of West Side under the laws of the State of Texas, its power and authority to own and operate its properties and to carry on its business as now conducted, and its power and authority to enter into the Agreement, to merge with Boatmen's-Texas in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

       2. The due incorporation or organization, valid existence and good standing of each of the other subsidiaries of West Side and any subsidiary of any such subsidiary listed in Section 2.03 of the Disclosure Schedule, their power and authority to own and operate their properties, the possession of all licenses, permits and authorizations necessary to carry on their respective businesses as now conducted.

       3. With respect to West Side, (i) the number of authorized, issued and outstanding shares of capital stock of West Side on the Closing Date, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the number of outstanding Stock Options, warrants, or other rights to acquire, or securities convertible into, any equity security of West Side,
(iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of West Side, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights, except as disclosed in the Agreement.

       4. With respect to West Side's subsidiaries, (i) the number of authorized, issued and outstanding shares of capital stock on the Closing Date and the ownership of all issued shares by West
Side, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity securities of such subsidiary, (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of such subsidiary, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights.

       5. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by West Side to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by West Side, and the Agreement as a valid and binding obligation of West Side, enforceable against West Side in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

       6. The execution of the Agreement by West Side, and the consummation of the Merger and the other transactions contemplated therein, does not violate or cause a default under West Side's articles of incorporation or bylaws, or any statute, regulation or rule or any judgment, order or decree against or any material agreement binding upon West Side or its subsidiaries.

       7. To the best knowledge of such counsel, the receipt of all required consents, approvals (including the requisite approval of the shareholders of West Side), orders or authorizations of, or registrations, declaration or filings with or notices to, any court, administrative agency or commission or

                                    A-Ex. 1.09(a)-1
other governmental authority or instrumentality, domestic or foreign, or any other person or group of persons or entity required to be obtained or made by West Side or its subsidiaries in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated therein.

       8. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by West Side and Westside Delaware to effect the merger of Westside Delaware with and into West Side.

       9. If requested by Boatmen's pursuant to Section 4.10 of the Agreement, the due and proper performance of all corporate acts and other proceedings necessary or required to be taken by the Bank to authorize the execution, delivery and performance of the Agreement to Merge with Boatmen's First National Bank of Amarillo, and the Agreement to Merge as a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

       10. To the best knowledge of such counsel, the nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting West Side or its subsidiaries which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.


                                    A-Ex. 1.09(a)-2

                                                               EXHIBIT 1.09(b)
                                                               ---------------

              BOATMEN'S LEGAL OPINION MATTERS


       1. The due incorporation, valid existence and good standing of Boatmen's and Boatmen's-Texas under the laws of the State of Missouri and their respective power and authority to enter into the Agreement and to consummate the transactions contemplated thereby.

       2. The due and proper performance of all corporate acts and other proceedings required to be taken by each of Boatmen's and Boatmen's-Texas to authorize the execution, delivery and performance of the Agreement, their due execution and delivery of the Agreement, and the Agreement as a valid and binding obligation of Boatmen's and Boatmen's-Texas enforceable against Boatmen's and Boatmen's-Texas in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

       3. The due authorization and, when issued to the shareholders of West Side in accordance with the terms of the Agreement, the valid issuance of the shares of Boatmen's Common to be issued pursuant to the Merger, such shares being fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

       4. The execution and delivery of the Agreement by Boatmen's and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of Boatmen's articles of incorporation or bylaws, or any statute, regulation, rule, judgment, order or decree binding upon Boatmen's which would be materially adverse to the business of Boatmen's and its subsidiaries taken as a whole.

       5. To the best knowledge of such counsel, the receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to Boatmen's or Boatmen's-Texas in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated by the Agreement.

                                    A-Ex. 1.09(b)-1

                                                                  EXHIBIT 4.08
                                                                  ------------
                                    -------------------, 199--


Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri  63101
Attention:   Gregory L. Curl
             Vice Chairman

       Re: Agreement and Plan of Merger, dated as of November --, 1994 (the "Merger Agreement"), by and among West Side Bancshares, Inc. ("West Side"), Boatmen's Bancshares, Inc. ("Boatmen's"), and Boatmen's Texas, Inc. ("Boatmen's-Texas")

Gentlemen:

       I have been advised that I may be deemed to be an affiliate of West Side, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the
"Securities Act").

       Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of West Side owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive shares of common stock of Boatmen's and cash in lieu of any fractional share. As used in this letter, the shares of common stock of West Side owned by me as of ------------------------- (the date 30 days prior to the anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock of Boatmen's which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to Boatmen's pursuant to Section 4.08 of the Merger Agreement.

       A.    I represent and warrant to Boatmen's and agree that:

             1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

             2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger will be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of West Side and because any distributions by me of the Post-Merger Shares will not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to Boatmen's some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.

                                    A-Ex. 4.08-1

Boatmen's Bancshares, Inc.
- --------------------, 1994
Page 2

             3. In no event will I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning
       30 days prior to the date on which the Merger is consummated and ending on the date that Boatmen's has published financial results covering at least 30 days of the combined operations of Boatmen's and West Side.

       B.    I understand and agree that:

             1. Stop transfer instructions will be issued with respect to the Post-Merger Shares and there will be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

             "The shares represented by this Certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated -----------------, 1994, by the registered holder in favor of Boatmen's Bancshares, Inc., a copy of which agreement is on file at the principal offices of Boatmen's Bancshares, Inc."

             2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Boatmen's reserves the right to place the following legend on the Certificates issued to my transferee:

             "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold, pledged or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

       I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to Boatmen's a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Boatmen's, to the effect that no such legend is required for the purpose of the Securities Act.

       I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.

                                                              Very truly yours,


                                    A-Ex. 4.08-2

                                                                  EXHIBIT 7.09
                                                                  ------------

                                            INDEX GROUP
                                            -----------
NAME                                                                             WEIGHTING FACTORS
- ----                                                                             -----------------
BancOne Corp.                                                                  15.29%
Bancorp Hawaii, Inc.                                                            2.34%
CoreStates Financial Corp.                                                      4.06%
First Bank System, Inc.                                                         3.68%
First Fidelity Bancorporation                                                   4.05%
Firstar Corporation                                                             2.70%
Fleet/Norstar Financial Group, Inc.                                             6.07%
Huntington Bancshares Incorporated                                              2.11%
Meridian Bancorp, Inc.                                                          1.93%
Comerica                                                                        3.88%
NBD Bancorp, Inc.                                                               5.78%
Northern Trust Corporation                                                      3.05%
Norwest Corporation                                                             8.19%
PNC Financial Corp.                                                             9.08%
Republic New York Corporation                                                   3.62%
State Street Boston Corporation                                                 4.02%
SunTrust Banks, Inc.                                                            8.20%
U.S. Bancorp                                                                    3.56%
Wachovia Corporation                                                            8.39%
                                                                                -----

             TOTAL:                                                           100.00%


                                    A-Ex. 7.09-1

                                                                    APPENDIX B
                                                                    ----------

    EXCERPTS OF TEXAS BUSINESS CORPORATION ACT (DISSENTERS' RIGHTS)

       5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS.--A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

       (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

       (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

       (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

       B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his or her shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received. (Last amended by Ch. 901 L. '91, eff. 8-26-91.)


       5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION.--A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

       (1) (a)      With respect to proposed corporate action that is
submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten
(10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten
(10) day period shall be bound by the action.

       (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of
Article 9. 10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder.
Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

       (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

       (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

       B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty
(60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

       C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

       D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

       E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

       F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

       G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his or her shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his or her shares or money damages to the shareholder with respect to the action. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)


       5.13 PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS.--A. Any shareholder who has demanded payment for his or her shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his or her shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

       B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his or her shares in accordance with either
Article 5.12 or 5.16 of this act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

       C. Any shareholder who has demanded payment for his or her shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his or her shares or before any petition has been filed pursuant to Article
5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or
5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him or her shall be conclusively presumed to have approved and ratified the corporate action from which he or she dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his or her shares shall cease, and his or her status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)

                             PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 351.355(1) and (2) of the Missouri Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section
351.355 further provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355 also provides that a Missouri corporation may provide additional indemnification to any person indemnifiable under subsection (1) or
(2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved by-law or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Article XIII of the Restated Articles of Incorporation of registrant provide that registrant shall indemnify its directors and certain of its executive officers to the full extent specified in Section 351.355 and, in addition, shall indemnify each of them against all expenses incurred in connection with any claim by reason of service for or at the request of the registrant in any of the capacities referred to in Section 351.355 or arising out of his or her status in any such capacity, provided that he or she may not be indemnified against conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

       Pursuant to a policy of directors' and officers' liability insurance, with total annual limits of $55 million, registrant's officers and directors are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of registrant in the discharge of their duties solely in their capacity as directors or officers of registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a) The following exhibits are filed as part of this Registration Statement:

             (2)(a) Agreement and Plan of Merger, dated November 14, 1994, by and among Boatmen's Bancshares, Inc., Boatmen's Texas, Inc. and West Side Bancshares, Inc. (Appendix A to Proxy Statement/Prospectus). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request;

             (5) Opinion of Lewis, Rice & Fingersh, L.C. regarding legality;

             (8) Opinion of Lewis, Rice & Fingersh, L.C. regarding federal income tax consequences;

             (23)(a)      Consent of Ernst & Young LLP;

             (23)(b)      Consent of Oliver, Rainey & Wojtek, LLP;

             (23)(c)      Consent of KPMG Peat Marwick LLP;

             (23)(d)      Consent of KPMG Peat Marwick LLP;

             (23)(e)      Consent of KPMG Peat Marwick LLP;

             (23)(f)      Consent of KPMG Peat Marwick LLP;

             (23)(g)      Consent of Frost & Company;

             (23)(h) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality);

             (23)(i) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding federal income tax consequences);

             (24)         Power of Attorney;

             (99)(a) Form of Proxy Card for West Side Bancshares, Inc. Special Meeting;

             (99)(b) Form of Letter to Shareholders of West Side Bancshares, Inc. to accompany Proxy Statement/ Prospectus;

             (99)(c)      Form of Notice of West Side Bancshares, Inc.
                          Special Meeting;

             (99)(d) Excerpts of the Texas Business Corporation Act (Dissenters' Rights) (Appendix B to Proxy Statement/Prospectus);

             The following exhibits are incorporated herein by reference:

             (2)(b) Agreement and Plan of Merger, dated August 18, 1994, by and among Worthen Banking Corporation, Boatmen's Bancshares, Inc. and BBI
                          AcquisitionCo., Inc.;

             (3)(a) Restated Articles of Incorporation of Boatmen's Bancshares, Inc.;

             (3)(b) Statement of Change of Registered Agent of Boatmen's Bancshares, Inc.;

             (3)(c)       Amended Bylaws of Boatmen's Bancshares, Inc.;

             (4) Rights Agreement, dated as of August 14, 1990, of Boatmen's Bancshares, Inc.;

                          Note: No long-term debt instrument issued by Boatmen's Bancshares, Inc. exceeds 10% of the consolidated total assets of Boatmen's Bancshares, Inc. and its subsidiaries. In accordance with paragraph 4(iii) of Item 601 of Regulation S-K, Boatmen's Bancshares, Inc. will furnish to the S.E.C. upon request copies of long-term debt instruments and related agreements.

       (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.


ITEM 22.  UNDERTAKINGS.

       (1)   The undersigned Registrant hereby undertakes as follows:
That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

       (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (6) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i)       to include any prospectus required by
             Section 10(a)(3) of the Securities Act of 1933;

                      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20 -- Indemnification of Directors and Officers), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                              SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on February 8, 1995.


                           BOATMEN'S BANCSHARES, INC.



                           By /s/ Andrew B. Craig, III
                              -------------------------------------
                               Andrew B. Craig, III
                               Chairman of the Board and Chief Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 8, 1995.

        /s/ Andrew B. Craig, III                Chairman of the Board and Chief Executive Officer
- --------------------------------------------    (principal executive officer)
          Andrew B. Craig, III


          /s/ James W. Kienker                  Executive Vice President and Chief Financial Officer
- --------------------------------------------    (principal financial and accounting officer)
            James W. Kienker


                    *                           President and Director
- --------------------------------------------
          Samuel B. Hayes, III


                    *                           Vice Chairman and Director
- --------------------------------------------
          John Peters MacCarthy


                    *                           Director
- --------------------------------------------
           Richard L. Battram


                    *                           Director
- --------------------------------------------
         B. A. Bridgewater, Jr.


                    *                           Director
- --------------------------------------------
          William E. Cornelius

                                    II-5

                    *                           Director
- --------------------------------------------
              Ilus W. Davis


                    *                           Director
- --------------------------------------------
           John E. Hayes, Jr.


                    *                           Director
- --------------------------------------------
             Lee M. Liberman


                    *                           Director
- --------------------------------------------
            William E. Maritz


                    *                           Director
- --------------------------------------------
            Andrew E. Newman


                    *                           Director
- --------------------------------------------
             Jerry E. Ritter


                    *                           Director
- --------------------------------------------
           William P. Stiritz


                    *                           Director
- --------------------------------------------
             Albert E. Suter


                    *                           Director
- --------------------------------------------
          Dwight D. Sutherland


                    *                           Director
- --------------------------------------------
          Theodore C. Wetterau


          /s/ James W. Kienker
- --------------------------------------------
            *Attorney-in-fact

                               INDEX TO EXHIBITS
                               -----------------

Number                              Exhibit
- ------                              -------

(2)(a) Agreement and Plan of Merger, dated November 14, 1994, by and among Boatmen's Bancshares, Inc., Boatmen's Texas, Inc. and West Side Bancshares, Inc. (Appendix A to the Proxy Statement/Prospectus).

(2)(b) Agreement and Plan of Merger, dated August 18, 1994, by and among Worthen Banking Corporation, Boatmen's Bancshares, Inc. and BBI AcquisitionCo., Inc., is incorporated herein by reference from the Boatmen's Bancshares, Inc. Current Report on Form 8-K, dated September 2, 1994.

(3)(a) Restated Articles of Incorporation of Boatmen's Bancshares, Inc. is incorporated by reference from the Boatmen's Bancshares, Inc. Registration Statement on Form S-4 (Registration Statement No. 33-55625), dated September 26, 1994.

(3)(b) Statement of Change of Registered Agent of Boatmen's Bancshares, Inc. is incorporated by reference from the Boatmen's Bancshares, Inc. Registration Statement on Form S-4 (Registration Statement No. 33-55625), dated September 26, 1994.

(3)(c) Amended Bylaws of Boatmen's Bancshares, Inc. is incorporated by reference from the Boatmen's
                Bancshares, Inc. Registration Statement on Form S-4 (Registration Statement No. 33-55625), dated
                September 26, 1994.

(4)             Rights Agreement, dated as of August 14, 1990, of
                Boatmen's Bancshares, Inc., is incorporated herein by reference from the Boatmen's
                Bancshares, Inc. Registration Statement on Form
                8-A, dated August 14, 1990.

(5) Opinion of Lewis, Rice & Fingersh, L.C. regarding legality.

(8) Opinion of Lewis, Rice & Fingersh, L.C. regarding federal income tax consequences.

(23)(a)         Consent of Ernst & Young LLP.

(23)(b)         Consent of Oliver, Rainey & Wojtek, LLP.

(23)(c)         Consent of KPMG Peat Marwick LLP.

(23)(d)         Consent of KPMG Peat Marwick LLP.

(23)(e)         Consent of KPMG Peat Marwick LLP.

(23)(f)         Consent of KPMG Peat Marwick LLP.

(23)(g)         Consent of Frost & Company.

(23)(h) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality).

(23)(i) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding federal income tax consequences).

Number                              Exhibit
- ------                              -------
(24)            Power of Attorney.

(99)(a)         Form of Proxy Card for West Side Bancshares, Inc.
                Special Meeting.

(99)(b)         Form of Letter to Shareholders of West Side
                Bancshares, Inc. to accompany Proxy Statement/
                Prospectus.

(99)(c)         Form of Notice of West Side Bancshares, Inc. Special
                Meeting.

(99)(d)         Excerpts of the Texas Business Corporation Act
                (Dissenters' Rights)
                (Appendix B to Proxy Statement/Prospectus).